Filed pursuant to Rule 424(b)(4)

Registration Statement No. 333-169120

PROSPECTUS

MISSION COMMUNITY BANCORP

Up to 15,184,020 Shares of Common Stock and Warrants
to Purchase 15,184,020 Shares of Common Stock

We are distributing at no charge to holders of our common stock on October 8, 2010, which we refer to as the record date, subscription rights to purchase up to an aggregate of 15,184,020 shares of our common stock and common stock purchase warrants to purchase an additional 15,184,020 shares of our common stock.  You will receive 15 subscription rights for every share of common stock that you own on the record date.

Each subscription right entitles the holder to purchase (i) one share of common stock at the subscription price of $5.00 per share, and (ii) a warrant entitling the holder to purchase one share of our common stock.  Each warrant will be immediately exercisable for five years following issuance to purchase one share of our common stock at $5.00 per share.

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 4.99% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Pacific time, on November 15, 2010, which we refer to as the rights expiration date, but we may extend the rights expiration date for one additional period of up to 30 trading days in our sole discretion.  There is no minimum amount of subscription rights which must be exercised in order for this offering to close.  All investor funds will be held in a segregated account by us pending the closing of the rights offering and not in an escrow account.  If we cancel the rights offering, we will promptly return all subscription payments we have received, without interest or penalty.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS.  You should carefully consider whether to exercise your subscription rights before the rights offering expires.  All exercises of subscription rights are irrevocable.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD READ “RISK FACTORS” BEGINNING ON PAGE 12.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MISS.”  The last reported sales price of our common stock on October 5, 2010 was $4.35 per share.

This is not an underwritten offering.  Our shares of common stock are being offered directly by our officers directors, and employees without the services of an underwriter or selling agent.  Our officers, directors, and employees will not be entitled to receive any discounts or commissions for assisting us in the rights offering.

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.   Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2010

i

Unless the context otherwise requires, all references to “Mission Community,” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to Mission Community Bancorp, a California corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus, the time of any exercise of the subscription rights or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Q:           What is a rights offering?

A:            A rights offering is a distribution of subscription rights on a pro rata basis to existing shareholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the record date (October 8, 2010), subscription rights to purchase up to an aggregate of 15,184,020 shares of our common stock.  For each share of our common stock subscribed for by the holder of a subscription right, the holder will also receive a warrant to purchase one share of our common stock. You will receive 15 subscription rights for every share of our common stock you own at the close of business on the record date.  The subscription rights will be evidenced by subscription rights certificates, which will be distributed to the record holders of our common stock.  Current holders of any of our securities which are convertible into shares of our common stock will not receive rights with respect to the shares of common stock underlying those convertible securities unless those securities are converted into shares of our common stock prior to the record date.

Q:           Why are you undertaking the rights offering?

A:            We are making this rights offering in accordance with the terms of a securities purchase agreement with our principal shareholder.  Pursuant to such securities purchase agreement dated December 22, 2009 between us and Carpenter Fund Manager GP, LLC, on behalf of and as general partner of each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P., which we refer to collectively as our principal shareholder, as that agreement was amended on March 17, 2010 and May 26, 2010, we sold an aggregate of 5,000,000 shares of our common stock and warrants to purchase an additional 5,000,000 shares of our common stock to our principal shareholder.  Prior to the consummation of the transactions under the securities purchase agreement, our principal shareholder owned an aggregate of 333,334 shares of our common stock representing 24.8% of our outstanding shares.  Following the consummation of the transactions under the securities purchase agreement, and prior to the consummation of this rights offering, our principal shareholder owns 5,334,334 shares of our common stock, or 84.0% of our issued and outstanding shares of common stock, not including warrants to purchase shares of our common stock.  However, pursuant to the terms of the securities purchase agreement, as amended, we agreed to conduct this rights offering to all of our shareholders other than our principal shareholder to give our other shareholders the opportunity to maintain their percentage ownership in Mission Community Bancorp as it existed prior to the consummation of the transactions under the securities purchase agreement by providing them with a right to acquire securities on substantially the same terms as the securities were acquired by our principal shareholder.  In effect, we have offered all of our shareholders, including our principal shareholder, the opportunity to purchase our securities in a multi-tiered offering, with the first portion of the offering being the private placement to our principal shareholder under the securities purchase agreement and the second and final portion of the offering being this public rights offering.  As part of the transactions under the securities purchase agreement we obtained the opinion of a financial advisor to the effect that the sale of our securities to our principal shareholder pursuant to the terms of the securities purchase agreement was fair from a financial point of view to our other shareholders, provided, that we conducted this rights offering.  For additional information with respect to the securities purchase agreement with our principal shareholder see “Our Business—Recent Developments” and “Security Ownership of Certain Beneficial Owners.”  Any funds raised in the rights offering will be used for general corporate purposes, including working capital for both Mission Community Bancorp and Mission Community Bank, our wholly-owned banking subsidiary.  See “How We Intend to Use the Proceeds from This Offering.”

Q:           How much money will Mission Community raise as a result of the rights offering?

A:            Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $75,755,774, after deducting expenses related to this offering payable by us and estimated at approximately $164,326.  We do not anticipate that there will be full participation in the rights offering.  There is no minimum amount we must raise in order to close the rights offering.  We may decide to close the rights offering and accept such proceeds as we have received as of the expiration date of the rights offering even if such amount is substantially less than the maximum offering amount.

Q:           What is a subscription right?

A:            Each subscription right entitles the holder of the right the opportunity to purchase one share of our common stock at the subscription price of $5.00 per share and to receive a warrant to purchase one additional share of our common stock at an exercise price of $5.00 per share, for a period of five years following the closing of the rights offering.  You will receive 15 subscription rights for every share of common stock that you own on the record date.

A holder may exercise any number of his subscription rights or he may choose not to exercise any subscription rights at all.

For example, if you own 1,000 shares of our common stock on the record date, you will be granted 15,000 subscription rights, representing the right to subscribe for up to an aggregate of 15,000 shares of our common stock and to receive warrants to purchase up to an aggregate of 15,000 additional shares of our common stock.  You could choose to exercise all, some or none of these 15,000 subscription rights.  If you hold your shares in the name of a broker, dealer, custodian bank, trustee or other nominee, then we will issue 15,000 subscription rights to the nominee for every share of our common stock you beneficially own at the record date.

Q:           Will our officers, directors and principal shareholder participate in the rights offering?

A.            Our officers and directors may participate in this offering, but none of our officers or directors is obligated to so participate.  Our principal shareholder will not participate in the rights offering.

Q.            Will the subscription rights and the shares of common stock and warrants that I receive upon exercise of my subscription rights be transferable?

A:            The subscription rights will be transferable during the course of the subscription period; however, the rights will not be listed on any exchange or quoted for trading on the OTC Bulletin Board or on the “pink sheets” and, accordingly, it is unlikely there will be any trading market for your rights.  Should you identify another person or entity to whom to transfer your rights, you will be able to assign your rights to such person or entity during the subscription period by completing an assignment form which we will provide to you upon request.  Your ability to assign your rights will expire on the scheduled expiration date of this rights offering.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MISS.”  The shares of our common stock which you receive upon exercise of your rights will be separately transferable following their issuance and would be available for trading on the OTC Bulletin Board.  In addition, the shares of common stock you would receive upon exercise of your warrants would be available for trading on the OTC Bulletin Board.  However, there is currently a very limited trading market in our common stock and a more active market is not expected to develop as a result of this offering, and, accordingly, you may have difficulty in selling your shares of common stock received upon the exercise of the rights and upon the exercise of warrants should you desire to do so in the future.  See “Risk Factors — Risks Related to Investment in our Common Stock—Due to a limited trading volume in our common stock you may have difficulty selling your shares in the future at the times and in the amounts you might want.”

The warrants to be issued pursuant to this offering will be separately transferable following their issuance and through their expiration date of five years following the closing date of the rights offering.  We have retained Computershare Trust Company, N.A. as the warrant agent for the warrants; however, we do not intend to list the warrants on any exchange and we do not anticipate that they will be quoted for trading on the OTC Bulletin Board or on the “pink sheets,” and, accordingly, we do not anticipate that any trading market for the warrants will develop in the future and you may have to hold your warrants indefinitely.

Q:           How do I exercise my subscription rights?

A:            You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock, or by properly instructing your bank or broker-dealer, if your shares of common stock are held in street name, to exercise your subscription rights on your behalf.  Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by us by 5:00 p.m., Pacific time, on or prior to the expiration date of the rights offering.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if we receive the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents; however, we may choose to honor any subscription rights documents received after the expiration date of the rights offering in our sole discretion.

Q:           Am I required to subscribe in the rights offering?

A.            No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted.

Q:           When will the rights offering expire?

A:            The subscription rights will expire, if not exercised, at 5:00 p.m., Pacific time, on November 15, 2010, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  Any subscription rights not exercised on or before the rights expiration date will expire without any payment to the holders of those unexercised subscription rights.  We must actually receive all required documents and payments before the rights expiration date.

Q:           Will Mission Community be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:            No.  There is no minimum subscription requirement to consummate the rights offering.

Q:           Are there risks in exercising my subscription rights?

A:            Yes.  The exercise of your subscription rights (and the resulting ownership of our common stock and warrants) involves a high degree of risk.  Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q:           Can the board of directors cancel or terminate the rights offering?

A:            Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, any money received from subscribing holders of rights will be returned as soon as practicable, without interest.

Q:           After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:            No.  All exercises of subscription rights are irrevocable.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock and warrants at the subscription price of $5.00 per share.

Q:           What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

A:            Beneficial owners of our shares whose shares are held by a nominee, such as a broker, dealer, custodian bank or trustee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares.  We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Q:           Will I be charged a fee or a sales commission if I exercise my subscription rights?

A:            We will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price).

Q:           Is a recommendation to shareholders regarding the rights offering being made?

A:            No.  Neither we nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights.  Shareholders who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  We urge you to make your decision based on your own assessment, including the use of and consultation with your own financial advisors, of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in this prospectus.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q:           How was the $5.00 per share subscription price established?

A:            The subscription price for the rights offering is the same per share price paid by our principal shareholder for the purchase of our shares and accompanying warrants pursuant to the securities purchase agreement entered into with our principal shareholder.  We agreed in that securities purchase agreement to conduct the rights offering on substantially the same terms as our securities were offered to our principal shareholder.  See “Our Business—Recent Developments.”

Q:           What are the material U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:            A holder of common stock should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in this offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations,” below.

Q:           How many shares of our common stock will be outstanding after the rights offering?

A:            As of October 8, 2010, the record date of this offering, we had 6,345,602 shares of our common stock issued and outstanding.  The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering but will not exceed 15,184,020.  Assuming that the maximum gross subscription proceeds of $75,920,100 are received by us in connection with this offering, we anticipate that we will have 21,529,622 shares of common stock outstanding after consummation of the rights offering, without giving effect to shares of common stock issuable upon the exercise or conversion of any outstanding convertible securities, including the warrants being issued in connection with this rights offering.

Q:           If I exercise my subscription rights, when will I receive shares of common stock and warrants purchased in the rights offering?

A:            Stock certificates for all shares and warrant certificates for all warrants acquired will be mailed to those exercising their subscription rights, including brokers, dealers, custodian banks or other nominees unless other delivery instructions are indicated on the subscription rights certificate.  Such mailing will occur as soon as practicable after the rights offering has expired and payment for the shares of common stock and attached warrants subscribed for have cleared.

Q:           To whom should I send my forms and payment?

A:            If your shares are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents and payment to your broker, dealer, or other nominee.  If you are a record holder, then you should send your applicable subscription documents and payment, by overnight delivery, first class mail or courier service to:

Mission Community Bancorp
3380 South Higuera Street
San Luis Obispo, California 93401
Attn:  Cindy Harrison

You are solely responsible for timely completing delivery to us of your subscription documents, subscription rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials.

Q:           What should I do if I have other questions?

A:            If you have any questions or need further information about this rights offering, please contact Cindy Harrison at Mission Community Bancorp at (805) 782-5000 or e-mail at charrison@missioncommunitybank.com.

SUMMARY

The following summary highlights material information from this document and may not contain all the information that is important to you.  You should read this entire document carefully, including the section entitled “Risk Factors,” before making a decision to exercise your subscription rights and invest in our common stock.

Mission Community Bancorp

Mission Community Bancorp is a California corporation which serves as the bank holding company for Mission Community Bank.  Our principal activity is the ownership of all of the outstanding common stock of Mission Community Bank and any other subsidiaries we may acquire or establish.  In June 2010 we established Mission Asset Management, Inc. as a new wholly-owned subsidiary which acquired certain non-performing assets of Mission Community Bank.

As of June 30, 2010 we had approximately $208.8 million in consolidated assets and $37.8 million in shareholders’ equity.

Our address is 3380 South Higuera Street, San Luis Obispo, California 93401.  Our telephone number is (805) 782-5000.

Mission Community Bank

Mission Community Bank is a California state-chartered bank headquartered in San Luis Obispo, in the Central Coast of California. Mission Community Bank opened for business on December 18, 1997 and currently operates from four full service locations in the cities of San Luis Obispo, Paso Robles and Arroyo Grande in San Luis Obispo County and in Santa Maria in northern Santa Barbara County.  We also operate from one business loan production office in the city of San Luis Obispo.  Our business loan production office is primarily engaged in originating and servicing SBA-guaranteed loans.  Our primary market area is San Luis Obispo County and northern Santa Barbara County.

We are a community bank engaged in the general commercial banking business in the Central Coast of California.  We offer a variety of deposit and loan products to individuals and small businesses and offer a specialization in community development financial services and SBA loans.

At June 30, 2010 Mission Community Bank had approximately $190.3 million in assets, $109.2 million in loans, and $162.9 million in deposits.

The website of Mission Community Bank is www.missioncommunitybank.com.  Information on our website should not be considered a part of this prospectus.

Mission Asset Management, Inc.

We recently formed Mission Asset Management, Inc. as a wholly-owned subsidiary of Mission Community Bancorp in order to have this new subsidiary corporation acquire certain non-performing assets of Mission Community Bank and to seek an orderly disposition of these assets.  Mission Community Bank continues to service the non-performing assets which were transferred to Mission Asset Management, Inc. on June 28, 2010.  See “Our Business—Recent Developments.”

Our Senior Management and Board

Our management team is headed by James W. Lokey, Chief Executive Officer of Mission Community Bancorp, Anita M. Robinson, President of Mission Community Bancorp and the Chief Executive Officer of Mission Community Bank, and Brooks W. Wise, President of Mission Community Bank.

Mr. Lokey was appointed to our Board of Directors in April 2010 and became our Chief Executive Officer following receipt of all required regulatory approvals in July 2010.  Mr. Lokey has more than 35 years of bank management experience.  Mr. Lokey served as President and Chief Executive Officer of Mid-State Bank and Trust from 2000 until its sale to RaboBank in 2007.  From 1973 to 1995, Mr. Lokey held various executive management positions with First Interstate Bank of California, and in 1996, he held the position of Executive Vice President with Wells Fargo Bank.  From 1997 through 1998, Mr. Lokey served as President and Chief Executive Officer of Downey Savings Bank.  Mr. Lokey is a Past Chairman of the California Bankers Association.

Ms. Robinson was an original organizer of Mission Community Bank, joining us in 1996.  She has more than 35 years of banking experience in California.  Ms. Robinson is past chairman of the California Bankers Association and was designated as the 2007 U.S. Small Business Administration Central California Women in Business Champion of the year.  She has served as chairman of the board of the San Luis Obispo County Housing Trust Fund since its founding in 2001. She is a member of the board of directors of the Pacific Coast Banking School at University of Washington, Seattle, and the Cuesta College Foundation. Ms. Robinson has been a member of the board of directors for the Community Action Partnership of San Luis Obispo County (formerly the EOC) since 1991, and currently is the Board President.  She has served as a board member of the UCSB Economic Forecast Project for San Luis Obispo for the past 14 years and is its immediate past Chairman.  She is also a member of the San Luis Obispo Chamber of Commerce and was a past Chairman in 1998.  She is the recipient of the 2006 Influential Latino Award by Latino Today and has received other awards and designations including the Mujer Hispana Distinguida 2005 by Adelante Mujer Hispana, 2004 Trailblazer of the Year by Women’s Economic Ventures and 2003 California Polytechnic State University Entrepreneurial Leadership Award for Financial Services.

Mr. Wise became the President of Mission Community Bank, as well as a director of Mission Community Bank and Mission Community Bancorp in June 2007.  Mr. Wise has more than 27 years of banking experience.  Prior to joining Mission Community Bank, Mr. Wise spent 11 years as an officer at Union Bank of California as Regional Vice President, Los Angeles Business Banking.  While his responsibilities for Union Bank covered a wide area of Southern California, Mr. Wise has maintained his primary residence in Mission Community Bank’s core market of the Central Coast.  Mr. Wise served as the 2006 President of Coastal Business Finance, an SBA certified Development Corporation, and as the President of the Santa Maria Chamber of Commerce from 2007-2008.

Our Board of Directors consists of a group of businesspersons with significant ties in the communities in which Mission Community Bank conducts business as well as significant ties in the banking industry.  Howard N. Gould, who became a director in 2008, served as the former Commissioner of Financial Institutions for the State of California and has significant experience as a director of financial institutions.  Stephen Yost, who joined our Board in 2010, has 35 years of experience in banking, including 26 years at First Interstate Bank, primarily focused on risk management.  Harry H. Sackrider, appointed to our Board in September 2010, has 43 years of banking experience, serving most recently as the Executive Vice President and Chief Credit Officer of Mid-State Bank & Trust.  Another of our directors, Richard Korsgaard, previously served as our Chief Credit Officer prior to his retirement and has more than 40 years of banking experience.  Bruce M. Breault served as a founder and director of Commerce Bank of San Luis Obispo until the sale of that bank in 1996, and Gary E. Stemper served as a founder and director of Citizens Bank of Paso Robles until the sale of that bank in 1995.  Other areas of expertise on our board include accounting, real estate development and construction, vineyard ownership and management, property management, real estate investments, and marketing and media management.

Our Mission and Operating Strategy

Our mission is to be the leading community banking institution in our service area, focusing on commercial banking while also promoting community development and economic vitality.  To accomplish our goal we will strive to:

•      target small business financing, commercial and real estate construction and development lending;

•      grow commercial, Small Business Administration and government guaranteed lending, emphasizing commercial and business loans less than $3 million and placing special attention on serving women and minority-owned businesses;

•      serve the underserved segments of our market area by providing financial resources in the form of capital, funding and investment opportunities and by providing technical assistance and training;

•      grow deposits by offering insurance companies, banks, foundations, endowment funds and other qualified customers the opportunity to earn tax credit from the State of California through the COIN CD Program;

•      attract large certificates of deposit with our ability to offer FDIC deposit insurance through our participation in the CDARS program;

•      design and implement products and services for the communities we serve, including micro-loan pools, “new markets” lending programs and community development loans and investments; and

•      meet the needs of our customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that we serve.

Summary of this Rights Offering

Securities Offered

We are distributing, at no charge, to the holders of our common stock as of the close of business on October 8, 2010, which we refer to as the record date, subscription rights to subscribe for shares of our common stock and attached warrants to purchase shares of common stock. We will distribute 15 subscription rights for every share of our common stock that is held by the holder of record on the record date, or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees, as a beneficial owner of such shares. We anticipate that the total maximum purchase price for the securities sold in this rights offering will be $75,920,100. No assurances can be given, however, as to the level of participation in this rights offering, and we do not anticipate that the rights offering will be fully subscribed.

Subscription Rights

Each subscription right entitles the holder (including holders of subscription rights acquired during the subscription period) to subscribe for one share of our common stock at the subscription price of $5.00 per share and to receive a warrant to purchase one additional share of our common stock at an exercise price of $5.00 per share for a period of five years following the closing of this rights offering.

Limitation on Purchase of Common Stock

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 4.99% of our issued and outstanding shares of common stock, including shares of common stock issuable upon the exercise of warrants and other securities convertible into common stock, following the closing of the transactions contemplated by this rights offering. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

Record Date	Close of business on October 8, 2010.

Commencement Date of Subscription Period	October 13, 2010.

Expiration of the Rights Offering

5:00 p.m., Pacific time, on November 15, 2010, unless extended by us for up to 30 trading days. Any subscription rights not exercised at or before the expiration date and time will have no value and expire without any payment to the holders of those unexercised subscription rights. To ensure the effective exercise of your subscription rights, we must actually receive all required documents and payments before the expiration date and time; however, we may choose to honor any subscription rights documents and payments received after the expiration date of the rights offering in our sole discretion.

Subscription Price

$5.00 per share of common stock and attached warrant, payable in immediately available funds. To ensure the effective exercise of your subscription rights, any payment related to the exercise of your subscription rights must clear prior to the expiration of the rights offering; however, we may choose to accept any late payment in our sole discretion.

Use of Proceeds

The proceeds from the rights offering, less fees and expenses incurred by us in connection with the rights offering, are intended to be used for general corporate purposes, including working capital for Mission Community Bancorp and for Mission Community Bank, our wholly-owned banking subsidiary. See “How We Intend to Use the Proceeds from this Offering.”

Transferability of Subscription Rights

The subscription rights may be transferred or assigned during the subscription period; however, the subscription rights will not be listed on any exchange or quoted on the OTC Bulletin Board or in the “pink sheets” and so will effectively only be able to be transferred in private transactions during the period in which the rights are exercisable.

•      If your shares are held of record by a broker, custodian bank or other nominee on your behalf, you may assign your subscription rights by contacting your broker, custodian bank or other nominee through which you hold your common stock to obtain the appropriate forms for transfer.

•      If you are a record holder of a subscription rights certificate, you may transfer your subscription rights by contacting us during the subscription rights period to obtain a form of assignment. We will have to receive a properly executed subscription rights certificate and properly executed assignment no later than the expiration date of the rights offering in order for you to effectively assign your subscription rights and have your assignee exercise your subscription rights.

No Recommendation

Our board of directors is not making any recommendation to you about whether you should exercise, sell or let expire any of your subscription rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise, sell or let expire any of your subscription rights. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares of our common stock at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of subscription rights by the expiration date.

Maximum Offering Size	We will raise no more than $75,920,100 of gross subscription proceeds in this rights offering and we anticipate that we will raise substantially less than this maximum amount.

No Revocation

If you exercise any of your subscription rights, you will not be permitted to revoke or decrease the exercise or request a refund of any monies paid. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price.

Extension, Cancellation and Amendment	Extension. Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in its sole discretion.

Cancellation. We may cancel the rights offering at any time and for any reason prior to the expiration date. In the event that we cancel this rights offering, all subscription payments that we have received will be returned, without interest, as soon as possible.

Amendment. We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedure for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

•      If you are a registered holder of our common stock, we must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the subscription price of $5.00 per share and properly completed subscription rights certificate before 5:00 p.m., Pacific time, on November 15, 2010. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•      If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to us before 5:00 p.m., Pacific time, on November 15, 2010.

Questions

If you have any questions or need further information about this rights offering, please contact Cindy Harrison at Mission Community Bancorp at (805) 782-5000 or by e-mail to charrison@missioncommunitybank.com.

Shares Outstanding Before this Rights Offering

6,345,602 shares of our common stock were outstanding as of October 8, 2010, the record date of this offering (which excludes outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock).

Shares Outstanding after Completion of this Rights Offering

Up to 21,529,622 shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this rights offering. These amounts exclude the shares of common stock issuable upon the exercise of warrants being issued as part of this offering and outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock.

Risk Factors

Investing in our common stock involves a high degree of risk. Shareholders considering making an investment in our common stock should carefully read the section entitled “Risk Factors” and all other information included in this prospectus in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Estimated offering expenses	A total of $164,326, including legal, accounting, printing, filing, and other fees and expenses.

Estimated net proceeds	$75,755,774 if all rights are subscribed for. We anticipate that substantially less than all rights will be subscribed for.

Plan of distribution

We are conducting this rights offering without the assistance of any underwriter, broker or selling agent. Our directors, officers and employees who assist us in this offering will receive no commissions or discounts for assisting in the rights offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below before making a decision to exercise your subscription rights.  There are important factors that could cause actual results to differ materially from those expressed or implied by this prospectus, including our plans, objectives, expectations and intentions and other factors discussed in the risk factors, described below.  The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business.  If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected.  In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you could lose all or part of your investment.

Risks Related To The Rights Offering

Your interest in Mission Community Bancorp may be diluted as a result of this rights offering.

Shareholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in Mission Community Bancorp than would otherwise be the case had they fully exercised their subscription rights.  Further, the shares issuable upon the exercise of the warrants to be issued pursuant to this rights offering will dilute the ownership interest of shareholders not participating in this offering or holders of warrants issued pursuant to this offering who have not exercised them.

This rights offering may cause the trading price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is fully subscribed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this rights offering.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price.  We cannot predict the effect, if any, that the availability of shares for future sale, represented by the warrants issued in connection with the rights offering, will have on the market price of our common stock from time to time.  Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights or the related warrants choose to sell some or all of the shares underlying the subscription rights or the related warrants, the resulting sales could depress the market price of our common stock.  Following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.  The market price of our shares of common stock may decline prior to the expiration of this offering or a subscription rights holder may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.  Until shares of our common stock are delivered upon expiration of the rights offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the rights offering.  Any such delivery will occur as soon as practicable after the rights offering has expired.

Additionally, the stock market historically has experienced significant price and volume fluctuations.  These fluctuations are often unrelated to the operating performance of particular companies.  These broad market fluctuations may cause declines in the trading price and market value of our common stock.  We cannot assure you that the trading price of our common stock will not decline after you elect to exercise your subscription rights.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss.  Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

The subscription price determined for this offering is not an indication of the fair value of our common stock.

The subscription price for your rights is the same price paid by our principal shareholder for the common stock and warrants purchased in a recent private placement which had its second and final closing on June 15, 2010.  Pursuant to the securities purchase agreement pursuant to which the private placement was conducted, we agreed to conduct this rights offering and further agreed that the securities sold in this rights offering would be sold on substantially the same terms as the securities sold pursuant to the securities purchase agreement with our principal shareholder.  In connection with the sale of the shares under the securities purchase agreement, we obtained a fairness opinion with respect to the transaction, which fairness opinion factored in this rights offering when coming to its conclusion that the private placement was fair from a financial point of view to our shareholders.  Accordingly, in determining the subscription price, the primary factor was our agreement in the securities purchase agreement to conduct this rights offering and to obtain a fairness opinion with respect to the transactions contemplated by the securities purchase agreement with our principal shareholder.  Therefore, the subscription price of $5.00 per share of common stock and attached warrant does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the fair value of our common stock.  After the date of this prospectus, our common stock may be quoted for trading on the OTC Bulletin Board price above or below the subscription price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use any proceeds of this offering for general corporate purposes, including working capital for our wholly-owned banking subsidiary, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “How We Intend to Use the Proceeds from this Offering.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this rights offering.  Investors in this rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of subscription rights who desire to purchase shares of our common stock and attached warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by us prior to 5:00 p.m., Pacific time, on the expiration date.  If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to us to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., Pacific time, on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by us prior to 5:00 p.m., Pacific time, on the expiration date.  We have the sole discretion to determine whether to accept any subscription documents or payments received after the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct subscription forms or payments.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

As the offering is not underwritten, no underwriter has conducted an independent review to verify the things we say in this prospectus.

Our offering is not underwritten.  Thus, there has not been an independent “due diligence” review of matters covered by this prospectus, such as might be conducted by an underwriter had one been affiliated with this offering.

No trading market will exist for the subscription rights.

The subscription rights are a new issue of securities and will expire on the expiration date of the rights offering.  We do not intend to seek the listing of the subscription rights on any exchange nor do we anticipate that the subscription rights will be quoted on the OTC Bulletin Board or on the “pink sheets,” and, accordingly, the subscription rights will not be liquid.  If you wish to assign your subscription rights in a private transaction you will have to do so within the subscription rights period.  Should you fail to properly complete any required assignment documents, or should you fail to complete the assignment within the subscription rights period, your subscription rights will not be validly assigned and will become worthless at the expiration of the subscription rights period.

Absence of a public trading market for the warrants may limit the ability of a purchaser to resell the warrants.

There is no established trading market for the warrants to be issued pursuant to this offering, and none is expected to develop as a result of this offering.  We do not intend to apply for listing of the warrants on any exchange and we do not anticipate that the warrants will be quoted on to the OTC Bulletin Board or the “pink sheets.”  Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited.  If a market for the warrants does not develop, then purchasers of the warrants may either be unable to resell the warrants or only be able to sell them at an unfavorable price for an extended period of time.  Future trading prices of the warrants will depend on many factors, including:

•                                          our operating performance and financial condition;

•                                          the interest of securities dealers in making a market in the warrants; and

•                                          the market for similar securities.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this offering become exercisable on the date of the closing of the rights offering and will expire five years thereafter.  We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these warrants prior to their date of expiration.  Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court.  As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Related To Our Business and Market

Our business has been and may continue to be adversely affected by volatile conditions in the financial markets and deteriorating economic conditions.

In December 2007, the United States entered a recession.  Negative developments in the latter half of 2007 and in 2008 in the financial services industry resulted in uncertainty in the financial markets in general and a related general economic downturn, which have continued into 2010.  Business activity across a wide range of industries and regions was greatly reduced and local governments and many businesses found themselves in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment also increased significantly.

Since mid-2007, and particularly during the second half of 2008 and continuing through 2010, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes.  This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equities.  The global markets were characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, initially in financial institutions, but later in companies in a number of other industries and in the broader markets.

Market conditions also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions. Some banks and other lenders have suffered significant losses and have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral.  The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide.  Since 2008, the U.S. government, the Federal Reserve and other regulators have taken numerous steps to increase liquidity and to restore investor confidence, including investing approximately $245 billion in the equity of banking organizations, but asset values continued to decline and access to liquidity remains limited for weakened institutions.

As a result of these financial and economic crises, many lending institutions, including Mission Community Bank, have experienced declines in the performance of their loans.  Total nonperforming loans, including troubled debt restructurings, increased to $9.6 million as of June 30, 2010, from $6.7 million as of December 31, 2009, $4.5 million as of December 31, 2008, and $2.1 million as of December 31, 2007.  These totals represent 7.60%, 4.93%, 2.93% and 1.63%, respectively, of total loans.  Total nonperforming loans, net of SBA guarantees, were $7.8 million as of June 30, 2010, as compared with $5.6 million as of December 31, 2009, $3.1 million as of December 31, 2008, and $1.8 million as of December 31, 2007.

Moreover, competition among depository institutions for deposits and quality loans has increased significantly.  In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline.  Bank and bank holding company stock prices have been negatively affected, and the ability of banks and bank holding companies to raise capital or borrow in the debt markets has become more difficult compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal or informal enforcement actions or orders. The impact of new legislation in response to those developments may negatively impact our operations by restricting our business operations, including the ability to originate or sell loans, and may adversely impact our financial performance or stock price.

In addition, further negative market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increased delinquencies and default rates, which may impact our charge-offs and provision for loan losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Mission Community Bancorp and others in the financial services industry.

While our market areas have not experienced the same degree of challenges as other parts of the country or the state, no assurance can be given that this will continue to be the case.  Overall, during the past year, the general business environment has had an adverse effect on our business, and there can be no assurance that the environment will improve in the near term.  Until conditions improve, it is expected that our business, financial condition and results of operations will be adversely affected.

Significant reliance on loans secured by real estate may increase our vulnerability to the current downturn in the California real estate market and other variables impacting the value of real estate.

A substantial portion of our assets consist of real estate loans (including construction loans) which are generally secured by real estate in the Central Coast of California.  At June 30, 2010, approximately $100 million or 80% of our loans were real estate and construction loans, at December 31, 2009, approximately $109 million or 80% of our loans were real estate and construction loans, and at December 31, 2008, approximately $121 million or 79% of our loans were real estate and construction loans.  A prolonged and further deterioration of the real estate market contraction in the Central Coast of California could increase the level of non-performing assets and adversely affect results of operations. During 2008 and 2009, the real estate market in the Central Coast of California deteriorated significantly, as evidenced by declining prices, reduced transaction volume, decreased rents and increased foreclosure rates, and this deterioration resulted in an increase in the level of our nonperforming real estate loans which were $7.9 million, $4.8 million and $3.9 million, respectively, as of June 30, 2010, December 31 2009, and December 31, 2008.  If this real estate trend in our market areas continues or worsens, the result could be reduced income, increased expenses, and less cash available for lending and other activities, which could have a material impact on our financial condition and results of operations.

In addition, banking regulators are now giving commercial real estate loans greater scrutiny, due to risks relating to the cyclical nature of the real estate market and related risks for lenders with high concentrations of such loans.  The regulators have required banks with higher levels of commercial real estate loans to implement enhanced underwriting, internal controls, risk management policies and portfolio stress testing, which has resulted in higher allowances for possible loan losses.  Expectations for higher capital levels have also materialized.

Our provision for loan losses and net loan charge-offs have increased significantly and we may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

For the six months ended June 30, 2010, we recorded a provision for loan losses and net loan charge-offs of $5.45 million and $7.26 million, respectively, compared to $681,000 and $1.15 million for the same six month period in 2009.  For the year ended December 31, 2009, we recorded a provision for loan losses and net loan charge-offs of $5.1 million and $3.5 million, respectively, compared to $4.2 million and $1.5 million for the same periods in 2008.  Although the extraordinary provisions for loan losses for the six months ended June 30, 2010 was made for the purpose of restoring our allowance for loan losses to an appropriate level following a write-down of certain loans classified as “held-for-sale” to their fair values, the large provision was also necessary due to elevated levels of loan delinquencies and credit losses.  See “Our Business—Recent Developments—Extraordinary Second Quarter Provision for Loan Losses.”  At June 30, 2010, our total non-performing assets, including foreclosed real estate, totaled $10.5 million compared to $8.4 million at December 31, 2009 and $4.6 million at December 31, 2008.  If current weak economic conditions continue, particularly in the construction and real estate markets, we expect that we will continue to experience higher than normal delinquencies and credit losses.  As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans.  The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.  Unexpected losses may arise from a wide variety or specific or systematic factors, many of which are beyond our ability to predict, influence, or control.

Like all financial institutions, we maintain an allowance for credit losses to provide for loan defaults and non-performance.  The allowance is funded from a provision for loan losses which is a charge to our statement of operations.  Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows.  The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date.  Our allowance for loan losses is based on prior experience, as well as an evaluation of known risks in the current portfolio, composition and growth of the loan portfolio and economic factors.  The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions.  The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates.

The process we use to estimate losses inherent in our credit exposure requires difficult subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans.  The level of uncertainty concerning current economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the sufficiency and adequacy of the allowance for loan losses.

While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan losses further or that our regulators will not require us to increase this allowance in future periods.  Either of these occurrences could materially adversely affect our business, financial condition, results of operations and cash flows.

Our use of appraisals in deciding whether to make a loan on, or secured by, real property does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we require a recent appraisal of the property.  However, an appraisal is only an estimate of the value of the property at the time the appraisal is made.  If the appraisal does not reflect the amount adequate to cover the indebtedness in the event of sale or foreclosure, the loan may not be granted.

All of our lending involves underwriting risks, especially in a competitive lending market.

At June 30, 2010, commercial real estate loans (excluding residential and farmland) and construction loans represented 64% of our total loan portfolio.  Real estate lending involves risk associated with the potential decline in the value of underlying real estate collateral and the cash flow from income producing properties.  Declines in real estate values and cash flows can be caused by a number of factors, including adversity in general economic conditions, rising interest rates, changes in tax and other governmental and other policies affecting real estate holdings, environmental conditions, governmental and other use restrictions, development of competitive properties and increasing vacancy rates.  Our dependence on commercial real estate loans increases the risk of loss both in our loan portfolio and with respect to any other real estate owned when real estate values decline.  We seek to reduce risk of loss through underwriting and monitoring procedures.

If a significant number of customers fail to perform under their loans, our business, profitability, and financial condition would be adversely affected.

As a lender, the largest risk is the possibility that a significant number of client borrowers will fail to pay their loans when due.  If borrower defaults cause losses in excess of the allowance for loan losses, it could have an adverse effect on our business, profitability, and financial condition.  A regular evaluation process designed to determine the adequacy of the allowance for loan losses is in place.  Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent upon experience and judgment.  Although management believes that the allowance for loan losses is at a level adequate to absorb any inherent losses in the loan portfolio, there is no assurance that there will not be further increases to the allowance for loan losses or that the regulators will not require an increase to this allowance.

Our earnings are subject to interest rate risks, especially if rates continue to decline.

Traditionally, the major portion of our net income comes from the interest rate spread, which is the difference between the interest rates paid on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received on interest-earning assets, such as loans extended to clients and securities held in the investment portfolio.  Interest rates are highly sensitive to many factors beyond our control, such as inflation, recession, global economic disruptions, and unemployment.  Fluctuations in interest rates affect the demand of customers for products and services.  We are subject to interest rate risk to the degree that interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis from interest-earning assets.  Given the current volume and mix of interest-bearing liabilities and interest earning assets, the interest rate spread can be expected to increase when market interest rates are rising, and to decline when market interest rates are declining, i.e., we are “asset sensitive.”  Although management believes our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse impact on the interest rate spread.  Any material decline in the interest rate spread would have a material adverse effect on our business and profitability.

We have specific risks associated with Small Business Administration Loans.

We originated $3.6 million, $5.8 million and $4.0 million in SBA loans in the six months ended June 30, 2010 and the years ended 2009 and 2008, respectively, and intend to increase our SBA loan originations in the future.  We recognized $181,000, $379,000 and $187,000, respectively, during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 in gains recognized on secondary market sales of SBA loans.  We have regularly sold the guaranteed portions of these loans in the secondary market in previous years.  We can provide no assurance that we will be able to continue originating these loans, or that a secondary market will exist for, or that we will continue to realize premiums upon the sale of, the SBA loans.  The federal government presently guarantees from 50% to 90% of the principal amount of each qualifying SBA loan, with most loans receiving a guarantee of at least 75%.  We can provide no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level.  Furthermore, it is possible that we could lose our preferred lender status which, subject to certain limitations, allows us to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA.  It is also possible that the federal government could reduce the amount of loans that it guarantees.  We believe that the SBA loan portfolio does not involve more than a normal risk of collectibility.

In addition, we are dependent on the expertise of the personnel in our SBA loan department in order to originate and service SBA loans.  If we are unable to retain qualified employees in our SBA department in the future our income from the origination, sale and servicing of SBA loans could be substantially reduced.  Further, in 2006, as rates on SBA loans climbed, a significant portion of SBA borrowers prepaid their loans, substantially reducing the servicing income we receive on these loans.  If there are similar increases in interest rates in the future, our income from servicing of SBA loans could be substantially reduced.

If we are not successful in carrying out the new aspects of our business plan our profitability will be adversely affected.

We have implemented a strategy to grow our general commercial banking activities and have implemented new initiatives in this regard, including increased emphasis on our business banking and business development activities.  In addition, we intend to create a new Hispanic Banking Division, and anticipate a branch expansion at our new South Higuera facility in San Luis Obispo.  If we are not successful in implementing any or all of these new aspects of our business plan, this would have a negative impact on our earnings.

Upon the loss of our status as a Community Development Financial Institution, our ability to obtain grants and awards as a CDFI like those we have received in the past will be lost.

Although our primary focus is as a community bank engaged in the general commercial banking business, we also engage in community development activities and a portion of our community development business has historically been augmented by our status as a Community Development Financial Institution (“CDFI”).  CDFI status increases the potential for receiving grants and awards that, in turn, enable a financial institution to increase the level of community development financial services that it provides to the communities.  Since 2007, we have received an aggregate of $407,000 in grants made possible due to our status as a CDFI.

As a result of the closing of the transactions under the securities purchase agreement with our principal shareholder pursuant to which our principal shareholder increased its percentage ownership in Mission Community Bancorp from 24.8% to 84.0% (prior to the closing of this rights offering), neither Mission Community Bancorp nor Mission Community Bank continue to meet the regulatory criteria for a CDFI and it is anticipated that each of Mission Community Bancorp and Mission Community Bank will lose its status as a Community Development Financial Institution in the near future.  See “Our Business—Recent Developments.”  In addition to losing the benefits of CDFI status, including the ability to attract awards and grants, when Mission Community Bancorp loses its CDFI status, it may be required to redeem its Series A and Series C preferred stock that were issued to the Community Development Financial Institutions Fund.  The funds required to redeem this preferred stock would be approximately $1.0 million.  See “Description of Securities—Preferred Stock.”

Maintaining or increasing our market share depends on the introduction and market acceptance of new products and services.

Our success depends, in part, upon our ability to adapt our products and services to evolving industry standards and consumer demand.  There is increasing pressure on financial services companies to provide products and services at lower prices.  In addition, the widespread adoption of new technologies, including Internet-based and mobile-banking services, could require us to make substantial expenditures to modify or adapt our existing products or services.  A failure to achieve market acceptance of any new products we introduce, or a failure to introduce products that the market may demand, could have an adverse effect on our business, profitability, or growth prospects.

We face substantial competition in our primary market area.

We conduct our banking operations primarily in San Luis Obispo County and northern Santa Barbara County in the Central Coast of California.  Increased competition in our market may result in reduced loans and deposits.  Ultimately, we may not be able to compete successfully against current and future competitors.  Many competitors offer the same banking services that we offer in our service area.  These competitors include national banks, regional banks and other community banks.  We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.  Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers.  Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods.  For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits.  Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks.  The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits.  The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.  See “Our Business—Competition.”

In addition, with recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC.  Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured.  Decreases in deposits may adversely affect our funding costs and net income.

If we fail to retain our key employees, our growth and profitability could be adversely affected.

Our future success depends in large part upon the continuing contributions of our key management personnel.  If we lose the services of one or more key employees within a short period of time, we could be adversely affected.  Competition for such employees among financial institutions in California is intense.  Due to the lack of an experienced candidate pool in the San Luis Obispo area for the types of personnel we need to operate Mission Community Bank, we may be unable to quickly recruit new candidates to fill the positions of key personnel which we are unable to retain.  For example, Mission Community Bank operated without a Chief Credit Officer until September 2010 and has done so intermittently since July 2008.  Qualified employees demand competitive salaries which we may not be able to offer.  Also, we are a recipient of capital funding through the Treasury’s Troubled Asset Relief Program (“TARP”), and the recently-enacted American Recovery and Reinvestment Act of 2009 places significant constraints on executive compensation paid by recipients of TARP funds.  Any inability to attract and retain additional key personnel in the future could adversely affect us.  We can provide no assurance that we will be able to retain any of our key officers and employees or attract and retain qualified personnel in the future.  However, we have entered into an employment agreement with James Lokey, our Chief Executive Officer, which continues through June 30, 2013, with Anita Robinson, our President and the Chief Executive Officer of Mission Community Bank, which continues until December 31, 2012, and with Brooks W. Wise, an Executive Vice President and the President of Mission Community Bank, which continues until April 1, 2011.  See “Executive Compensation—Employment Agreements.”

We may be unable to manage future growth.

We may encounter problems in managing our future planned growth.  In December 2008 we opened an additional “de novo” branch in Santa Maria, California.  We may open other branches and loan production offices in the future, including a planned full-service branch at 3380 S. Higuera Street in San Luis Obispo, though we have not decided on an opening date for that branch.  In addition, we intend to investigate opportunities to invest in other financial institutions that would complement our existing business, as such opportunities may arise.  No assurance can be provided, however, that we will be able to identify additional locations to open additional branches or to identify a suitable acquisition target or consummate any such acquisition.  Further, our ability to manage growth will depend primarily on our ability to attract and retain qualified personnel, monitor operations, maintain earnings and control costs.  Any failure by us to accomplish these goals could result in interruptions in our business plans and could also adversely affect current operations.

Our larger funding sources could strain our liquidity resources if a substantial amount is withdrawn in a short period of time.

At June 30, 2010, we had a mix of deposits which includes 14 customers with deposits of $1 million or more totaling $59.5 million, approximately $43.0 million of which has been placed through the CDARS program.  In addition, $3.0 million of our funding sources was represented by borrowings from the Federal Home Loan Bank of San Francisco (“FHLB”) at June 30, 2010.  If a substantial number of these large deposit customers choose to withdraw their funds when they mature, or if our borrowing facility through the FHLB is reduced, and we are unable to develop alternate funding sources, we may have difficulty funding loans or meeting deposit withdrawal requirements.

Legislation enacted in 2008 and 2009 and our participation in the TARP Capital Purchase Program may increase costs and limit our ability to pursue business opportunities.

The Emergency Economic Stabilization Act of 2008 (the “EESA”), as augmented by the American Recovery and Reinvestment Act of 2009, commonly referred to as the “Stimulus Bill”, was intended to stabilize and provide liquidity to the U.S. financial markets.  Though EESA, the Stimulus Bill and other emergency measures had the desired effect of providing liquidity and stabilizing the financial markets, it is impossible to predict what longer-term impacts this legislation, the related regulations and other governmental programs will have on such markets.  A continuation or worsening of current financial market conditions could adversely affect our business, financial condition and results of operations.  The programs established or to be established under the EESA and TARP have resulted in increased regulation of TARP Capital Purchase Program participants like us and may result in increased regulation of the industry in general.  Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities.

Our participation in the TARP Capital Purchase Program may adversely affect the value of our common stock and the rights of our common shareholders.

The terms of the preferred stock we issued under the U.S. Treasury’s Capital Purchase Program could reduce investment returns to our common shareholders by restricting dividends, diluting existing shareholders’ ownership interests, and restricting capital management practices. Without the prior consent of the U.S. Treasury, we will not be able to pay common stock dividends for the first three years the U.S. Treasury holds the preferred stock, which stock was acquired by the U.S. Treasury in January 2009.

Also, the preferred stock requires quarterly dividends to be paid at the rate of 5% per annum for the first five years and 9% per annum thereafter until the stock is redeemed by us.  The payments of these dividends will decrease the excess cash we otherwise have available to pay dividends on our common stock and other series of preferred stock and to use for general corporate purposes, including working capital.

Finally, we are prohibited from paying dividends on our common stock and other series of preferred stock unless we have fully paid all required dividends on the preferred stock issued to the U.S. Treasury.  If for any reason we are unable to pay all required dividends on the TARP preferred stock, then we would be precluded from paying dividends on our common stock and other series of preferred stock.

Recently enacted legislative reforms and future regulatory reforms required by such legislation could have a significant impact on our business, financial condition and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), into law.  The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes.  Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years.  Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear.  The changes resulting from the Dodd-Frank Act may impact the profitability of business activities, require changes to certain business practices, impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.  In particular, the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, include, among others:

•                  a reduction in the ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;

•                  increased cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•                  the limitation on the ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and

•                  the limitation on the ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act.  Failure to comply with the new requirements may negatively impact results of operations and financial condition.  While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have, these changes could be materially adverse to our shareholders.

Our expenses have increased and may continue to increase as a result of increases in FDIC insurance premiums.

Under the Federal Deposit Insurance Act, the FDIC, absent extraordinary circumstances, must establish and implement a plan to restore the deposit insurance reserve ratio to 1.15% of insured deposits at any time that the reserve ratio falls below 1.15%. Recent bank failures coupled with deteriorating economic conditions have significantly reduced the deposit insurance fund’s reserve ratio.  The FDIC expects insured institution failures to peak in 2010 which will result in continued charges against the Deposit Insurance Fund, and they have implemented a restoration plan that changes both its risk-based assessment system and its base assessment rates.  As part of this plan, the FDIC imposed a special assessment in 2009.  The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides for a new minimum reserve ratio of not less than 1.35% of estimated insured deposits and requires that the FDIC take steps necessary to attain this 1.35% ratio by September 30, 2010; however, the Dodd-Frank Act exempts institutions with assets of less than $10 billion, like Mission Community Bancorp, from the cost of this increase.  See “Regulation and Supervision—Deposit Insurance.”  It is generally expected that assessment rates will continue to increase in the near term due to the significant cost of bank failures, the relatively large number of troubled banks, and the requirement that the FDIC increase the reserve ratio.  Any increase in assessments will adversely impact our future earnings.

If we cannot attract deposits, our growth may be inhibited.

Our ability to increase our assets in the long-term depends in large part on our ability to attract additional deposits at competitive rates.  We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers.  We cannot assure you that these efforts will be successful.  Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us.  Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole, such as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets.

We may be exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to those properties.  We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property.  The costs associated with investigation or remediation activities could be substantial.  In addition, if we are the owner or former owner of a contaminated site, we may be subject to contamination emanating from the property.  If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows may be materially and adversely affected.

If our information systems were to experience a system failure or a breach in network security, our business and reputation could suffer.

We rely heavily on communications and information systems to conduct our business. The computer systems and network infrastructure we use could be vulnerable to unforeseen problems.  Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event.  In addition, we must be able to protect our computer systems and network infrastructure against physical damage, security breaches and service disruption caused by the Internet or other users.  Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure.  We have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems and will continue to implement security technology and monitor and update operational procedures to prevent such damage.  However, if such failures, interruptions or security breaches were to occur, they could result in damage to our reputation, a loss of customer business, increased regulatory scrutiny, or possible exposure to financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our business may be adversely affected by the highly regulated environment in which we operate.

Our operations are subject to extensive governmental supervision, regulation and control and recent legislation has substantially affected the banking business.  It cannot presently be predicted whether or in what form any pending or future legislation may be adopted or the extent to which the banking industry and our operations would be affected. Some of the legislative and regulatory changes may benefit us.  However, other changes could increase our costs of doing business or reduce our ability to compete in certain markets.

Risks Related to an Investment in our Common Stock

Due to a limited trading volume in our common stock, you may have difficulty selling your shares in the future at the times and in the amounts you might want.

Prior to this offering there has been a very limited public market for our common stock.  While the shares of common stock you receive upon exercise of your subscription rights and upon the exercise of your warrants will be freely transferable, and our shares of common stock are quoted for trading on the OTC Bulletin Board, we do not anticipate that an active trading market for our common stock will develop as a result of this offering, and no assurance can be given that an active trading market will develop in the future.  As a result, if you decide to sell your shares you may have difficulty in doing so in short time periods, or possibly at all.

Mission Community Bancorp relies heavily on the payment of dividends from Mission Community Bank and Mission Community Bank is currently unable to pay dividends absent prior regulatory approval.

The ability of Mission Community Bancorp to meet its debt service requirements and to pay dividends depends on the ability of Mission Community Bank to pay dividends to Mission Community Bancorp, as Mission Community Bancorp has no other source of significant income other than any dividends that may be paid in the future by Mission Community Bank.  However, Mission Community Bank is subject to regulations limiting the amount of dividends it may pay to Mission Community Bancorp and also is currently prohibited from paying any cash dividends absent regulatory approval due to losses incurred by it in 2008 and 2009.  In general, dividends may not be paid from a bank’s capital or surplus and must be paid out of a bank’s available net profits after deduction of all current operating expenses.  Bank regulatory agencies have authority to prohibit banks from engaging in activities that, in their opinion, constitute unsafe and unsound practices in conducting its business.  Depending upon the financial condition of the bank and other factors, the bank regulatory agencies could assert that the payment of dividends or other payments might, under some circumstances, be an unsafe or unsound practice.  Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction.  Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which Mission Community Bank may pay.  Due to the Mission Community Bank’s net losses in 2008 and 2009, its regulators have required that Mission Community Bank obtain approval in advance prior to the payment of any dividends, even though it remains well capitalized under prompt corrective action provisions.  Even if Mission Community Bank’s regulators were to permit the payment of dividends, whether or not dividends will be paid in the future by Mission Community Bank will be determined by the Board of Directors after consideration of various factors including, but not limited to, profitability, regulatory capital ratios, and financial condition.  The foregoing restrictions on dividends paid by Mission Community Bank may limit Mission Community Bancorp’s ability to obtain funds from such dividends for its cash needs, including funds for payment of its debt service requirements, required dividend payments on preferred stock and operating expenses, and for payment of cash dividends to Mission Community Bancorp’s shareholders.

The ability of Mission Community Bancorp to pay dividends on its common stock is subject to regulatory restrictions as well as senior rights of preferred shareholders.

The ability of Mission Community Bancorp to pay dividends on its common stock is limited by the restrictions set forth in the California General Corporation Law which generally permits a corporation to make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution.  Further, due to our net losses in 2008 and 2009, our banking regulators have required that Mission Community Bancorp obtain prior approval with respect to the payment of any dividends, even though we remain well capitalized.

Additionally, certain provisions of our preferred stock issuances restrict our ability to pay cash dividends on our common stock unless the required dividends on the preferred stock are also paid.  We have issued and outstanding 100,000 shares of Series A Preferred Stock, 20,500 shares of Series B Preferred Stock and 50,000 shares of Series C Preferred Stock, each of which series of preferred stock requires that we must pay dividends to the holders of these series of preferred stock at the same time that we pay dividends to the holders of our common stock so that there will be less funds available for payment of dividends to holders of our common stock.  In addition we issued a new Series D Preferred Stock to the U.S. Treasury in connection with our participation in the TARP Capital Purchase Program.  The Series D Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  Until January 1, 2012, pursuant to the terms of the Series D Preferred Stock, the consent of the Treasury Department will be required for us to issue dividends on our common stock.

Our principal shareholder beneficially owns a significant portion of our outstanding common stock and may take actions that may not be in the best interest of our other shareholders.

Our principal shareholder, Carpenter Fund Manager G.P., LLC, beneficially owns approximately 84.0% of our outstanding shares of common stock (not including warrants to purchase common stock).  Following this offering, it is anticipated that the percentage ownership of our common stock by our principal shareholder will be diluted, but we still anticipate that our principal shareholder will continue to own a majority of our shares.  Our principal shareholder also holds warrants to purchase 5,000,000 shares of our common stock, all of which are immediately exercisable.  As a result, our principal shareholder would most likely control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of our assets.  We can provide no assurance that the investment objectives of our principal shareholder will be the same as our other shareholders.

In addition, pursuant to the agreements pursuant to which our principal shareholder purchased shares of our common stock in several private placement transactions, our principal shareholder has the right to appoint four members of our board of directors, and would likely have the ability to appoint a greater number of directors if it so desired depending upon its ultimate percentage ownership of our common stock following this rights offering.  Any such directors appointed by our principal shareholder would have a fiduciary duty to act in the best interest of Mission Community Bancorp.

The holders of our debentures have rights that are senior to those of our shareholders.

In October 2003 we issued $3,093,000 of junior subordinated debt securities due October 2033 in order to increase our regulatory capital levels.  The junior subordinated debt securities are senior to the shares of our common stock.  As a result, we must make interest payments on the debentures before any dividends can be paid on our common stock and in the event of our bankruptcy, dissolution or liquidation, the holder of the debt securities must be paid in full before any distributions may be made to the holders of our common stock.

In addition, we have the right to defer interest payments on the junior subordinated debt securities for up to five years, during which time no dividends may be paid to holders of our common stock.  In the event that Mission Community Bank is unable to pay dividends to Mission Community Bancorp, then we may be unable to pay the amounts due to the holder of the junior subordinated debt securities and, thus, we would be unable to declare and pay any dividends on our common stock.

The holders of our issued and outstanding preferred stock have rights that are senior to those of our shareholders.

We have issued and outstanding 100,000 shares of Series A Preferred Stock issued to the Community Development Financial Institutions Fund, 20,500 shares of Series B Preferred Stock issued to the National Community Investment Fund and 50,000 shares of Series C Preferred Stock issued to the Community Development Financial Institutions Fund and 5,112 shares of Series D Preferred Stock issued to the U.S. Treasury in connection with our participation in the TARP Capital Purchase Program.  All of these series of preferred stock are senior to the shares of our common stock.  As a result, in the event of our bankruptcy, dissolution or liquidation, the holders of these shares of preferred stock will receive a preferential distribution before any distributions may be made to the holders of our common stock.

Shares of our preferred stock issued in the future could have dilutive and other effects.

Shares of our preferred stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of our common stock.  Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of preferred stock, 175,612 of which shares are currently outstanding.  Although our Board of Directors has no present intent to authorize the issuance of additional shares of preferred stock, such shares could be authorized in the future.  If such shares of preferred stock are made convertible into shares of common stock, there could be a dilutive effect on the shares of common stock then outstanding.  In addition, shares of preferred stock may be provided a preference over holders of common stock upon our liquidation or with respect to the payment of dividends, in respect of voting rights or in the redemption of our common stock.  The rights, preferences, privileges and restrictions applicable to any series or preferred stock would be determined by resolution of our Board of Directors.

There will be a significant number of shares of our common stock eligible for future sale, which may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after this offering, or even the perception that such sales could occur.

As of June 30, 2010 we had an aggregate of 6,346,602 shares of our common stock outstanding, 5,334,334 or 84.0% of which shares were held by our principal shareholder.  Following this offering, there may be up to 21,529,622 shares of our common stock outstanding, although we do not presently anticipate that the rights offering will be subscribed in full.  In addition, the following shares of common stock may be available for sale upon the exercise of convertible securities:

•                                          5,000,000 shares of common stock are issuable upon the exercise of warrants beneficially owned by our principal shareholder;

•                                          up to 15,184,020 shares of common stock would be issuable upon the exercise of warrants issued in this offering assuming all of the rights are subscribed for in this offering;

•                                          62,926 shares are eligible for sale upon the exercise of vested options; and

•                                          100,000 shares will be eligible for sale upon the conversion of the issued and outstanding shares of our Series A Preferred Stock and Series C Preferred Stock.

The limited prior public market and trading market may cause possible volatility in our stock price.

The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies.  Among the factors that could affect our common stock price in the future are the following:

•                                          changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•                                          formal regulatory action against us;

•                                          speculation in the press or investment community;

•                                          strategic actions by us or our competitors, such as acquisitions or restructurings;

•                                          acquisitions of other banks or financial institutions, through FDIC-assisted transactions or otherwise;

•                                          actions by institutional shareholders;

•                                          general market conditions and, in particular, developments related to market conditions for the financial services industry;

•                                          proposed or adopted regulatory changes or developments;

•                                          anticipated or pending investigations, proceedings, or litigation that involve or affect us; and

•                                          domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility in recent years.  As a result, the market price of our common stock may be volatile.  In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur.  The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities.  Recent levels of market volatility are unprecedented.  The capital and credit markets have been experiencing volatility and disruption since the start of the current financial crisis.  In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.  A significant decline in our stock price could result in substantial losses for individual shareholders.

FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability.  These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words or expressions or conditional verbs such as “will,” “would,” “could,” and “should.”

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties.  Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:

•                                          The timing and amount of revenues that we may recognize;

•                                          General economic conditions, either nationally or in our market areas, that are worse than expected, including the duration and severity of the ongoing economic crisis;

•                                          Changes in management’s estimate of the adequacy of the allowance for loan and lease losses;

•                                          Increased competition among depository and other financial institutions within the markets we serve;

•                                          Changes in current revenue and expense trends (including, but not limited to, trends affecting nonperforming assets, charge offs and provisions for loan losses);

•                                          Inflation and changes in the interest rate environment (including changes in the shape of the yield curve) that reduce our margins or fair value of financial instruments;

•                                          Changes in laws or government regulations affecting financial institutions, including changes in regulatory costs and capital requirements;

•                                          The level of future deposit premium assessments;

•                                          Our ability to enter new markets successfully and capitalize on growth opportunities;

•                                          Our ability to successfully integrate acquired entities and branches;

•                                          Changes in consumer spending, borrowing and savings habits;

•                                          Our ability to raise capital to fund our growth plans or operations;

•                                          The impact of the current governmental effort to restructure the U.S. financial and regulatory system;

•                                          The quality and composition of our investment portfolio;

•                                          Changes in real estate values in the markets we serve;

•                                          Adverse legal or regulatory changes;

•                                          Changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, taxing authorities and the Financial Accounting Standards Board; and

•                                          Changes in our organization, compensation and benefit plans.

You should refer to the section of this prospectus titled “Risk Factors” for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing, at no charge to the holders of our common stock as of October 8, 2010, the record date, subscription rights to subscribe for shares of our common stock and attached warrants to purchase additional shares of our common stock.  Record date shareholders will receive 15 subscription rights for every share of our common stock owned on the record date, or rights to purchase an aggregate of 15,184,020 shares of our common stock and attached warrants.

Each subscription right entitles the holder (including holders of subscription rights acquired during the subscription period) to subscribe for one share of our common stock at the subscription price of $5.00 per share and to receive a warrant to purchase one additional share of our common stock at an exercise price of $5.00 per share for a period of five years following the closing of the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Pacific time, on November 15, 2010, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.

To exercise subscription rights, holders must return the properly completed subscription rights certificate and any other required documents along with full payment of the subscription price for all shares for which subscription rights are exercised on or prior to the expiration date.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.

There is no minimum subscription amount required for consummation of this rights offering.  We do not currently anticipate that the rights offering will be fully subscribed, and we believe that substantially less than the maximum potential proceeds will be raised in this rights offering.

Our common stock is listed on the OTC Bulletin Board under the symbol “MISS.”  The last reported sale price of our common stock on October 5, 2010 was $4.35 per share.  However, there is currently a very limited trading market in our common stock and a more active market is not expected to develop as a result of this rights offering, and accordingly, you may have difficulty in transferring your shares of common stock received upon the exercise of the rights and upon exercise of the warrants should you desire to do so in the future.  The subscription rights are transferable during the course of the subscription period, however; the subscription rights will not be listed on any exchange or quoted on the OTC Bulletin Board or on the “pink sheets” so will effectively only be able to be transferred in private transactions during the subscription period.  The warrants to be issued pursuant to this offering are separately transferable following their issuance and through their expiration of five years following the closing of the rights offer.  However, we do not intend to apply for quotation of the warrants on any exchange and we do not anticipate that the warrants will be listed for quotation on the OTC Bulletin Board or on the “pink sheets,” and, accordingly, should you choose to exercise your subscription rights you may be unable to transfer your warrants in the future should you desire to do so.

For purposes of determining the number of shares of our common stock and attached warrants a subscription rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the subscription rights that are issued to Cede & Co. or the other depository or nominee on their behalf.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions.  You may exercise your subscription rights at any time before 5:00 p.m., Pacific time, on November 15, 2010, the expiration date of the rights offering, unless extended.  We may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in our sole discretion.

Any subscription rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised subscription rights.  We will not be obligated to honor your exercise of subscription rights if we receive the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents; however, our board of directors may choose to honor any subscription rights documents received after the expiration date of the rights offering in our sole discretion.

Termination; Cancellation.  We may cancel or terminate the rights offering at any time for any reason prior to the expiration date.  Upon cancellation or termination of this offering any money received from subscribing rights holders will be returned as soon as practicable, without interest.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 4.99% of our issued and outstanding shares of common stock (including shares of common stock issuable upon the exercise of warrants and other securities convertible into shares of common stock) following the closing of the transactions contemplated by this rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering in accordance with the terms of a securities purchase agreement with our principal shareholder.  Pursuant to such securities purchase agreement dated December 22, 2009 between us and Carpenter Fund Manager GP, LLC, on behalf of and as general partner of each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P., which we refer to collectively as our principal shareholder, as such agreement was amended on March 17, 2010 and June 15, 2010, we sold an aggregate of 5,000,000 shares of our common stock and accompanying warrants to purchase 5,000,000 shares of our common stock to our principal shareholder.  Prior to the consummation of the transactions under the securities purchase agreement, our principal shareholder owned an aggregate of 333,334 shares of our common stock representing 24.8% of our outstanding shares of common stock.  Following the consummation of the transactions under the securities purchase agreement, and prior to the consummation of this rights offering, our principal shareholder owns 5,334,334 shares of our common stock or 84.0% of our issued and outstanding shares of common stock.  However, pursuant to the terms of the securities purchase agreement, as amended, we agreed to conduct this rights offering to all of our shareholders (other than our principal shareholder) to provide them with a right to acquire securities on substantially the same terms as our securities were acquired by our principal shareholder.  In effect, we have offered all of our shareholders, including our principal shareholder, the opportunity to purchase our securities in a multi-tiered offering, with the first portion of the offering being the private placement to our principal shareholder pursuant to the securities purchase agreement and the second and final portion of the offering being this public rights offering.  In connection with the consummation of transactions under the securities purchase agreement with our principal shareholder, we obtained the opinion of a third party financial advisor to the effect that the sale of our securities to our principal shareholder pursuant to the terms of the securities purchase agreement was fair from a financial point of view to our other shareholders.  One of the assumptions the financial advisor made in connection with rendering its opinion was that we would conduct this rights offering.  For additional information with respect to the securities purchase agreement with our principal shareholder see “Our Business—Recent Developments” and “Security Ownership of Certain Beneficial Owners.”  Any funds raised in the rights offering will be used for general corporate purposes, including working capital for Mission Community Bank, our wholly-owned banking subsidiary; however, in light of our recent capital infusion from the private placement to our principal shareholder, even if we were not to raise any proceeds in this offering, we believe we would still be able to effectively carry out our business plan.

The subscription price for the rights offering is the same per share price paid by our principal shareholder for the purchase of our shares and accompanying warrants pursuant to the securities purchase agreement entered into with our principal shareholder.  The warrants issued to both our principal shareholder and the subscribers in this rights offering contain substantially the same terms, including a $5.00 exercise price and a five-year term.

Procedure to Subscribe

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription rights by the method described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at the address listed below, at or prior to 5:00 p.m., Pacific time, on or prior to the expiration date of this offering, provided, however, that we reserve the right to accept executed subscription documents following the expiration date in our sole discretion.  See “Payment for Shares” below.

Subscription Rights Certificate Delivery Method

All completed subscription rights certificates and payments for exercise of subscription rights other than by wire transfer should be delivered by mail, overnight courier or by hand delivery to the following:

Mission Community Bancorp
3380 South Higuera Street
San Luis Obispo, California 93401
Attn:  Cindy Harrison

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription rights certificates may be directed to Cindy Harrison at Mission Community Bancorp at (805) 782-5000 or at E-mail:  charrison@missioncommunitybank.com.

Shareholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Subscription Rights

Subscription rights are evidenced by subscription rights certificates.  The subscription certificates will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and returning in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to us, together with payment in full for the shares at the subscription price by the expiration date of this offering.  Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., Pacific time, on or before the expiration date, at our offices at the address set forth above.

Record Date Shareholders Whose Shares are Held by a Nominee

Record date shareholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment as described under “Payment for Shares” below.

All Exercises are Irrevocable

All exercises of subscription rights are irrevocable.  Once you or your nominee, as applicable, send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $5.00 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $5.00 per share.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Payment for Shares

A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our common stock and attached warrants subscribed for in the rights offering to us based on the subscription price of $5.00 per share of common stock and attached warrant.  To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by us at our office set forth above at or prior to 5:00 p.m., Pacific time, on the expiration date.

All payments by a participating subscription rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to “Mission Community Bancorp—Subscription Rights Account”.  Payment also may be made by wire transfer to Mission Community Bank, ABA No. 122242649, Account No. 1514636, Account name:  Mission Community Bancorp — Subscription Rights Account, with reference to the subscription rights holder’s name.  We will deposit all funds we receive prior to the final payment date into a segregated account pending closing of the rights offering.  If you make payment of the purchase price by wire, you must also send us your completed subscription rights certificate prior to the expiration date.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us and clearance of payment prior to the expiration date.  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order or wire transfer.

Delivery of Stock Certificates and Warrants

Certificates representing your shares of common stock and your original warrants will be delivered to you or your nominee by U.S. Mail following the closing of the rights offering.  Any such mailing will occur as soon as practicable after the rights offering has expired and payment for the shares of common stock and attached warrants subscribed for has cleared.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The amount of net proceeds will depend on the total number of subscription rights exercised in the rights offering at a price of $5.00 per share and accompanying warrant.  We estimate that we will receive net proceeds of approximately $75,755,774 in the event the maximum offering of $75,920,100 is sold after deducting estimated offering expenses of $164,326.  However, we anticipate that substantially less than the maximum proceeds will be raised in this offering and even if no proceeds are raised in this offering, we believe in light of the recent funds we raised in the private placement with our principal shareholder that we have sufficient funds in order to effectively carry out our business plan.  See “The Rights Offering—Reasons for the Rights Offering:  Determination of Offering Price.”

Our management will have broad discretion in applying the net proceeds of this offering.  We intend to capitalize Mission Community Bank with a portion of any proceeds raised in this offering.  Any funds used to capitalize Mission Community Bank would be available for working capital, including to fund the purchase and origination of loans and the purchase of investment securities.  Such funds would also be available for the opening of new branches or loan production offices, although no new branch or loan production office locations have been  designated other than a possible new branch at the same location as our administrative offices at 3380 S. Higuera Street in San Luis Obispo.  Funds raised in this offering may be used toward the opening of a branch at this location although no decision has yet been made in this regard.  A portion of the net proceeds of this offering will be used to maintain more working capital at the holding company level for use at the discretion of our Board of Directors.  These funds would be available to support future growth through acquisitions of other banks in our market area. We believe that there are many opportunities to expand our market share and footprint in the Central Coast area that we serve. Should pricing materialize that can add to future earnings growth we intend to pursue them aggressively.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•                                          on an actual basis;

•                                          On an as-adjusted basis to give effect to the sale of an aggregate of 15,184,020 shares of our common stock in this offering, assuming that all subscription rights in this offering are exercised, after deducting estimated offering expenses of $164,326 payable by us.

You should read this table together with the sections of this prospectus entitled “Consolidated Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

	As of June 30, 2010
	Actual	As Adjusted for Maximum Offering
	(unaudited) (in thousands, except share and per share data)
Long Term Debt:
Junior Subordinated debt securities	$3,093	$3,093
Shareholders’ Equity:
Undesignated preferred stock, without par value, 9,824,384 authorized, no shares issued and outstanding, actual and as adjusted	—	—
Series A Preferred Stock, $5.00 stated value, 100,000 shares issued and outstanding actual and as adjusted	392	392
Series B Preferred Stock, $10.00 stated value, 20,500 shares issued and outstanding actual and as adjusted	192	192
Series C Preferred Stock, $10.00 stated value, 50,000 shares issued and outstanding actual and as adjusted	500	500

	As of June 30, 2010
	Actual	As Adjusted for Maximum Offering
	(unaudited) (in thousands, except share and per share data)
Series D Preferred Stock, $1,000 par value, 5,116 shares issued and outstanding actual and as adjusted	5,068	5,068
Common stock, without par value, 50,000,000 shares authorized, 6,345,602 shares issued and outstanding actual; 21,529,622 shares issued and outstanding as adjusted for maximum offering	42,889	118,645
Additional paid-in capital	261	261
Retained deficit	(12,458)	(12,458)
Accumulated other comprehensive income—unrealized appreciation on available-for-sale securities, net of tax	970	970
Total shareholders’ equity	$37,814	$113,570

The number of pro forma and pro forma as adjusted shares does not include:

•                                          87,564 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2010.

•                                          160,776 shares of common stock reserved for future grants or issuances under our equity incentive plan.

•                                          100,000 shares issuable upon the conversion of our Series A and Series C common stock.

•                                          5,000,000 shares of common stock issuable upon the exercise of warrants held by our principal shareholder acquired pursuant to the securities purchase agreement.

•                                          15,184,020 shares of common stock issuable upon the exercise of warrants issued in this offering assuming all subscription rights are exercised.

OUR POLICY REGARDING DIVIDENDS

Our shareholders are entitled to receive dividends, when and as declared by our Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the California General Corporation Law.  The California General Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution.  It also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1.25 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1.25 times its current liabilities.

The availability of operating funds for Mission Community Bancorp and our ability to pay a cash dividend depends largely on the ability of Mission Community Bank and Mission Asset Management, Inc. to pay a cash dividend to us.  The payment of cash dividends by Mission Asset Management, Inc. is subject to the provisions of the California General Corporation Law as set forth above.  In addition, due to the nature of the assets held by Mission Asset Management, Inc., significant dividends to Mission Community Bancorp from this entity in the near future are not anticipated.  See “Our Business—Recent Developments—Transfer of Non-Performing Assets to Wholly-Owned Subsidiary.  The payment of cash dividends by Mission Community Bank is subject to certain restrictions.  In general, dividends may not be paid from any of Mission Community Bank’s capital or surplus.

Dividends must be paid out of available net profits, after deduction of all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.  Additionally, a California state bank is prohibited from declaring a dividend on its shares of common stock until its surplus fund equals its common capital, or, if its surplus fund does not equal its common capital, until at least one-tenth of the bank’s net profits, for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding full year in the case of an annual dividend, are transferred to its surplus fund each time dividends are declared.  Regulatory approval is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction.  Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which Mission Community Bank may pay.

Furthermore, bank regulators also have authority to prohibit the payment of dividends by a bank when it determines such payment to be an unsafe and unsound banking practice.  Due to our net losses in 2008 and 2009, our banking regulators currently require that each of Mission Community Bancorp and Mission Community Bank obtain their prior approval with respect to the payment of any dividends, even though each remains well capitalized.

Quarterly dividends totaling $217,430 were paid on our Series D (TARP) preferred stock in 2009.  No dividends were declared or paid on our common stock or our Series A, Series B or Series C preferred stock in 2008 or 2009.

Whether or not we will pay dividends in the future will be determined by the Board of Directors after consideration of various factors including, but not limited to, profitability, regulatory capital ratios, and financial condition. Additionally, certain provisions of our preferred stock issuances restrict our ability to pay cash dividends on common stock unless the required dividends on the preferred stock are also paid.  See “Description of Securities.”

We have issued and outstanding $3,093,000 of junior subordinated debt securities due October 2033.  The indenture pursuant to which these debt securities were issued provides that we must make interest payments on the debentures before any dividends can be paid on our capital stock and, in the event of our bankruptcy, dissolution or liquidation, the holder of the debt securities must be paid in full before any distributions may be made to the holders of our capital stock.  In addition, we have the right to defer interest payments on the junior subordinated debt securities for up to five years, during which time no dividends may be paid to holders of our capital stock.

On January 9, 2009, in exchange for aggregate consideration of $5,116,000, Mission Community Bancorp issued to the Treasury Department a total of 5,116 shares of a new Series D Preferred Stock having a liquidation preference of $1,000 per share.  This transaction was part of the TARP Capital Purchase Program.  The Series D Preferred pays cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  Until January 1, 2012, the consent of the Treasury Department will be required for us to issue dividends on our common stock.  Further, if we should miss six quarterly dividend payments due on the Series D Preferred Stock, whether or not consecutive, the holders of the Series D Preferred Stock (currently the U.S. Treasury) would have the right to elect two directors to our Board of Directors.  Although we may seek to redeem the Series D Preferred Stock in the future, we have made no definite plans to do so.

MARKET FOR OUR COMMON STOCK

Our common stock is not listed on any exchange or market though it has traded infrequently in the over-the-counter market under the symbol “MISS.”  Howe Barnes Hoefer & Arnett, Wedbush Morgan Securities, Stone & Youngberg LLC, and Monroe Securities, Inc. make a market in our common stock.  Certain information concerning our common stock is reported on the Nasdaq OTC Bulletin Board (www.otcbb.com).

The information in the following table indicates the daily high and low bid prices of our common stock for each quarterly period since the first quarter of 2008 based upon information provided by the OTC Bulletin Board.  These prices do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

		Low Bid Price	High Bid Price

2008	1st Quarter	$15.10	$18.00
	2nd Quarter	$12.50	$16.00
	3rd Quarter	$11.05	$12.60
	4th Quarter	$10.05	$12.00
2009	1st Quarter	$6.00	$10.05
	2nd Quarter	$7.30	$9.00
	3rd Quarter	$7.30	$7.45
	4th Quarter	$5.50	$7.45
2010	1st Quarter	$3.60	$5.05
	2nd Quarter	$3.95	$5.00
	3rd Quarter	$3.00	$5.00

The high and low bid prices of our common stock on October 5, 2010 were $4.35 and $4.35 per share.

Holders

As of September 21, 2010, there were 323 holders of record of our common stock.

Equity Compensation Plan Information

The following table shows, as of December 31, 2009, each category of equity compensation along with (i) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (ii) the weighted-average exercise price of the outstanding options, warrants and rights, and (iii) the remaining number of securities available for future issuance under the plans, excluding stock options currently outstanding.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of additional securities available for future grant under equity compensation plans
Equity compensation plans approved by shareholders	87,564	$16.44	160,776
Equity compensation plans not approved by shareholders	—	—	—
Total	87,564	$16.44	160,776

OUR BUSINESS

Recent Developments

Securities Purchase Agreement with Principal Shareholder.  On December 22, 2009, we entered into a Securities Purchase Agreement with Carpenter Fund Manager GP, LLC, on behalf of and as general partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund—CA, L.P., which we refer to collectively herein as our principal shareholder, which securities purchase agreement was amended on March 17, 2010 and May 26, 2010.  The principal shareholder was an existing principal shareholder of Mission Community Bancorp  prior to its entry into the securities purchase agreement owning 333,334 shares of our common stock or 24.8% of our issued and outstanding common stock prior to the consummation of the transactions under the securities purchase agreement.  Pursuant to the securities purchase agreement, in two separate closings, the first occurring on April 27, 2010 and the second on June 15, 2010, the principal shareholder purchased an aggregate of 5,000,000 shares of our authorized but unissued common stock, with each share of common stock paired with a warrant to purchase one additional share of common stock.  Each “unit” of one common share and one warrant was purchased for $5.00.  The warrants are exercisable for a term of five years from issuance at an exercise price of $5.00 per share and contain customary anti-dilution provisions.  We entered into the securities purchase agreement in order to take advantage of the investment and strategic counsel of Carpenter Fund Manager GP, LLC and to assist in further strengthening the capital position of Mission Community Bank during the current period of significant economic uncertainty.

At the first closing under the securities purchase agreement, our principal shareholder purchased an aggregate of 2,000,000 shares of our common stock, paired with warrants to purchase 2,000,000 shares of our common stock, for an aggregate purchase price of $10 million.  At the second closing, our principal shareholder purchased an aggregate of 3,000,000 shares of our common stock, paired with warrants to purchase 3,000,000 shares of our common stock, for an aggregate purchase price of $15 million.  We used an aggregate of $18.25 million out of the proceeds from the closings under the securities purchase agreement to capitalize Mission Asset Management, Inc., a newly formed wholly-owned subsidiary of Mission Community Bancorp.  See “Transfer of Non-Performing Assets to Wholly-Owned Subsidiary,” below.  An additional $5.5 million from the proceeds from the sale of our securities under the securities purchase agreement was contributed to our wholly-owned banking subsidiary, Mission Community Bank, to improve its capital position.  Further, the securities purchase agreement requires that any use of the proceeds received by us under that agreement is subject to the prior approval of Carpenter Fund Manager, GP, LLC.

The securities purchase agreement further provides that we will conduct a rights offering to our  shareholders pursuant to which each of our shareholders (other than the principal shareholder) will be offered the right to purchase additional shares of common stock, paired with a warrant, at a price of $5.00 per unit of common stock and warrant.  The warrants issuable in the rights offering will also be for a term of five years and will be exercisable at a price of $5.00 per share.  We are conducting this rights offering in accordance with our obligation under the securities purchase agreement.

Due to the consummation of the transactions under the securities purchase agreement, Mission Community Bancorp and Mission Community Bank no longer meet the regulatory criteria to retain their respective CDFI status since in order to maintain such status, any bank holding company which owns more than 25% of the voting shares or otherwise controls through a majority of directors of a company a bank with CDFI status must itself be a CDFI.  Accordingly, we believe that each of Mission Community Bancorp and Mission Community Bank will lose their respective CDFI status in the near future.

Further, pursuant to the terms of our Series A and Series C common stock, which shares were issued to the Community Development Financial Institutions Fund of the U.S. Department of the Treasury in conjunction with funding relating to our CDFI status, the Community Development Financial Institutions Fund has the right to cause us to redeem all of the Series A and Series C common stock in the event we lose our CDFI status.  If upon the loss of our CDFI status, the Community Development Financial Institutions Fund should exercise its right to cause us to redeem our Series A and Series C preferred stock, we would be required to redeem this stock for an aggregate of $1.0 million.  See “Description of Securities—Preferred Stock.”

The securities purchase agreement also provides that our principal shareholder will appoint directors to our board of directors.  See “Security Ownership of Certain Beneficial Owners.”

Transfer of Non-Performing Assets to Wholly-Owned Subsidiary.  On June 25, 2010 we entered into a purchase agreement with a newly formed wholly-owned subsidiary, Mission Asset Management, Inc., for the purpose of transferring some of the non-performing assets of Mission Community Bank to this new subsidiary.  On June 28, 2010 Mission Community Bank transferred an aggregate of $16.7 million in impaired loans and $1.0 million in other real estate owned assets to Mission Asset Management, Inc.  Mission Community Bank will continue to service the loans it transferred pursuant to the purchase agreement.  Mission Asset Management funded its purchase of assets through a capital contribution from us which was in turn made possible by the proceeds from the second closing under the securities purchase agreement with our principal shareholder.

Extraordinary Second Quarter Provision for Loan Losses.  During the second quarter of 2010, we reclassified $22.2 million of classified loans to loans held for sale, then charged off $5.5 million of those loans in order to report them at the lower of cost or fair value in accordance with generally accepted accounting principles.  The loans were sold at fair value ($16.7 million) to Mission Asset Management, Inc..  The large provision for loan losses in the second quarter ($5.3 million) was for the purpose of restoring the allowance for loan losses to the appropriate level after the charge-offs related to writing the reclassified loans down to their fair market value.  Also sold to Mission Asset Management, Inc. were certain of Mission Community Bank’s Other Real Estate Owned properties, which totaled $1.0 million after $0.3 million in write-downs.

Mission Community Bancorp

Mission Community Bancorp is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in San Luis Obispo, California.  We were incorporated on September 22, 2000 and acquired all the outstanding shares of Mission Community Bank in a one bank holding company organization effective December 15, 2000.

Our principal subsidiary is Mission Community Bank and we exist primarily for the purpose of holding the stock of Mission Community Bank and such other subsidiaries we may acquire or establish.  We formed our wholly-owned subsidiary, Mission Community Capital Trust I, in 2003 solely to facilitate the issuance of trust preferred securities.  In May 2010, we formed our only other direct subsidiary, Mission Asset Management, Inc., in order to purchase certain of the non-performing assets of Mission Community Bank, which assets were purchased in June 2010.  See “Recent Developments—Transfer of Non-Performing Assets to Wholly-Owned Subsidiary.”

Our principal source of income is dividends from Mission Community Bank although supplemental sources of income may be explored in the future.  Our expenditures, including (but not limited to) the payment of dividends to shareholders, if and when declared by the Board of Directors, the cost of servicing debt, legal fees, audit fees and shareholders costs will generally be paid from dividends paid to us by Mission Community Bank or Mission Asset Management, Inc.  Due to recent losses by Mission Community Bank, it is not currently anticipated that Mission Community Bank will be able to pay dividends to Mission Community Bancorp in the near future.  In addition, the ability of Mission Asset Management, Inc. to pay dividends in the future is based on its ability to generate earnings and maintain liquidity.  Due to the nature of the assets held by Mission Asset Management, Inc., dividends to Mission Community Bancorp in the near future are not anticipated.  See “Our Policy Regarding Dividends.”

As of June 30, 2010 we had approximately $208.8 million in consolidated assets and $37.8 million in shareholders’ equity.  Our liabilities include $3.1 million in debt obligations due to Mission Community Capital Trust I related to trust preferred securities issued by that entity.

At the present time, we have no plans to engage in any activities other than acting as a bank holding company for Mission Community Bank and Mission Asset Management, Inc., although in the future, we may consider engaging in other activities which are permissible for a bank holding company, including the acquisition of other banks, provided that engaging in such activities is deemed by the Board of Directors to be in the best interest of Mission Community Bancorp and its shareholders.

Mission Community Bancorp neither owns nor leases any material property, but instead use the premises, equipment and furniture of Mission Community Bank.

Each of Mission Community Bancorp, and our subsidiary, Mission Community Bank, has been certified by the U.S. Department of the Treasury as a Community Development Financial Institution with a commitment to providing financial services to low and moderate-income communities.  Although we intend to continue our commitment to providing financial services to low and moderate-income communities, we anticipate that each of Mission Community Bancorp and Mission Community Bank will soon lose their status as CDFI’s due to our recent change of control.  See “Recent Developments—Securities Purchase Agreement with Principal Shareholder.”

Mission Community Bank

Mission Community Bank is a California state-charted bank headquartered in San Luis Obispo, California.  It is authorized to engage in the general commercial banking business and our deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits of the law.  We are a member of the Federal Reserve System.  At June 30, 2010 Mission Community Bank had approximately $190.3 million in assets, $109.2 million in loans, and $162.9 million in deposits.

Mission Community Bank opened for business on December 18, 1997, and currently operates four full service locations in the cities of San Luis Obispo, Paso Robles and Arroyo Grande in San Luis Obispo County and in Santa Maria in northern Santa Barbara County in the Central Coast of California.  We also operate a Business Banking Center in San Luis Obispo which is primarily engaged in originating and servicing SBA-guaranteed loans.  Our administrative offices are also located in San Luis Obispo.

We opened our branch in the city of Paso Robles in 1998, our branch in Arroyo Grande in 2002, and our branch in Santa Maria in December 2008.

Our primary market area is San Luis Obispo County and northern Santa Barbara County.  Secondary market areas include cities and unincorporated areas in the neighboring counties of Kern, Kings and Fresno.  We service these secondary market areas through direct contact by calling officers who travel into the neighboring counties.  Any physical expansion into this secondary market area would most likely come from acquisitions or through the establishment of loan production offices although we have no immediate plans for acquisitions or the establishment of loan production offices.

Mission Community Bank is a community bank engaged in the general commercial banking business in the Central Coast of California.  We offer a variety of deposit and loan products to individuals and small businesses and offer a specialization in community development financial services and SBA loans.  Through our community development activities, we seek to provide financial support and services by promoting community development and economic vitality.  Mission Community Bank is also certified by the State of California Department of Insurance to accept deposits under the California Organized Investment Network (COIN).  The COIN program provides California tax credits and/or Community Reinvestment Act credit to individuals, corporations or partnerships that invest in certificates of deposit at below market rates for specified terms.  Mission Community Bank also has obtained preferred lender status with the Small Business Administration which generally allows us to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA.

Mission Community Bank’s operating policy since its inception has emphasized community development through small business, commercial and retail banking.  Most of Mission Community Bank’s customers are retail customers, farmers and small to medium-sized businesses and their owners.  Mission Community Bank also emphasizes loans and financial services to low- to moderate-income communities within its target market area.  Most of Mission Community Bank’s deposits are attracted by relationship banking, local activities, and advertising.

Our business plan emphasizes providing highly specialized financial services in a professional and personalized manner to individuals and businesses in our service area.  Our key strengths are customer service and an experienced management team familiar with the community through Mission Community Bank’s involvement in various community lending and development projects.

Since 2007, Mission Community Bank has extended its use of Internet technology as a distribution tool to improve its customer service by making available a “remote capture” deposit product, as well as enhanced Internet Banking, electronic Bill-Pay and ACH origination.

During 2006 Mission Community Bank began to capitalize on its participation in the Certificate of Deposit Account Registry Service (“CDARS”) program.  This program permits Mission Community Bank’s customers to place all of their certificates of deposit at Mission Community Bank and have those deposits fully-insured by the FDIC, up to $50 million.  The CDARS program acts as a clearinghouse, matching deposits from one institution in the CDARS network of nearly 3,000 banks with other network banks (in increments of less than the $250 thousand

FDIC insurance limit), so funds that a customer places with Mission Community Bank essentially remain on Mission Community Bank’s balance sheet.  While Mission Community Bank continues to focus its extension of CDARS to client relationships in its local market area who are seeking additional FDIC insurance coverage, its participation in the CDARS program also permits it to bid on additional certificates of deposit through banks across the country to meet additional funding needs.  These “One-Way Buy” CDARS deposits would be considered to be brokered deposits.  When Mission Community Bank has excess funds, the CDARS program enables it to place those funds in CD’s with CDARS network banks (known as the “One-Way Sell” program), which generally results in a higher yield than if those funds were invested in Federal Funds.

Mission Community Development Corporation

Mission Community Development Corporation (“MCDC”), a community development corporation which was incorporated in August 1997, is a wholly-owned subsidiary of Mission Community Bank.  Mission Community Development Corporation is a “for-profit” Community Development Corporation (“CDC”), which provides financing and loan pool servicing for small businesses and low- to moderate-income area development and/or affordable housing projects.  Its purpose is to benefit small business and low- to moderate-income areas/residents.  The board of directors of MCDC consists of the members of the Board of Directors of Mission Community Bank.

At June 30, 2010, Mission Community Development Corporation had approximately $4,000 in net loans and $150,000 in shareholder’s equity, and provides loan accounting services for a very small pool of community development micro loans which have been funded by a group of banks through the Economic Vitality Corporation.  MCDC also manages a loan pool for the San Luis Obispo County Housing Trust Fund to assist in providing affordable housing within the county.  Loans serviced by Mission Community Development Corporation as of June 30, 2010, totaled approximately $2,920,000.

Mission Community Services Corporation

We have an affiliate relationship with, but no ownership of, Mission Community Services Corporation (“MCSC”), which was incorporated in August 1997 and which was established in September 2003 as a “not-for-profit” public charitable corporation under Internal Revenue Code Section 501(c)(3).  The accounts of Mission Community Services Corporation are not included in our consolidated financial statements.  Its primary focus is to provide technical assistance and training services to the community, including small business, minority and low-income entrepreneurs.  The Board of Directors of Mission Community Services Corporation includes representatives from Mission Community Bancorp, together with members representing the low-income and business community.  Over the five-year period ended December 31, 2009, we provided $205 thousand in cash contributions and $64 thousand in in-kind (non-cash) contributions to Mission Community Services Corporation.

Mission Asset Management, Inc.

We recently formed Mission Community Asset Management, Inc. as a wholly-owned subsidiary of Mission Community Bancorp in order to have this new subsidiary corporation acquire an aggregate of $17.7 million in non-performing assets of Mission Community Bank.  Mission Community Bank continues to service the non-performing assets which were transferred to Mission Asset Management, Inc. on June 28, 2010.  It is anticipated that the sole business of Mission Asset Management, Inc. will be the ownership and disposition of the non-performing assets sold to it by Mission Community Bank.   See “Recent Developments.”

The “Mission” Group

Mission Community Bancorp, Mission Asset Management, Inc., Mission Community Bank and its subsidiary Mission Community Development Corporation, and Mission Community Services Corporation form an organizational structure intended to provide traditional community bank financial services and to foster economic revitalization and community development to its target market areas.

Our Senior Management

Our management team is headed by James W. Lokey, Chief Executive Officer of Mission Community Bancorp, Anita M. Robinson, President of Mission Community Bancorp and the Chief Executive Officer of Mission Community Bank, and Brooks W. Wise, Executive Vice President of Mission Community Bancorp and the President of Mission Community Bank.  Each of Mr. Lokey, Ms. Robinson and Mr. Wise also serve on our Board of Directors.

Mr. Lokey, age 63, was appointed as Chairman of our Board of Directors in April 2010 and became our Chief Executive Officer, following receipt of all required regulatory approvals, in July 2010.  Mr. Lokey has more than 35 years of bank management experience.  Mr. Lokey served as President and Chief Executive Officer of Mid-State Bank and Trust from 2000 until its sale to RaboBank in 2007.  From 1973 to 1995, Mr. Lokey held various executive management positions with First Interstate Bank of California, and in 1996, he held the position of Executive Vice President with Wells Fargo Bank.  From 1997 through 1998, Mr. Lokey served as President and Chief Executive Officer of Downey Savings Bank.  He is also a Past Chairman of the California Bankers Association and has significant ties in the communities in the Central Coast of California which is our primary market area.

Ms. Robinson, age 58, was an original organizer of Mission Community Bank, joining us in 1996.  Ms. Robinson has more than 35 years of banking experience in California, and has been involved in small business lending for more than 30 years.  Ms. Robinson is past chairman for the California Bankers Association and was designated as the 2007 U.S. Small Business Administration Central California Women in Business Champion of the year.  She has served as chairman of the board of the San Luis Obispo County Housing Trust Fund since its founding in 2001. She is a member of the board of directors of the Pacific Coast Banking School at University of Washington, Seattle, and the Cuesta College Foundation. Ms. Robinson has been a member of the board of directors for the Community Action Partnership of San Luis Obispo County (formerly the EOC) since 1991, and currently is the Board President.  She has served as a board member of the UCSB Economic Forecast Project for San Luis Obispo for the past 14 years and is its immediate past Chairman.  She is also a member of the San Luis Obispo Chamber of Commerce and was a past Chairman in 1998.  She is the recipient of the 2006 Influential Latino Award by Latino Today and has received other awards and designations including the Mujer Hispana Distinguida 2005 by Adelante Mujer Hispana, 2004 Trailblazer of the Year by Women’s Economic Ventures and 2003 California Polytechnic State University Entrepreneurial Leadership Award for Financial Services.

Mr. Wise, age 50, became the President of Mission Community Bank, as well as a director of Mission Community Bank and Mission Community Bancorp in June 2007.  Mr. Wise has more than 27 years of banking experience.  Prior to joining Mission Community Bank, Mr. Wise spent 11 years as an officer at Union Bank of California as Regional Vice President, Los Angeles Business Banking.  In that capacity, Mr. Wise managed 12 business banking relationship managers that supported 83 branches within Los Angeles, Santa Barbara, San Luis Obispo and Ventura Counties.  While his responsibilities for Union Bank covered a wide area of Southern California, Mr. Wise has maintained his primary residence in Mission Community Bank’s core market of the Central Coast.  Mr. Wise served as the 2006 President of Coastal Business Finance, an SBA certified Development Corporation, and as the President-elect of the Santa Maria Chamber of Commerce from 2007-2008.

Our Board of Directors consists of a group of businesspersons with significant ties in the communities in which Mission Community Bank conducts business as well as significant ties in the banking industry.  Howard N. Gould, who became a director in 2008, served as the former Commissioner of Financial Institutions for the State of California and has significant experience as a director of financial institutions.  Stephen Yost, who joined our Board in 2010, has 35 years of experience in banking, including 26 years at First Interstate Bank, primarily focused on risk management.  Harry H. Sackrider, appointed to our Board in September 2010, has 43 years of banking experience, serving most recently as the Executive Vice President and Chief Credit Officer of Mid-State Bank & Trust.  Bruce M. Breault served as a founder and director of Commerce Bank of San Luis Obispo until the sale of that bank in 1996, and Gary E. Stemper served as a founder and director of Citizens Bank of Paso Robles until the sale of that bank in 1995.  Another of our directors, Richard Korsgaard, previously served as our Chief Credit Officer prior to this retirement and has more than 40 years of banking experience.  Other areas of expertise on our board include accounting, real estate development and construction, vineyard ownership and management, property management, real estate investments, and marketing and media management.

Our Mission and Operating Strategy

Mission Community Bank has historically provided commercial and business-oriented banking services in San Luis Obispo and Northern Santa Barbara County and management believes that there is substantial room to expand our business in this core activity, and, thereby, to increase our core, lower-cost demand deposit base, add quality earning assets, and grow our balance sheet.  The opening of our first branch in Santa Maria in Northern Santa Barbara County in December 2008 has assisted us in our planned growth in this area.

We are in the process of creating a new division at Mission Community Bank to be known as the “Hispanic Banking Division.”  We believe that our President, Anita Robinson as one of the highest ranking Hispanic woman executives in California community banking, will assist us in developing and marketing to this large and growing community in our core markets.  We anticipate that this division will be staffed with a team of employees most of whom will be bilingual in English and Spanish.  The new division will be dedicated to working closely in the Hispanic communities we serve.  The division will offer specifically designed deposit and loan products and services benefiting the Hispanic community.

Our mission is to be the leading community banking institution in our service area, focusing on commercial banking and also promoting community development and economic vitality.  To accomplish our goal we strive to:

•                                          target small business financing, commercial and real estate construction and development lending;

•                                          grow commercial, Small Business Administration and government guaranteed lending, emphasizing commercial and business loans and placing special attention on serving women and minority-owned businesses;

•                                          serve the underserved segments of our market area by providing financial resources in the form of capital, funding and investment opportunities and by providing technical assistance and training;

•                                          grow deposits by offering insurance companies, banks, foundations, endowment funds and other qualified customers the opportunity to earn tax credit from the State of California by depositing their funds in a COIN CD Program;

•                                          attract large certificates of deposit with our ability to offer full FDIC deposit insurance through our participation in the CDARS program;

•                                          design and implement products and services for the communities we serve, including micro-loan pools, emerging market lending programs, such as our new Hispanic Banking Division, and community development loans and investments; and

•                                          meet the needs of our customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that we serve.

Our Community Development Activities

We view community development as a natural element of our role as a community bank.  It is a business discipline intended to assist the communities we serve, as well as Mission Community Bancorp and its shareholders in achieving a common interest:  local economic development.  It also supports Mission Community Bank’s branding as a strong supporter of the local market in ways that we believe are of value to our business development efforts.  In these ways our community development programs, in our view, support our banking business and its potential expansion.  We also believe that our experience in and local reputation related to community development and underserved markets will be of significant assistance to us as we develop our Hispanic Banking Division.

Since our inception, we have received numerous grants and awards with respect to our community development activities due to our status as a Community Development Financial Institution, including equity investments aggregating $1,205,000.  In 2009 Mission Community Bank received a Bank Enterprise Award of $81,000 from the Community Development Financial Institutions Fund of the U.S. Department of the Treasury based on lending activity in 2008.  In 2007, 2004, and 2001, Mission Community Bank received similar Bank Enterprise Awards totaling $326,000, $1,241,000, and $990,000, respectively.  In 2005 Mission Community Bancorp received a $134,935 technical assistance grant from the Community Development Financial Institutions Fund.  Due to our recent change in control, we anticipate that we will lose our status as a Community Development Financial Institution in the near future and that we will therefore no longer be eligible for grants and awards like those we have received in the past; however, even without our CDFI status, we intend to continue our community development activities for the reasons described above.  See “Risk Factors—Risks Related to Our Business.”  Upon the loss of our status as a Community Development Financial Institution, our ability to obtain grants and awards as a CDFI like those that we have received in the past will be lost.

Banking Services Generally

Lending Activities.  Mission Community Bank offers a wide variety of loan products; however, a substantial majority of our loans are real estate loans, including commercial real estate loans.  As of June 30, 2010, our loan portfolio included approximately 72.2% real estate loans, 7.7% construction loans, and 14.9% commercial loans (including government-guaranteed loans, but not including commercial real estate loans).  Of the total real estate and construction loans as of June 30, 2010, 73% are commercial mortgage loans, and 48% of those are owner occupied.

We originate and underwrite loans to facilitate the financing of construction projects, including residential, small residential tract, multi-family and commercial properties.  The interest rate on construction loans will adjust with changes in the commercial prime rate or comparable short-term market indices.  These loans are typically extended for terms of no more than twelve to eighteen months with an average maturity of approximately twelve months.  Qualified third-party inspectors are employed, at the borrower’s expense, to conduct on-site course of construction inspections prior to disbursement of financing draw requests.  Risks associated with construction loans involve fluctuation in the value of real estate, construction delays, inability of the borrower to acquire permanent financing and unbudgeted increases in construction costs.

Under applicable state banking laws, Mission Community Bank is limited in the amount it can loan to a single borrower to no more than 15% of the bank’s statutory capital base, unless the entire amount of the loan is secured by readily marketable collateral or certain real estate in which case the limit is increased to 25% of statutory capital to a single borrower.  As of June 30, 2010, Mission Community Bank’s legal lending limits to a single borrower, and such borrower’s related parties, were approximately $6.1 million on a secured basis and $3.7 million for unsecured loans.

Deposit Products.  We market our deposit products to the local community and offer a full range of deposit accounts, including non-interest bearing demand deposit accounts, interest bearing checking accounts, regular savings accounts, and certificates of deposit.  We offer certificates of deposit with terms from seven days to three years, or to five years in the case of COIN CDs.  As of June 30, 2010, we held $161.1 million in total deposits.

We are also able to offer FDIC insurance to our customers on all of their Certificates of Deposit subject to certain limitations.  We are able to do this as a result of our participation in the CDARS program.  This program permits the customers of Mission Community Bank to place all of their deposits at Mission Community Bank and have these deposits fully insured by the FDIC.  The CDARS program acts as a clearinghouse, matching deposits from one institution in the CDARS network of nearly 3,000 banks with other network banks (in increments of less than the $250,000 FDIC insurance limit), so funds that a customer places with Mission Community Bank essentially remain on its balance sheet.  Through the CDARS program, Mission Community Bank is also permitted to bid on additional certificates of deposit through banks across the country to meet additional funding needs.  These “One-Way Buy” CDARS deposits are considered to be brokered deposits.  As of June 30, 2010, we had issued $44.9 million of certificates of deposit to local customers through the CDARS program.

Mission Community Bank has a higher than average dependence (as measured by peer group analysis) on larger deposit balances (deposits of $100,000 or more) with a total of 497 deposit accounts holding $110.5 million in deposits as of June 30, 2010.  Included in those totals are 14 customers with deposits of $1 million or more totaling $59.5 million, with one local customer relationship representing 21% of Mission Community Bank’s total deposits as of June 30, 2010.  Management works with large depositors to “ladder out” certificate of deposit maturities in order to both minimize liquidity risk for Mission Community Bank and provide a better return for the customer on their deposited funds.  These large deposit balances have been reasonably stable during the past several years and are consistent with Mission Community Bank’s deposit/funding strategy.

Most of our deposits are generated from relationship banking and advertising.  However, we have also, at times, attracted non-local (“brokered”) certificates of deposit at market rates.  We anticipate that brokered deposits will be used from time to time in the future as an additional source of funding loan growth.  At June 30, 2010, an aggregate of $44.9 million of our total deposits are considered to be brokered deposits, which amount is comprised entirely of retail reciprocal CDARS deposits.  Brokered deposits may be more volatile than other deposits due to the lack of a community relationship between the bank and the depositors who are primarily shopping for the highest interest rates.

Other Products and Services.  We also offer other customary banking products and services, including, among other things, wire transfers, courier service, overdraft protection, Visa credit cards, merchant bankcard services, debit cards and ATM cards.  We also offer Internet banking service, in English and Spanish, which allows customers to review their account information, issue stop payment orders, pay bills, transfer funds and view images of cancelled checks.  We also offer remote deposit capture as an additional service to our business customers.  Remote deposit capture permits a customer to input checks into a check scanner located at its business location and to forward the check images to Mission Community Bank in lieu of bringing the actual paper checks to the bank for deposit.  We do not presently operate a trust department and do not anticipate establishing a trust department in the foreseeable future.

Competition

The banking business in California generally, and specifically in the market area which we serve, is highly competitive with respect to virtually all products and services and has become increasingly so in recent years.  The industry continues to consolidate and strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments.  Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products.  These competitive trends are likely to continue.  We will compete for loans and deposits with other commercial banks, as well as with savings and loan associations, credit unions, thrift and loan companies, and other financial and non-financial institutions.  With respect to commercial bank competitors, the business is largely dominated by a relatively small number of major banks with many offices operating over a wide geographical area, which banks have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to regions of highest yield and demand.  Many of the major banks operating in the area offer certain services which we will not offer directly (but some of which we offer through correspondent institutions.)  By virtue of their greater total capitalization, such banks also have substantially higher lending limits than we have.

In addition to other banks, our competitors include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms.  In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on line banking services and personal finance software.  Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.  Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive.  Competition has also intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions.  The Financial Modernization Act, which became effective March, 2000 and made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, has also intensified competitive conditions.  See “Regulation and Supervision—Financial Modernization Act”.

Technological innovation has also resulted in increased competition in the financial services market.  Such innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products.  In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self service branches, and/or in store branches.  In addition to other banks, the sources of competition for such products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms.  Further, the rise of “internet banking” may require us to compete with remote entities soliciting customers in our market areas via web based advertising and product delivery.  We compete through technology by use of ATMs, internet banking, ACH origination, electronic bill pay, e-mail, and credit card and merchant card relationships.

In order to compete effectively, we have created a sales and service culture that combines the experience of our senior officers with the commitment to service and a focus on the individual needs of our customers that is found at the best community banks.  We also rely on local advertising programs, direct personal contact by our officers, directors, employees and shareholders and specialized services such as courier pick-up.  We believe we provide a level of service and decision-making responsiveness not generally offered by larger institutions.

Our primary service area consists of the County of San Luis Obispo and Northern Santa Barbara County.  We believe our primary competitors for individuals and small and medium-sized business customers are the community banks that can provide the service and responsiveness attractive to this customer base.

Within San Luis Obispo county and northern Santa Barbara county, and based on data from the FDIC as of June 30, 2009, there were 20 banks with 107 branches with aggregate deposits of $6.5 billion.  Mission Community Bank’s deposits represent a 2.5% share of this market.  Of the 20 banks, 10 were community banks (banks with less than $1 billion in assets), with 7 of these banks headquartered in San Luis Obispo county and 3 headquartered in Santa Barbara county.  There were also 7 credit unions operating in San Luis Obispo and northern Santa Barbara Counties.  Three of those credit unions are headquartered in Mission Community Bank’s target market area.

Employees

As of June 30, 2010, Mission Community Bancorp and its subsidiaries had a total of 54 full-time equivalent employees.  Mission Community Bank, pursuant to inter-company arrangements, may charge Mission Community Bancorp, Mission Asset Management, Inc. and/or Mission Community Development Corporation for management, staff and services.  For 2009, Mission Community Bank charged Mission Community Bancorp a total of $202,000 for services performed on its behalf by Mission Community Bank employees.

Premises

We own a property at 581 Higuera Street, San Luis Obispo, California, where Mission Community Bank’s Downtown San Luis Obispo branch office is located.

In October 2007, Mission Community Bank executed a 15-year build-to-suit triple-net lease, with two five-year renewal options, for a full-service branch and administrative office at 3380 S. Higuera Street in San Luis Obispo, California.  Mission Community Bank moved its Administrative and Business Banking Center employees into this new facility in December 2009.  We may also open a full-service branch at this location in the future, although we have not made a decision to proceed in this regard at the date of this prospectus.  Currently the lease provides for lease payments of $39,139 per month.  Previously, Mission Community Bank had been leasing space for its administrative offices at 569 Higuera St. in San Luis Obispo at a cost of $6,328 per month.  Although we moved our administrative offices in December, 2009, the lease expires on June 30, 2011.  A reserve has been set aside to either buy out the remainder of the lease or to apply to remaining lease payments.  Management is currently negotiating with the landlord on the termination of these leases.

We also lease a branch office at 1226 Park Street, Paso Robles, California, at a cost of $6,085 per month.  The lease expires on July 31, 2013.

Mission Community Bank’s branch office at 154 West Branch Street, Arroyo Grande, California, is leased at a cost of $3,091 per month, plus common area operating expenses.  The lease expires in December 2010 and provides for one five-year optional renewal period.

In March 2008, we entered into a 5-year lease for an office building at 1670 South Broadway in Santa Maria, California, where we opened a full-service branch office in December 2008.  The current rental cost is $9,208 per month.  The lease provides for two 5-year renewal options and an option to purchase the property for a specified amount during the last two months of 2010.  We do not currently intend to purchase the property under the purchase option.

During 2005, Mission Community Bank purchased a parcel located near the intersection of 6th and Spring Streets in Paso Robles, where we were planning to build a new branch office to replace our existing branch office in Paso Robles.  An adjacent parcel was purchased in 2006.  The property is carried as other real estate owned in the consolidated balance sheet.  Management and the Board of Directors are evaluating the future plan for this site, which is either to sell the property or complete plans for a future branch office.

For the years ended December 31, 2009 and 2008, Mission Community Bank’s total occupancy costs were approximately $1,002,000 and $586,000, respectively.  In the opinion of management, the premises are adequate for Mission Community Bank’s purposes and Mission Community Bank has sufficient insurance to cover its interest in the premises.

Mission Community Bancorp is restricted by the bank holding company regulations in its power to hold real estate property for investment.  We currently do not invest in real estate, other than for purposes of operations and mortgage interests in real estate securing loans made by us in the ordinary course of business, and have no plans to do so in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006, and 2005 have been derived from our consolidated financial statements.  Our consolidated financial statements as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009 and 2008 are included elsewhere in this prospectus.  Our consolidated financial statements as of and for the fiscal years ended December 31, 2007, 2006, and 2005 are not included in this prospectus.  The selected consolidated financial data presented below as of and for the six months ended June 30, 2010 and 2009 have been derived from our financial statements included elsewhere in this prospectus, and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations as of and for these periods.  Data from interim periods are not necessarily indicative of the results to be expected for a full year.  This selected consolidated financial data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	6/30/10	6/30/09	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)
BALANCE SHEET DATA AT PERIOD END:
Assets	$208,782	$219,323	$193,106	$215,490	$158,329	$158,169	$156,288
Earning assets	200,499	208,846	186,457	202,543	149,439	148,146	145,290
Loans(1)	125,896	151,443	136,410	153,311	126,429	122,799	119,475
Deposits	161,126	160,685	163,770	144,804	112,433	124,281	127,588
Total shareholders’ equity	37,814	24,184	18,638	20,517	13,138	12,153	10,981
Preferred equity	5,725	6,683	6,227	1,686	1,955	1,845	1,696
Common equity	32,089	17,501	12,411	18,831	11,183	10,308	9,285
Number of common shares outstanding	6,345,602	1,345,602	1,345,602	1,345,602	689,232	673,399	659,799

AVERAGE BALANCE SHEET DATA:
Assets	197,662	221,638	217,268	190,792	157,869	150,899	140,344
Earning assets	185,173	213,290	207,865	181,232	148,197	140,894	130,695
Loans	133,478	153,892	148,636	142,342	125,691	118,303	108,289
Deposits	163,408	155,314	159,866	130,841	121,480	121,038	115,016
Shareholders’ equity	23,932	25,139	24,791	18,451	12,610	11,555	10,451

SELECTED OPERATING DATA:
Interest income	4,618	5,318	10,283	11,073	11,759	11,354	9,435
Interest expense	1,052	2,299	3,877	4,830	5,129	4,441	2,879
Net interest income	3,566	3,019	6,406	6,243	6,630	6,913	6,556
Provision for loan losses	5,450	681	5,056	4,245	150	—	75
Non-interest income	572	699	1,308	725	1,257	635	805
Non-interest expense	4,739	4,024	8,750	7,500	6,594	6,139	5,714
Income (loss) before income taxes	(6,051)	(987)	(6,092)	(4,777)	1,143	1,409	1,572
Income tax expense (benefit)	—	—	835	(929)	378	539	615
Net income (loss)	(6,051)	(987)	(6,927)	(3,848)	765	870	957
Net income (loss) allocable to common stock	(5,873)	(988)	(6,557)	(3,465)	650	737	807
Net income (loss) allocable to preferred stock	(178)	1	(370)	(383)	115	133	150

PER COMMON SHARE DATA:
Basic earnings (loss) per share	(2.52)	(0.73)	(4.87)	(3.18)	0.96	1.10	1.25
Diluted earnings (loss) per share	(2.52)	(0.73)	(4.87)	(3.18)	0.91	1.02	1.14
Average number of common shares outstanding:
Basic	2,329,027	1,345,602	1,345,602	1,090,569	679,144	667,810	646,617
Diluted	N/A	N/A	N/A	N/A	713,152	720,701	708,076
Book value per common share	5.06	13.01	9.22	13.99	16.23	15.31	14.07
Cash dividends declared	—	—	—	—	0.12	0.12	0.12

PERFORMANCE RATIOS:(2)
Return (loss) on average assets	(6.17)%	(0.90)%	(3.19)%	(2.02)%	0.48%	0.58%	0.68%
Return (loss) on average shareholders’ equity(3)	(51.00)%	(7.92)%	(27.94)%	(20.86)%	6.07%	7.53%	9.16%
Average equity to average assets(4)	12.11%	11.34%	11.41%	9.67%	7.99%	7.66%	7.45%

(1)         Loans are recorded gross and have not been reduced by the allowance for loan losses.

(2)         Performance ratios are based on average daily balances during the periods indicated.

(3)         Net income divided by average shareholders’ equity.

(4)         Average total shareholders’ equity divided by average total assets.

	6/30/10	6/30/09	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)
Efficiency ratio(5)	116.15%	115.67%	117.18%	107.63%	83.61%	81.33%	77.63%
Leverage ratio	19.79%	12.12%	10.07%	10.70%	9.97%	9.87%	9.69%
Net interest margin(6)	3.88%	2.85%	3.08%	3.44%	4.47%	4.91%	5.02%
Non-interest revenues to total revenue	13.82%	18.80%	16.96%	10.40%	15.94%	8.41%	10.94%

ASSET QUALITY: (7)
Non-performing assets(8)	10,536	6,198	8,363	4,580	2,056	2,169	76
Allowance for loan losses	3,731	3,474	5,537	3,942	1,150	1,026	1,141
Net charge-offs	7,256	1,149	3,461	1,453	26	115	28
Non-performing assets to total assets	5.05%	2.83%	4.33%	2.13%	1.30%	1.37%	0.05%
Allowance for loan losses to loans	2.96%	2.29%	4.06%	2.57%	0.91%	0.84%	0.96%
Net charge-offs to average loans	10.96%	1.51%	2.33%	1.02%	0.02%	0.10%	0.03%

CAPITAL RATIOS:(9)
Tier 1 capital to average assets	10.06%	11.43%	9.59%	9.47%	9.47%	9.34%	9.23%
Tier 1 capital to total risk-weighted assets	15.80%	14.83%	12.94%	12.00%	10.88%	10.55%	9.82%
Total capital to risk-weighted assets	17.08%	16.13%	14.22%	13.27%	11.74%	11.35%	10.69%

(5)         Efficiency ratio represents the ratio of non-interest expense to the sum of net interest income before provision for loan losses and total non-interest income.

(6)         Net interest margin represents net interest income as a percent of average interest-bearing assets.

(7)         Asset quality ratios are end of period ratios and are calculated with respect to Mission Community Bank deferred fees.

(8)         Non-performing assets consist of non-performing loans and other real estate owned.  Non-performing loans consist of non-accrual loans and loans past due 90 days or more and still accruing interest.

(9)   Capital ratios are for Mission Community Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

As of and for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Executive Summary

We incurred a net loss of $(6.9) million for 2009, as compared to a net loss of $(3.8) million in 2008.  Although a pre-tax loss was incurred in 2009, income tax expense of $835 thousand was recognized, resulting from an increased valuation allowance for deferred tax assets.  During 2008 our balance sheet grew to $215.5 million in total consolidated assets, a 36.1% increase from December 31, 2007.  However, due to the ongoing recession and limited demand for quality loans, the rate of loan pay downs and foreclosures outpaced new loan originations thereby causing total assets to decrease to $193.1 million as of December 31, 2009, a 10.4% decline from December 31, 2008.  Deposits increased 13.1% in 2009, to $163.8 million, while borrowed funds were reduced by $39.7 million, or 86.9%.

On a per share basis, our net loss for the year ended December 31, 2009, was $(4.87) per diluted share.  This compares with a net loss of $(3.18) per diluted share in 2008.

The following are the major factors impacting our results of operations and financial condition over the past two years.

•                  A high level of provision for loan losses.  Real estate conditions weakened in 2007 and 2008 and the overall economy contracted, causing us to charge off a few large credits in 2008.  As the real estate contraction became more prolonged in 2009, more of our borrowers were unable to weather the storm and we charged off $1.8 million of construction and land development loans and $0.9 million of commercial and residential real estate loans.  Net charge-offs for 2009 totaled $3.5 million, up from $1.5 million in 2008.  We had set aside additional reserves in 2008 that covered the 2009 charge-offs.  In 2009 we increased the allowance for loan and lease losses to a level approximately $1.6 million higher than at the end of 2008.

•                  An increase in non-performing assets.  Even as some portions of the economy seemed to begin to recover in 2009, real estate related segments of the economy remained in recessionary territory, further stressing our loan portfolio.  Non-performing loans, including troubled debt restructurings, increased in 2009 to $6.7 million, up from $4.5 million at the end of 2008.  And foreclosed real estate increased from $83 thousand in 2008 to $1.6 million as of December 31, 2009.

•                  A decrease in the net interest margin.  The net interest margin for 2009 was 3.15%, down 38 basis points from 2008.  Short-term interest rates dropped 400 basis points to 0.25% in 2008 and remained at that low level throughout 2009.  The relatively steep rate drop in 2008 put downward pressure on the margin, as competition for deposits in the local market would not permit decreases in deposit rates at the same speed or to the same degree as loan rates were falling.  Although the margin was lower for the full year of 2009 as compared to 2008, it began a steady improvement in April 2009, which continued beyond the end of the year.

•                  We increased our valuation allowance for deferred tax assets.  The increase in valuation allowance of $1.1 million in 2008 and an additional $3.4 million in 2009 was established because our losses in 2008 and 2009 exceeded our ability to fully recognize deferred tax assets by carrying the losses back to previous tax years.

•                  We raised additional capital.  During 2008 we issued 410,644 common shares in a secondary public offering for net cash proceeds of $6.8 million, and an additional 225,026 shares of common stock were issued to the Carpenter Community BancFund-A, L.P., in a private placement, for net cash proceeds of $3.9 million.  In 2009 we issued to the United States Department of the Treasury a total of 5,116 shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock at $1,000 per share.  This transaction was a part of the Capital Purchase Program of the TARP.  The $5.1 million in new capital was subsequently invested in Mission Community Bank as Tier 1 capital.

Critical Accounting Policies

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations and may change in future periods.  Note A to the Consolidated Financial Statements describes the significant accounting policies used in the preparation of the Consolidated Financial Statements.  Not all of these accounting policies require management to make difficult, subjective or complex judgments or estimates.  However, management believes that the following policies could be considered critical.

Reserves and Contingencies

In the normal course of business, we must manage and control certain risks inherent to the business of banking.  These include credit risk, interest rate risk, fraud risk, and operations and settlement risk.  We have established reserves for risk of losses, including loan losses.

The allowance for loan losses represents management’s estimate of the probable credit losses that have occurred as of the date of the financial statements, as further described in Note A in the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus.  See also “Allowance for Loan Losses” below.  These reserves or accruals are reviewed by management at least quarterly.  If the latest estimate of loss (or the actual loss) differs from the accrual or reserve recorded to date, the financial impact is reflected in the period in which the estimate is revised (or the actual loss is determined).  We believe that the allowance for loan losses is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectability of the loans, including current economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans.  We cannot provide you with any assurance that economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in our loan portfolio, which could result in actual losses that exceed reserves previously established.

Revenue recognition

Our primary source of revenue is interest income from loans and investment securities.  Interest income is recorded on an accrual basis.  Note A in the Notes to the Audited Consolidated Financial Statements contains an explanation of the process for determining when the accrual of interest income is discontinued on impaired loans and under what circumstances loans are returned to an accruing status.

We also record gains in connection with the sale of the guaranteed portion of certain SBA-guaranteed loans for which Mission Community Bank retains the right to service the loans.  Recording of such gains involves the use of estimates and assumptions related to the expected life of the loans and future cash flows.  Notes A and C in the Notes to the Audited Consolidated Financial Statements contain additional information regarding our accounting policy for revenue recorded in connection with the sale of loans.  SBA loan servicing rights are based upon estimates and are subject to the risk of prepayments and market value fluctuation.

Income Taxes

Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income.  Deferred tax assets and liabilities are established for these items as they arise.  From an accounting standpoint, deferred tax assets are reviewed to determine if a valuation allowance is required based on both positive and negative evidence currently available.  We have determined the need to establish a valuation allowance for deferred tax assets, based on the weight of available evidence, that it is less likely that some portion or all of the deferred tax assets may be realized.

Additionally, we review our uncertain tax positions annually.  An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  A significant amount of judgment is applied to determine both whether the tax position meets the “more likely than not” test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized.  Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The following discussion and analysis is intended to assist in an understanding of the significant factors that affected our consolidated financial condition and results of operations for the years ended December 31, 2009 and 2008.  This discussion, which refers to Mission Community Bancorp on a consolidated basis, should be read in conjunction with our  consolidated audited financial statements and corresponding notes included elsewhere in this prospectus.

Mission Community Bancorp is inactive except for interest expense associated with the junior subordinated debentures (related to the trust preferred securities) and minimal other expenses.  Therefore, the financial information is primarily reflective of Mission Community Bank.

Mission Community Bank operates as a traditional community bank, but has also used management’s expertise as a CDFI to provide a selection of financial services identified as “community development” activities, with a focus on financial services to under-served markets, small businesses and business professionals.  Mission Community Bancorp and Mission Community Bank have received and used both grants and deposits under programs authorized by CDFI and continuously review various options for grants and deposit programs from various government and public/private entities.  The CDFI status is dependent on management’s specialized knowledge of working with various governmental programs and requires a significant increase in reporting and documentation as compared with traditional bank activities.

MCDC provides financing for small businesses and low- to moderate-income areas based on direct loans or funding pools established in conjunction with others.  MCDC provides loan servicing for several small loans owned by the San Luis Obispo County Economic Vitality Corporation.  MCDC also manages a loan pool for the San Luis Obispo County Housing Trust Fund to assist in providing affordable housing.  MCDC had also been servicing the San Simeon Earthquake Recovery Loan Fund (the “Earthquake Fund”), a loan pool funded by Mission Community Bank and other local banks.  The Earthquake Fund was structured to provide low cost financing to individuals and businesses in San Luis Obispo and northern Santa Barbara counties which experienced severe damage in the December 22, 2003, San Simeon Earthquake.  During 2008, as the loans made by the Earthquake Fund had been substantially paid off, the full amount of the participating banks’ initial investments was returned.  As of December 31, 2009, the Earthquake Fund had $8,000 in remaining loans outstanding.  The consortium is considering alternative community development uses for the loan pool.

MCSC provides technical assistance services and training to the underserved segments of the community including small businesses, minorities and low-income entrepreneurs, and provided technical assistance to applicants for the Earthquake Fund.  During 2006, MCSC was awarded a five-year, $750,000 grant from the U.S. Small Business Administration to fund one of 99 Women’s Business Centers nationwide.  While MCSC has not engaged in any direct lending, it may provide some lending in the near future.  As of December 31, 2009, Mission Community Bank has had limited direct benefit from its association with MCSC.  See also Note L to the Consolidated Audited Financial Statements for additional information regarding MCSC.

Results of Operations

Average Balance Sheets and Analysis of Net Interest Income

The principal component of earnings for most banks is net interest income.  Net interest income is the difference between the interest earned on loans and investments and the interest paid on deposits and other interest-bearing liabilities.

The banking industry uses two key ratios to measure relative profitability of net interest income.  The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities.  The interest rate spread ignores the beneficial impact of non-interest bearing deposits and capital, and provides a direct perspective on the effect of market interest rate movements.  The net interest margin is defined as net interest income as a percentage of average interest-earning assets.  This ratio includes the positive impact of obtaining a portion of the funding for earning assets with non-interest bearing deposits and capital.

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resultant yields. Also presented are the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.

Net Interest Analysis

(Dollars in thousands)

	For the Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balacce	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income*	$148,636	$8,889	5.98%*	$142,342	$9,598	6.74%*	$125,691	$10,764	8.56%*
Investment securities*	35,945	1,259	3.50%*	23,966	1,122	4.68%*	16,071	699	4.35%*
Federal funds sold	7,419	16	0.21%	7,314	122	1.67%	2,814	140	4.98%
Other interest income	15,865	119	0.75%	7,610	231	3.03%	3,621	156	4.32%
Total interest-earning assets / interest income	207,865	10,283	4.95%	181,232	11,073	6.11%	148,197	11,759	7.93%
Non-interest-earning assets:
Allowance for loan losses	(3,635)			(2,118)			(1,051)
Cash and due from banks	2,720			2,987			2,511
Premises and equipment	2,833			3,529			3,648
Other assets	7,485			5,162			4,564
Total assets	$217,268			$190,792			$157,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand accounts	$12,594	145	1.15%	$17,187	361	2.10%	$13,611	421	3.09%
Savings and Money Market deposit accounts	30,585	370	1.21%	19,309	327	1.70%	22,988	575	2.50%
Certificates of deposit	93,540	2,150	2.30%	72,187	2,471	3.42%	60,893	2,931	4.81%
Total interest-bearing deposits	136,719	2,665	1.95%	108,683	3,159	2.91%	97,492	3,927	4.03%
Federal funds purchased	10	—	0.61%	34	1	2.81%	4	—	6.34%
Federal Home Loan Bank advances	28,161	1,096	3.89%	37,232	1,450	3.89%	19,383	925	4.77%
Subordinated debt	3,093	116	3.75%	3,093	220	7.12%	3,093	277	8.95%
Total borrowed funds	31,264	1,212	3.88%	40,359	1,671	4.14%	22,480	1,202	5.35%
Total interest-bearing liabilities / interest expense	167,983	3,877	2.31%	149,042	4,830	3.24%	119,972	5,129	4.28%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	23,147			22,158			23,988
Other liabilities	1,347			1,141			1,299
Total liabilities	192,477			172,341			145,259
Shareholders’ equity	24,791			18,451			12,610
Total liabilities and shareholders’ equity	$217,268			$190,792			$157,869
Net interest-rate spread			2.64%			2.87%			3.65%
Impact of non-interest-bearing sources and other changes in balance sheet composition			0.44%			0.57%			0.82%
Net interest income / margin on earning assets		$6,406	3.08%**		$6,243	3.44%**		$6,630	4.47%**

*                 No taxable-equivalent adjustment has been made on municipal securities and loans because no tax benefits are currently being recognized by the Company.

**          Net interest income as a % of earning assets

Non-accrual loans are included in the calculation of the average balances of loans; interest not accrued is excluded.

Net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as the change due to volume.  Average interest-earning assets grew by $33.0 million in 2008 over 2007 and by $26.6 million in 2009 over 2008.  All categories of interest-earning assets—both long-term and liquid assets—grew substantially in 2008 and 2009 (based on average balances outstanding during the year).  Interest-bearing liabilities increased $29.1 million in 2008 as compared to 2007, and grew another $18.9 million in 2009.  Borrowed funds—a relatively high cost source of funds—were allowed to roll off in 2009, as Mission Community Bank experienced strong growth in deposits.

Net interest income is also affected by changes in the yields we earn on interest-earning assets and the rates we pay on interest-bearing deposits and borrowed funds, referred to as the change due to rate.  The average yield on interest-earning assets decreased by 117 basis points (1.17%) in 2009, while the average rate paid on interest-bearing liabilities decreased by only 93 basis points, causing continued pressure on the net interest margin.  As a result, the net interest margin decreased 38 basis points in 2009, from 3.53% to 3.15%.  The 400-basis-point drop in the prime interest rate in 2008 put downward pressure on the margin, as competition for deposits in the local market would not permit decreases in deposit rates at the same speed or to the same degree as loan rates were falling.  Although lower for the full year of 2009 as compared to 2008, the margin began a steady improvement in April 2009, which continued through the end of the year.

The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of those variances attributable to volume and rate changes for the years indicated.

Rate / Volume Variance Analysis
(In thousands)

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Compared to 2008			Compared to 2007
	Increase (Decrease)			Increase (Decrease)
	in interest income and expense			in interest income and expense
	due to changes in:			due to changes in:
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans, net of unearned income	$411	$(1,120)	$(709)	$1,310	$(2,476)	$(1,166)
Investment securities	467	(330)	137	366	57	423
Federal funds sold	2	(108)	(106)	119	(137)	(18)
Other interest income	139	(251)	(112)	132	(57)	75
Total increase (decrease) in interest income	1,019	(1,809)	(790)	1,927	(2,613)	(686)

Interest-bearing liabilities:
Transaction accounts	(80)	(136)	(216)	95	(155)	(60)
Savings deposits	155	(112)	43	(82)	(166)	(248)
Certificates of deposit	617	(938)	(321)	482	(942)	(460)
Total interest-bearing deposits	692	(1,186)	(494)	495	(1,263)	(768)
Federal funds purchased	(1)	—	(1)	1	—	1
FHLB advances	(353)	(1)	(354)	721	(196)	525
Subordinated debt	—	(104)	(104)	—	(57)	(57)
Total borrowed funds	(354)	(105)	(459)	722	(253)	469
Total increase (decrease) in interest expense	338	(1,291)	(953)	1,217	(1,516)	(299)
Increase (decrease) in net interest income	$681	$(518)	$163	$710	$(1,097)	$(387)

Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Mission Community Bank is asset sensitive (see the Asset and Liability Management section of this discussion).  Short-term rates dropped precipitously in early 2008 and remained at a very low level throughout 2009.  The relatively steep rate drop in 2008 put downward pressure on the margin, as competition for deposits in the local market would not permit decreases in deposit rates at the same speed or to the same degree as loan rates were falling.  Although the margin was lower for the full year of 2009 as compared to 2008, it began a steady improvement in April 2009, which continued beyond the end of the year.  That improvement was due to rates on deposits declining to a greater degree than loan rates, and higher-cost borrowed funds being paid off as they matured.

For 2009, the positive change in net interest income due to volume more than offset the negative change due to rates, as the average balance of interest-earning assets increased to a greater extent than interest-bearing liabilities over the course of the year.  The result was a $163 thousand increase in net interest income in 2009 as compared to 2008.

Provision for Loan Losses

Credit risk is inherent in the business of making loans.  Mission Community Bank makes provisions for loan losses when required to bring the total allowance for loan losses to a level deemed appropriate for the risk in the loan portfolio. The determination of the appropriate level for the allowance is based on such factors as historical loss experience, the volume and type of lending conducted, the amount of nonperforming loans, regulatory policies, general economic conditions, and other factors related to the collectibility of loans in the portfolio.  The provision for loan losses is charged to earnings and totaled $5,056,000 for 2009 and $4,245,000 for 2008.

See Allowance for Loan Losses below for additional information on the procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance for loan losses.

Non-interest Income

Non-interest income increased $583 thousand in 2009 as compared to 2008, due to $247 thousand in gains realized on the sale of securities, as well as increased SBA loan origination, sale and servicing activity, and $81 thousand in grants and awards related to Mission Community Bank’s community development activity.

Mission Community Bank historically has derived a material portion of its non-interest income from the sale and servicing of SBA guaranteed loans.  Gain on sale of SBA loans increased $192 thousand in 2009 as compared to 2008, after decreasing $121 thousand in 2008.  Loan servicing fees (net of amortization) increased $6 thousand in 2008 and increased another $42 thousand in 2009.

Non-interest Expense

•                  Non-interest expense increased in 2009 by $1.250 million, or 17%.

•                  Non-interest expenses that had material changes from 2008 to 2009 were:

•                  Insurance and regulatory assessments increased by $424 thousand, or 201%, primarily because FDIC deposit insurance assessments were up by $381 thousand.  These increased assessments were the result of scheduled increases to deposit insurance rates as well as special “one-time” assessments intended to shore up the FDIC’s Deposit Insurance Fund.

•                  Occupancy expense increased by $416 thousand, due primarily to costs associated with Mission Community Bank’s new main office at South Higuera Street and Prado Road in San Luis Obispo.  Although Mission Community Bank’s administrative and Business Banking Center employees only moved into this new facility in December 2009, Mission Community Bank was obligated for lease payments during the four-month pre-occupancy period in which tenant improvements were underway.

•                  Salary and benefits increased by $118 thousand, or 3%.  Actual outlays and accruals for salaries and benefits increased by only $36 thousand from 2008 to 2009.  However, salary and benefit costs deferred as loan origination costs (an offset to salaries and benefits) were $82 thousand less in 2009 as compared to 2008.  The deferrals of loan origination costs in accordance with FASB Statement 91 are amortized against interest income on loans over the life of the loans.

•                  Data processing expenses increased by $106 thousand, or 17%, principally due to the cost of outsourcing the management of Mission Community Bank’s information technology (“IT”) function, beginning in September 2008.  Thus, 2009 includes the cost of outsourced IT for twelve months, while 2008 includes this expense for only approximately four months.

•                  Professional fees, including legal, accounting, internal audit, loan review and other consultants—were up $58 thousand, or 14%, in 2009, primarily due to legal, loan review and consulting fees related to non-performing assets.

•                  Marketing costs decreased $74 thousand, or 35% in 2009 as compared to 2008, as reductions were made in Mission Community Bank’s budget for advertising and sponsorships.

•                  For both 2009 and 2008, non-interest expense included write-downs on fixed assets and other real estate.  In 2008, property that had been held for a future branch site was transferred to other real estate and written down to its estimated fair value.  In addition, equipment no longer used for information technology (“IT”) purposes after that function was outsourced was written off in 2008.  These 2008 write-downs totaled $379 thousand.  In 2009, write-downs on other real estate (both foreclosed properties and the branch site property mentioned above) totaled $472 thousand.  An additional $2 thousand write-down was taken on abandonment of leasehold improvements.

Income Taxes

Our combined federal and state effective income tax rate was (26.8)% (tax expense) in 2009 and 19.4% (tax benefit) in 2008.  The change in the effective rate from 2008 to 2009 was primarily due to a $2.3 million increase in the deferred tax valuation allowance that was established because Mission Community Bank’s losses in 2008 and 2009 exceeded its ability to fully recognize deferred tax assets by carrying the loss back to previous tax years.  As of December 31, 2009, the ability of Mission Community Bank to reduce the deferred tax valuation allowance and recognize those deferred tax assets was dependent on Mission Community Bank generating taxable income in future years.  The valuation allowance may be reversed if we return to profitability and determine that it is more likely than not that our deferred tax assets will be realized.  See Note H to the consolidated audited financial statements for more information on income taxes.

Financial Condition

Investment Activities

Banks purchase and own investment securities for yield, to provide liquidity and to balance the overall interest-rate sensitivity of its assets and liabilities. Mission Community Bank does not maintain a trading account.

Investment goals are to obtain the highest yield consistent with maintaining a stable overall asset and liability position while limiting economic risks.  In accordance with this policy, management actively manages its investment portfolio between available for sale and held to maturity investments, the composition of which has shifted over time.  All securities in Mission Community Bank’s portfolio are classified as available for sale.

Investment policies and limits have been established by the board of directors.  Investments can include federally-insured certificates of deposit, obligations of the U.S. Treasury and U.S. agencies, mortgage-related instruments issues or backed by U.S. agencies, municipal bonds rated Baa or better (Moody’s), Aaa-rated private label mortgage-backed and asset-backed securities, and corporate securities rated A or A-1.  Guidelines have been established for diversification of the portfolio among these investment categories and per-transaction limits have been established as well.  Mission Community Bank’s chief financial officer reports investment purchase and sale activity to the Board on a monthly basis and more detailed quarterly reports are presented to the Investment Committee.

The following table presents the distribution of investments by sector, the maturity dates of the investments, and the weighted average yields of the investments:

Investment securities composition

	December 31, 2009			December 31, 2008			December 31, 2007
		Approx.			Approx.			Approx.
	Amortized	Market	%	Amortized	Market	%	Amortized	Market	%
	Cost	Value	Yield	Cost	Value	Yield	Cost	Value	Yield
	(Dollars in thousands)
U.S. Government agencies:
Within one year	$500	$502	4.00%	$2,000	$2,036	3.38%	$1,998	$2,000	4.43%
One to five years	14,442	14,465	2.12%	500	518	4.00%	1,995	2,010	4.24%
Five to ten years	500	502	5.05%	1,000	1,016	5.18%	1,000	1,001	4.97%
After 10 years	—	—		—	—		1,000	999	4.31%
Total U.S. Government agencies	15,442	15,469	2.27%	3,500	3,570	3.98%	5,993	6,010	4.44%
Mortgage-backed and asset-backed securities:
Within one year	245	249	4.28%	334	334	4.07%	130	128	3.88%
One to five years	18	17	6.49%	577	582	4.66%	1,003	997	4.61%
Five to ten years	8,674	8,747	3.50%	1,810	1,873	4.83%	1,105	1,108	4.87%
After 10 years	9,522	9,698	3.96%	14,689	15,053	4.94%	5,738	5,917	4.82%
Total mortgage-backed and asset-backed securities	18,459	18,711	3.75%	17,410	17,842	4.90%	7,976	8,150	4.79%
Municipal securities:
Within one year	—	—		—	—		—	—
One to five years	—	—		—	—		—	—
Five to ten years	—	—		—	—		—	—
After 10 years	2,918	2,974	5.99%	3,581	3,434	5.95%	2,972	2,964	6.00%
Total municipal securities	2,918	2,974	5.99%	3,581	3,434	5.95%	2,972	2,964	6.00%
Corporate debt securities:
Within one year	959	997	5.96%	—	—		—	—
One to five years	1,882	1,991	5.48%	—	—		—	—
Five to ten years	—	—		—	—		—	—
After 10 years	—	—		—	—		—	—
Total corporate securities	2,841	2,988	5.64%	—	—		—	—
Total investment securities	$39,660	$40,142	3.47%	$24,491	$24,846	4.92%	$16,941	$17,124	4.88%

The non-accrual security is included in the amortized cost and market value of securities.  Yields reflect no interest income on the non-accrual security.  Yields on tax-exempt municipal securities have been adjusted to their fully-taxable equivalents.

During 2008, Mission Community Bank purchased $0.9 million of municipal securities in order to take advantage of their higher yields on a fully taxable equivalent basis.  All of the municipal securities purchased to date are within California, bank qualified, insured and are rated at least AA+ by Standard & Poor’s or Aa2 by Moody’s.  Except for one security carried at $311 thousand, all municipal securities are insured by a company rated AAA by S&P.

In 2004, management established a loss reserve for one of Mission Community Bank’s asset-backed securities after concluding it was “other than temporarily impaired.”  The security is in non-accrual status, with any interest payments received being credited to the reserve.  As of December 31, 2009, the gross book value of the security was $300,000 and the reserve was $292,000, for a net book value of $8,000.

See Note B in the notes to the audited consolidated financial statements for additional information on investment securities.

Lending Activities

Mission Community Bank originates loans, participates in loans from other banks and structures loans for possible sale in the secondary market.

The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated:

Loan Portfolio Composition

(Dollars in thousands)

	As of December 31,
Type of Loan	2009	2008	2007	2006	2005
Commercial	$19,633	$24,454	$25,653	$18,000	$14,190
Agricultural	750	—	122	123	152
Leases, net of unearned income	1,335	1,491	839	1,041	815
Municipal loans	3,476	2,729	2,789	2,903	—
Real estate	96,956	98,049	72,009	66,591	71,878
Construction	12,512	22,857	22,513	31,639	29,921
Consumer	1,748	3,731	2,504	2,502	2,519
Total loans	$136,410	$153,311	$126,429	$122,799	$119,475

Off-balance-sheet commitments:
Undisbursed loan commitments	$18,219	$28,427	$28,608	$35,375	$37,379
Standby letters of credit	301	304	693	213	203

The following table sets forth as of December 31, 2009, the maturities and sensitivities of loans to interest rate changes:

Maturity and Rate Sensitivity of Loans

(Dollars in thousands)

					Rate Structure for Loans
	Maturity				Maturing Beyond One Year
	One year	One through	Over five		Fixed	Floating
	or less	five years	years	Total	Rate	Rate
Commercial	$4,088	$7,785	$7,760	$19,633	$7,653	$7,892
Agricultural	419	331	—	750	331	—
Leases, net of unearned income	44	1,291	—	1,335	1,291	—
Municipal loans	—	998	2,478	3,476	771	2,705
Real estate	1,302	17,124	78,530	96,956	59,557	36,097
Construction	10,782	1,507	223	12,512	—	1,730
Consumer Loans	513	1,070	165	1,748	1,235	—
Total Loans	$17,148	$30,106	$89,156	$136,410	$70,838	$48,424

Mission Community Bank funds commercial loans to provide working capital, to finance the purchase of equipment and for other business purposes.  These loans can be short-term, with maturities ranging from thirty days to one year, or term loans, with maturities normally ranging from one to twenty-five years.  Short-term loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly.

Included in commercial loans are SBA loans.  Mission Community Bank originates and services SBA loans and is active in specific SBA programs.  Further, Mission Community Bank is designated as an SBA preferred lender which allows greater flexibility to meet small business loan requests with delegated authority, creating a more timely credit approval process.

Mission Community Bank makes adjustable rate SBA-guaranteed loans and generally sells the guaranteed portion of the SBA loans in the secondary market while retaining the servicing rights for those loans.  At December 31, 2009 and 2008, Mission Community Bank serviced approximately $26.9 million and $23.2 million, respectively, in SBA loans.

Consumer loans are used to finance automobiles, various types of consumer goods, and other personal purposes.  Consumer loans generally provide for the monthly payment of principal and interest.  Most consumer loans are secured by the personal property being purchased.

Mission Community Bank has been active in construction lending for interim loans to finance the construction of commercial and single family residential property.  Construction loans totaled $12.5 million as of December 31, 2009, a $10.3 million decrease from a year earlier, as few construction loans were originated or funded in 2009 due to economic conditions.  Construction loans are typically extended for terms of no more than 12 to 18 months.  Generally, Mission Community Bank does not provide loans for speculative purposes except to known builders who have a track record of successful projects and the expertise and financial strength for the particular type of building.

Residential real estate loans are generally limited to home equity loans and home equity lines of credit.  Mission Community Bank has not been active in other forms of residential real estate lending.

Other real estate loans consist primarily of commercial and industrial real estate loans.  These loans are made based on the income generating capacity of the property or the cash flow of the borrower and are secured by the property.  Mission Community Bank offers both fixed and variable rate loans with maturities which generally do not exceed ten years.  Exceptions are made for SBA-guaranteed loans secured by real estate, or for other commercial real estate loans which can be readily sold in the secondary market.

Asset Quality

The risk of nonpayment of loans is inherent in the banking business. That risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment and, ultimately, the creditworthiness of the borrower.  In order to minimize this credit risk, all loans exceeding lending officers’ individual lending limits are reviewed and approved by a Management Loan Committee.  Loans exceeding the Management Loan Committee’s authorization are reviewed and approved by the Loan Committee of the board of directors.  The Board Loan Committee is comprised of outside directors as well as Mission Community Bank’s chief executive officer, chief credit officer and its president.

Mission Community Bank employs both an internal and an external loan review process.  Monthly, all new loans are reviewed internally for asset quality and an independent external loan portfolio review is performed semi-annually by an outside credit review firm.  Loan grades are assigned based on a risk assessment of each loan.  Loans with minimum risk are graded as “pass,” with other classifications of “watch,” “special mention,” “substandard,” “doubtful” and “loss,” depending on credit quality.  Loans graded substandard or doubtful are considered “classified” loans, and loans graded loss are charged off.  As an adjunct to the loan review process, an internal “stress test” is applied to the commercial real estate portfolio at least annually to determine the potential financial impact on Mission Community Bank under stressed real estate conditions, and semi-annually by an independent third party.

An allowance for loan losses is provided for all loans, including those graded pass.  As watch, special mention and classified loans are identified in our review process, they are added to the internal watch list and an increased loan loss allowance is established for them.  See Allowance for Loan Losses below for additional information on how the amount of allowance for loan losses is determined.

The following table provides year-end information with respect to the components of our impaired or nonperforming assets at the dates indicated:

Non-Performing Assets

(Dollars in thousands)

	As of December 31,
	2009	2008	2007	2006	2005
Loans in nonaccrual status:
Commercial	$1,139	$578	$254	$240	$76
Real estate	2,724	1,427	190	—	—
Construction & land development	2,028	1,552	1,544	—	—
Total nonaccrual loans	5,891	3,557	1,988	240	76
Loans past due 90 days or more and accruing:					—
Commercial	—	—	54	—	—
Lease financing	—	—	14	—	—
Real estate	—	265	—	—	—
Construction & land development	—	—	—	1,929	—
Total loans 90 days past due and accruing	—	265	68	1,929	—
Restructured loans:
Commercial	731	—	—	—	—
Construction & land development	—	675	—	—	—
Consumer	100	—	—	—	—
Total restructured loans	831	675	—	—	—
Total nonperforming loans	6,722	4,497	2,056	2,169	76
Foreclosed real estate	1,641	83	—	—	—
Total nonperforming assets	$8,363	$4,580	$2,056	$2,169	$76

Allowance for loan losses	$5,537	$3,942	$1,150	$1,026	$1,141

Asset quality ratios:
Non-performing assets to total assets	4.33%	2.13%	1.30%	1.37%	0.05%
Non-performing loans to total loans	4.93%	2.93%	1.63%	1.77%	0.06%
Allowance for loan losses to total loans	4.06%	2.57%	0.91%	0.84%	0.96%
Allowance for loan losses to total non-performing loans	82%	88%	56%	47%	1501%

Non-accrual loans are loans which management believes may not be fully collectible as to principal and interest.  Generally, loans are placed in non-accrual status when they are 90 days or more past due unless they are well-secured and in the process of collection.  Once placed in non-accrual status, a loan is not returned to accrual status until it is brought current with respect to both principal and interest payments, the loan is performing to current terms and conditions, the interest rate is commensurate with market interest rates and future principal and interest payments are no longer in doubt, at which time a further review of the loan is conducted.

The increase in non-accrual loans in 2008 and 2009 was due to the significant downturn in the economy and reduction in real estate collateral values.  At December 31, 2009, approximately 29%, or $1.106 million, of the non-accrual commercial and real estate loans are in our SBA loan portfolio, with $995 thousand of the total guaranteed by the SBA.  The remaining $4.8 million of non-performing loans are loans which management has determined to be impaired.  A determination of impairment is one of expected payment performance, but not necessarily probability of loss.  Based on a loan-by-loan analysis of collateral values or the present value of estimated cash flows, the extent of the impairment of those impaired loans in excess of amounts already charged off is estimated to be $67 thousand, and has been provided in the allowance for loan and lease losses.  At December 31, 2008, $1.640 million of Mission Community Bank’s non-accrual loans were SBA loans, and $1.361 million of the total was guaranteed by the SBA.

Restructured loans are those loans with concessions in interest rates or repayment terms due to a decline in the financial condition of the borrower.  Approximately 25%, or $178 thousand, of the restructured commercial loans were SBA loans, with $136 thousand of the total guaranteed by the SBA.

Other real estate owned is acquired in full or partial satisfaction of loans through foreclosure or other means and is carried on an individual asset basis at the lower of the recorded investment in the related loan or the estimated fair value of the property, less selling expenses.

Mission Community Bank has no foreign loans.

Potential Problem Loans

At December 31, 2009, Mission Community Bank had approximately $24.6 million of loans that were not categorized as non-performing, but for which known information about the borrower’s financial condition caused management to have concern about the ability of the borrowers to comply with the repayment terms of the loans.  These loans were identified through the loan review process described above.  The $24.6 million of potential problem loans are supported by $2.1 million of SBA loan guarantees.  Potential problem loans are subject to continuing management attention and management has provided in the allowance for loan and lease losses for potential losses related to these loans, based on an evaluation of current market conditions, loan collateral, other secondary sources of repayment and cash flow generation.

While credit quality, as measured by loan delinquencies and by Mission Community Bank’s internal risk grading system, appears to be manageable as of December 31, 2009, there can be no assurances that new problem loans will not develop in future periods.  A further decline in economic conditions in Mission Community Bank’s market area or other factors could adversely impact individual borrowers or the loan portfolio in general.  Mission Community Bank has well defined underwriting standards and expects to continue with prompt collection efforts and focused attention with the goal of mitigating or resolving management’s concern related to repayment, but economic uncertainties or changes may cause one or more borrowers to experience problems in the coming months.

Loan Concentrations

The Board of Directors has approved concentration levels (as a percentage of capital) for various loan types based on Mission Community Bank’s business plan and historical loss experience.  On a quarterly basis, management provides a loan concentration report to the board with information relating to concentrations.  Management’s review of possible concentrations includes an assessment of loans to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

The following table reflects the major concentrations in the loan portfolio, by type of loan, as of December 31, 2009:

Loan Concentrations

December 31, 2009

(Dollars in thousands)

Type of Loan	Amount	Percent of Total Loans

Construction and land development	$12,512	9.2%
Other real estate loans (by type of collateral):
Non-farm, non-residential property:
Owner-occupied	37,337	27.4%
Non-owner-occupied	36,940	27.1%
1 to 4 family residential:
First liens	3,963	2.9%
Junior liens	12,678	9.3%
Multi-family residential	2,757	2.0%
Farmland	3,281	2.4%
Total real estate-secured loans	109,468	80.3%
Commercial loans	19,633	14.4%
Agricultural loans	750	0.5%
Lease financing	1,335	1.0%
Municipal loans	3,476	2.5%
Consumer loans	1,748	1.3%
Total loans, including loans held for sale	$136,410	100.0%

The table indicates a concentration in commercial real estate loans (loans secured by non-farm, non-residential and multi-family residential properties, including construction loans) totaling $89.5 million.  However, under the regulatory definition of commercial real estate—which excludes owner-occupied properties—Mission Community Bank’s commercial real estate concentration is reduced to $52.2 million, or 38.3% of total loans.  Prior to 2009, Mission Community Bank had had only two losses on construction and land development loans (both occurring in 2008) and none with other types of commercial real estate loans.  In 2009, however, Mission Community Bank experienced $1.8 million in losses on construction and land development loans and approximately $900 thousand in losses on commercial and residential real estate loans.

Mission Community Bank’s analysis of loan concentrations compared to a California peer group of 50 banks suggests that Mission Community Bank does not have an unusually high real estate concentration compared to other similar sized banks in California.  Banks in California typically are more prone than banks in other states to use real estate collateral for many commercial loans for business purposes where collateral is taken as an abundance of caution.  In its analysis of real estate concentrations, Mission Community Bank carefully considers economic trends and real estate values.  The commercial real estate market in San Luis Obispo county weakened in 2008 and 2009, rents and values have decreased and vacancies have increased. Although the local market has not seen the severe weakness seen in many other areas of California and the U.S., management continues to monitor closely trends in real estate in light of Mission Community Bank’s level of real estate lending.

Allowance for Loan Losses

The following table summarizes, for each reported period, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance which have been charged to operating expenses, and certain ratios relating to the allowance for loan losses:

Summary of Loan Loss Experience

(Dollars in thousands)

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Allowance for loan and lease losses at beginning of year	$3,942	$1,150	$1,026	$1,141	$1,094
Loans charged off:
Construction and land development	(1,778)	(547)	—	—	—
Other real estate loans	(911)	—	—	—	—
Commercial	(738)	(880)	(13)	(102)	(24)
Consumer	(78)	(52)	(4)	(19)	(7)
Other	—	—	(14)	—	—
Total loans charged off	(3,505)	(1,479)	(31)	(121)	(31)
Recoveries:
Construction and land development	—	—	—	—	—
Other real estate loans	1	—	—	—	—
Commercial	42	22	4	6	1
Consumer	1	3	—	—	2
Other	—	1	1	—	—
Total recoveries	44	26	5	6	3
Net charge-offs	(3,461)	(1,453)	(26)	(115)	(28)
Provision charged to operations	5,056	4,245	150	—	75
Allowance for loan and lease losses at end of year	$5,537	$3,942	$1,150	$1,026	$1,141

Ratio of net charge-offs to average loans	2.33%	1.02%	0.02%	0.10%	0.03%
Ratio of provision to average loans	3.40%	2.98%	0.12%	0.00%	0.07%

Mission Community Bank performs a quarterly detailed review to identify the risks inherent in the loan portfolio, to assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense.  Systematic reviews follow the methodology set forth by various regulatory policy statements on the allowance for loan losses.

A key element of Mission Community Bank’s methodology is the previously discussed credit classification process.  The amount determined by management to be an appropriate level for the allowance is based on Mission Community Bank’s historical loss rate for each type of loan and risk grade, with adjustments made for certain qualitative factors such as current and expected economic conditions, trends in collateral values, the quality of Mission Community Bank’s loan review process, etc.  For loans identified as impaired, the allowance allocated to the loan is the deficiency, if any, in either the present value of expected cash flows from the loan or the fair value of the collateral, as compared to Mission Community Bank’s investment in the loan.  Mission Community Bank engages an outside firm to perform, at least semi-annually, a review of the loan portfolio and to test the adequacy of the allowance for loan losses.  In addition, loans are examined periodically by Mission Community Bank’s federal and state regulators.

Management considers the allowance for loan losses to be adequate to provide for losses inherent in the loan portfolio. Although management uses all available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, federal and state regulators periodically review our allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.  Accordingly, there can be no assurance that our allowance for loan losses will be adequate to cover future loan losses or that significant additions to the allowance for loan losses will not be required in the future.  Material additions to the allowance for loan losses would decrease earnings and capital and would thereby reduce Mission Community Bank’s ability to pay dividends, among other adverse consequences.

The ratio of allowance for loan losses to total loans as of December 31, 2009 was 4.06%.   Management and the board consider this to be adequate based on their analysis and reviews of the portfolio. As part of the analysis of the allowance, Mission Community Bank assigns certain risk factors to unclassified loans in addition to the specific percentages used for classified loans.  The following tables summarize the allocation of the allowance for loan losses by general loan types, based on collateral or security type, as used internally by Mission Community Bank as of the end of each of the past five years.

	December 31, 2009
		Percent of Total	Allowance	Percent of Total
(dollars in thousands)	Loans	Loans	Allocation	Allowance
Unclassified loans:
Commercial	$16,073	11.8%	$690	12.4%
Agricultural	750	0.5%	24	0.4%
Leases	1,335	1.0%	4	0.1%
Municipal loans	3,476	2.5%	27	0.5%
Real estate	76,568	56.1%	374	6.7%
Construction	5,296	3.9%	125	2.3%
Consumer	1,604	1.2%	93	1.7%
Total unclassified loans	105,102	77.0%	1,337	24.1%
Classified loans:
Commercial	3,560	2.6%	288	5.2%
Agricultural	—	0.0%	—	0.0%
Leases	—	0.0%	—	0.0%
Municipal loans	—	0.0%	—	0.0%
Real estate	20,388	15.0%	3,260	58.9%
Construction	7,216	5.3%	122	2.2%
Consumer	144	0.1%	17	0.3%
Total classified loans	31,308	23.0%	3,687	66.6%
Other economic factors			513	9.3%
Total loans and allowance	$136,410	100.0%	$5,537	100.0%

	December 31, 2008
		Percent of Total	Allowance	Percent of Total
(dollars in thousands)	Loans	Loans	Allocation	Allowance
Unclassified loans:
Commercial	$22,252	14.5%	$860	21.8%
Agricultural	—	0.0%	—	0.0%
Leases	1,491	1.0%	14	0.4%
Municipal loans	2,729	1.8%	16	0.4%
Real estate	88,735	57.9%	719	18.2%
Construction	15,430	10.1%	200	5.1%
Consumer	3,723	2.4%	91	2.3%
Total unclassified loans	134,360	87.7%	1,900	48.2%
Classified loans:
Commercial	2,202	1.4%	454	11.5%
Agricultural	—	0.0%	—	0.0%
Leases	—	0.0%	—	0.0%
Municipal loans	—	0.0%	—	0.0%
Real estate	9,314	6.1%	337	8.5%
Construction	7,427	4.8%	1,057	26.9%
Consumer	8	0.0%	—	0.0%
Total classified loans	18,951	12.3%	1,848	46.9%
Other economic factors			194	4.9%
Total loans and allowance	$153,311	100.0%	$3,942	100.0%

	December 31, 2007
		Percent of Total	Allowance	Percent of Total
(dollars in thousands)	Loans	Loans	Allocation	Allowance
Unclassified loans:
Commercial	$25,238	20.0%	$390	33.9%
Agricultural	122	0.1%	1	0.1%
Leases	811	0.6%	7	0.6%
Municipal loans	2,789	2.2%	14	1.2%
Real estate	72,009	57.0%	261	22.7%
Construction	18,433	14.6%	192	16.7%
Consumer	2,491	2.0%	22	1.9%
Total unclassified loans	121,893	96.5%	887	77.1%
Classified loans:
Commercial	415	0.3%	76	6.6%
Agricultural	—	0.0%	—	0.0%
Leases	28	0.0%	2	0.2%
Municipal loans	—	0.0%	—	0.0%
Real estate	—	0.0%	—	0.0%
Construction	4,080	3.2%	30	2.6%
Consumer	13	0.0%	1	0.1%
Total classified loans	4,536	3.5%	109	9.5%
Other economic factors			154	13.4%
Total loans and allowance	$126,429	100.0%	$1,150	100.0%

	December 31, 2006
		Percent of Total	Allowance	Percent of Total
(dollars in thousands)	Loans	Loans	Allocation	Allowance
Unclassified loans:
Commercial	$17,855	14.6%	$234	22.8%
Agricultural	123	0.1%	1	0.1%
Leases	1,041	0.8%	5	0.5%
Municipal loans	2,903	2.4%	15	1.5%
Real estate	66,591	54.2%	313	30.5%
Construction	29,710	24.2%	135	13.2%
Consumer	2,502	2.0%	20	1.9%
Total unclassified loans	120,725	98.3%	723	70.5%
Classified loans:
Commercial	145	0.1%	30	2.9%
Agricultural	—	0.0%	—	0.0%
Leases	—	0.0%	—	0.0%
Municipal loans	—	0.0%	—	0.0%
Real estate	—	0.0%	—	0.0%
Construction	1,929	1.6%	—	0.0%
Consumer	—	0.0%	—	0.0%
Total classified loans	2,074	1.7%	30	2.9%
Other economic factors			273	26.6%
Total loans and allowance	$122,799	100.0%	$1,026	100.0%

	December 31, 2005
		Percent of Total	Allowance	Percent of Total
(dollars in thousands)	Loans	Loans	Allocation	Allowance
Unclassified loans:
Commercial	$11,890	10.0%	$287	25.2%
Agricultural	152	0.1%	1	0.1%
Leases	814	0.7%	7	0.6%
Municipal loans	—	0.0%	—	0.0%
Real estate	71,878	60.2%	308	27.0%
Construction	27,992	23.4%	123	10.8%
Consumer	2,517	2.1%	21	1.8%
Total unclassified loans	115,243	96.5%	747	65.5%
Classified loans:
Commercial	2,300	1.9%	87	7.6%
Agricultural	—	0.0%	—	0.0%
Leases	1	0.0%	—	0.0%
Municipal loans	—	0.0%	—	0.0%
Real estate	—	0.0%	—	0.0%
Construction	1,929	1.6%	—	0.0%
Consumer	2	0.0%	—	0.0%
Total classified loans	4,232	3.5%	87	7.6%
Other economic factors			307	26.9%
Total loans and allowance	$119,475	100.0%	$1,141	100.0%

Deposits

Deposits are the primary source of funding for lending and investing needs.  Total deposits were $163.8 million as of December 31, 2009, and $144.8 million at December 31, 2008.  Deposits increased by $19.0 million, or 13%, following a $32.4 million, or 29%, increase in 2008.  Much of Mission Community Bank’s deposit growth in 2008 was from Mission Community Bank’s CDARS product, as discussed below.  In 2009, however, most of the growth was in core deposits: interest-bearing and non-interest-bearing checking accounts, money market accounts and savings accounts.

Mission Community Bank generally prices deposits at or above the median rate by classification based on periodic interest rate surveys in the local market.  Deposit rates are then adjusted to balance the cost of funds versus funding needs and asset and liability considerations.  The Net Interest Analysis and Rate/Volume Analysis earlier in this Discussion contain information regarding the average rates paid on deposits for 2009 and 2008.

Mission Community Bank is one of only four banks in its primary service area participating in the Certificate of Deposit Account Registry Service (“CDARS”) program.  This program permits Mission Community Bank’s customers to place their certificates of deposit at one institution—Mission Community Bank—and have those deposits fully-insured by the FDIC, up to $50 million.  The CDARS program acts as a clearinghouse, matching deposits from one institution in the CDARS network of nearly 3,000 banks with other network banks (in increments of less than the $250 thousand FDIC insurance limit), so funds that a customer places with Mission Community Bank essentially remain on Mission Community Bank’s balance sheet.  The CDARS program became very attractive in the second half of 2008 and throughout 2009 as local depositors sought out safety and yield.  As of December 31, 2009, Mission Community Bank had issued $44.2 million of certificates of deposit to local customers through the CDARS program, up from $30.2 million as of December 31, 2008.

The following table reflects the maturity distribution of certificates of deposit in the amounts of $100,000 or more as of December 31, 2009:

Maturities of Time Deposits of $100,000 or More

(Dollars in thousands)
Three months or less	$18,768
Three months to six months	13,048
Six months to one year	12,750
Over one year	8,379
Total time deposits of $100,000 or more	$52,945

Short Term and Other Borrowings

As of December 31, 2009, Mission Community Bank had $6.0 million in outstanding borrowings from the Federal Home Loan Bank of San Francisco, $3.0 million of which matures during 2010, and the remaining balance matures in 2013.  The $6.0 million in borrowings at the end of 2009 represents a $39.7 million reduction in borrowing from December 31, 2008.  Note F to the consolidated financial statements contains additional information regarding these borrowings.

Off-Balance-Sheet Financial Instruments

In the normal course of business, Mission Community Bank enters into financial commitments to customers, primarily to extend credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the consolidated balance sheets.  As of December 31, 2009, Mission Community Bank had outstanding commitments to extend credit totaling $18.2 million and standby letters of credit totaling approximately $300 thousand.  See Note M to the consolidated financial statements for additional information on off-balance-sheet commitments and contingencies.

Mission Community Bank has not entered into any off-balance-sheet derivative financial instruments as of December 31, 2009.

Liquidity Management

The objective of our asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of Mission Community Bank and its capital base, while maintaining an adequate net interest margin in order to provide an appropriate return to shareholders.

Mission Community Bank’s liquidity, which primarily represents the ability to meet fluctuations in deposit levels and provide for customers’ credit needs, is managed through various funding strategies that reflect the maturity structures of the sources of funds and the assets being funded.  Mission Community Bank’s liquidity is further augmented by payments of principal and interest on loans and securities, as well as increases in short-term liabilities such as demand deposits and short-term certificates of deposit.  Cash in the Federal Reserve Bank and other correspondent banks and short-term investments such as federal funds sold are the primary means for providing immediate liquidity.  Mission Community Bank had $8.6 million in cash and cash equivalents on December 31, 2009, and $17.7 million on December 31, 2008.

In order to meet Mission Community Bank’s liquidity requirements, Mission Community Bank endeavors to maintain appropriate liquidity ratios through policies set by the board of directors.  These include, but are not limited to, a ratio of loans to deposits no higher than 95%, core deposits at least 50% of total assets, short-term investments at least 2% of total assets, and short-term non-core funding less than 35% of total assets.

While Mission Community Bank uses cash and cash equivalents as the primary immediate source of cash liquidity, it has also established a short-term borrowing line (federal funds purchased) for $4.0 million from a correspondent bank.  This line of credit is for short-term needs and is rarely used.

Mission Community Bank also has a secured borrowing facility through the FHLB.  FHLB borrowings can be structured over various terms ranging from overnight to ten years.  As of December 31, 2009, Mission Community Bank had outstanding borrowings from the FHLB totaling $6.0 million.  Interest rates and terms for FHLB borrowings are generally more favorable than the rates for similar term brokered certificates of deposit or for federal funds purchased.  Mission Community Bank has the potential (on a secured basis) to borrow up to approximately 25 percent of its total assets. Based on this limitation and loans and securities pledged as of December 31, 2009, an additional $32.6 million could be borrowed from the FHLB if needed.  Mission Community Bank has substantially reduced its FHLB borrowings in 2009, paying off $39.7 million in borrowings over the course of the year.  FHLB borrowings may be used from time to time when needed as part of Mission Community Bank’s normal liquidity management to fund asset growth on a cost-effective basis.  Mission Community Bank has adequate loans to pledge as collateral should it need additional liquidity that cannot be funded by deposits.

Mission Community Bank also has the ability to access the Federal Reserve Board’s “Discount Window” for additional secured borrowing should the need arise.

Following is a summary of our contractual obligations extending beyond one year from December 31, 2009:

	Less than	1 thru 3	3 thru 5	More than
Long-Term Contractual Obligations	1 year	years	years	5 years	Total
	(Dollars in thousands)
Borrowed funds	$3,000	$—	$3,000	$—	$6,000
Junior subordinated debentures	—	—	—	3,093	3,093
Operating leases	745	1,383	1,089	5,845	9,062
Capital leases	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—
Total contractual obligations	$3,745	$1,383	$4,089	$8,938	$18,155

While local deposits remain the primary source of deposits, Mission Community Bank also has alternate sources for competitive rate deposits.  Through the CDARS program (see Deposits earlier in this analysis), Mission Community Bank has the ability to bid on additional certificates of deposit through banks across the country if necessary to meet additional funding needs.  These “One-Way Buy” CDARS deposits, which are considered to be brokered deposits, are typically priced comparable to FHLB secured borrowing rates, but with no collateral required.  As of December 31, 2009, Mission Community Bank had no “One-Way Buy” CDARS deposits.

Mission Community Bank has a mix of deposits which includes some large deposit relationships, including 15 customers with deposits of $1 million or more totaling $56.9 million, approximately $33.0 million of which has been placed into the CDARS program.  Although these large deposit sources have been relatively stable in the past, should a substantial number of these large deposit customers choose to withdraw their funds when they mature, or if Mission Community Bank’s borrowing facility through the FHLB were reduced, and Mission Community Bank is unable to develop alternate funding sources, Mission Community Bank might have difficulty funding loans or meeting deposit withdrawal requirements.

Mission Community Bancorp is a company separate and apart from Mission Community Bank and must provide for its own liquidity.  As of December 31, 2009, we had no borrowings other than the junior subordinated debentures reflected in the above table, and had approximately $843,000 in unrestricted cash.  See Note Q to the consolidated financial statements.

Under normal circumstances, substantially all of the revenues of Mission Community Bancorp would be obtained from dividends declared and paid by Mission Community Bank.  However, because of Mission Community Bank’s net losses in 2008 and 2009, statutory and regulatory provisions have constrained the ability of Mission Community Bank to pay dividends to Mission Community Bancorp.  Under these statutes and regulations, approval of Mission Community Bank’s regulatory authorities is required before any dividend distributions can be made from Mission Community Bank to Mission Community Bancorp.  See “Our Policy Regarding Dividends,” and Note O to the consolidated financial statements.

Asset and Liability Management

The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities.  Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets, and timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates.

Interest rate sensitivity gap analysis attempts to capture interest rate risk, which is attributable to the mismatching of interest rate sensitive assets and liabilities.  A positive cumulative gap would mean that over the indicated period our assets would be expected to reprice faster than our liabilities (an asset-sensitive structure), and a negative gap would mean that our liabilities would likely reprice faster than our assets (liability-sensitive).

The Interest Rate Sensitivity table below sets forth a “static” gap analysis of the interest rate sensitivity of interest-earning assets and interest-bearing liabilities as of December 31, 2009.  For purposes of the table, an asset or liability is considered rate-sensitive in the first period when it can be repriced, matures within its contractual terms, or is expected to be prepaid.  For example, based on their contractual terms, loans may reprice or mature beyond one year, but our prepayment assumptions would indicate that a certain percentage of them would likely be paid off earlier.  That portion estimated to be paid off early would be shown in one of the columns to the left of its actual maturity.

Interest Sensitivity - Static Gap Analysis

December 31, 2009

	Sensitive to Rate Changes Within
	3	4 to 12	1 to 5	Over 5	Non-Rate-
	Months	Months	Years	Years	Sensitive	Total
	(Dollars in thousands)
Earning Assets:
Loans, net of unearned income	$43,573	$30,543	$52,313	$9,981	$—	$136,410
Investment securities	3,778	14,883	15,432	6,049	—	40,142
Other earning assets	12,341	323	102	—	—	12,766
Non-interest-earning assets	—	—	—	—	3,787	3,787
Total assets	59,692	45,749	67,847	16,030	3,787	193,105

Interest-Bearing Liabilities:
Non-maturity interest-bearing deposits	31,378	—	—	—	22,766	54,144
Certificates of deposit	29,151	46,017	9,842	—		85,010
Borrowed funds	—	3,000	3,000	—	—	6,000
Junior subordinated debentures	3,093	—	—	—	—	3,093
Non-interest-bearing liabilities and equity	—	—	—	—	44,858	44,858
Total liabilities and equity	63,622	49,017	12,842	—	67,624	193,105

Interest rate sensitivity gap	$(3,930)	$(3,268)	$55,005	$16,030	$(63,837)	$—

Cumulative interest rate sensitivity gap	$(3,930)	$(7,198)	$47,807	$63,837	$—

Cumulative gap to total earning assets	-2%	-4%	25%	33%

The table shows that during the first year $105 million of the interest earning assets are expected to reprice, as well as $112 million of interest bearing liabilities, which would indicate a slightly liability-sensitive structure over that time period.  In general, this means that in a rising interest rate environment, with all other conditions remaining constant, net interest income would be expected to decrease, and in a declining interest rate environment net interest income would be expected to increase.  Although not detailed in the table, during the second year, $30 million of assets reprice and $9 million of liabilities, indicating an asset-sensitive structure ($14 million cumulative sensitivity gap through 24 months).

One should use caution if attempting to predict future levels of net interest income through the use this type of static gap analysis, however.  Significant adjustments can be, and often are, made to the balance sheet in the short-term.  Thus, although Mission Community Bank is in a slightly liability-sensitive posture through one year on a static gap basis, in a practical sense management views Mission Community Bank as slightly asset-sensitive.  The actual impact of interest rate movements on net interest income often differs significantly from that implied by any gap measurement, depending on the direction and magnitude of the interest rate movements, the repricing characteristics of various on- and off-balance sheet instruments, as well as competitive pressures.  For example, many of Mission Community Bank’s loans are tied to the prime rate, which declined in the second half of 2007, throughout 2008 and remained very low in 2009 through 2010.  However, competitive pressures often keep deposit rates from dropping to the same degree and as quickly as loan rates, and this resulted in a reduction in the net interest margin even though the gap analysis in 2007 and 2008 showed Mission Community Bank in a more balanced posture.

Also, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting this particular measure of interest rate sensitivity.  In addition, prepayments may have significant impact on our net interest margin.  Varying interest rate environments can create unexpected changes in prepayment activity as compared to prepayments assumed in the interest rate sensitivity  analysis.  These factors are not fully reflected in the gap analysis above and, as a result, the gap report may not provide a complete assessment of our interest rate risk.

Based on current economic forecasts, Mission Community Bank anticipates that short-term interest rates will remain at a very low level through the remainder of 2010 and, if so, we expect to see certificate of deposit rates continue to decline to a greater degree than loan rates, relieving some pressure on the net interest margin.  In the early stage of the next cycle of rising interest rates we would expect to see deposits repricing slightly faster, but to a lesser degree, than loans because “floors” (minimum rates) have been implemented on much of the variable rate loan portfolio.  Many of those floor rates are currently higher than the rate would be without the imposition of the floor.

Effects of Inflation and Economic Issues

A financial institution’s asset and liability structure is substantially different from that of an industrial firm in that primarily all assets and liabilities of a bank are monetary in nature, with relatively little investments in fixed assets or inventories.  Inflation has an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.  Management believes that the impact of inflation on financial results depends on our ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance.  Management has attempted to structure the mix of financial instruments and manage interest rate sensitivity in order to minimize the potential adverse effects of inflation or other market forces on net interest income and, therefore, earnings and capital.

San Luis Obispo and Santa Barbara Counties continue to have lower than average unemployment rates (9.4% and 9.3%, respectively, as of December 2009, as compared to a California statewide seasonally-adjusted rate of 12.4% and a nationwide seasonally-adjusted rate of 10.0%).  Local unemployment has increased in 2009—up from 7.1% for both counties in December 2008—and real estate values declined significantly from 2007 through 2009.  After several years of strong appreciation, residential and commercial sale activity—and especially construction activity—slowed dramatically.  There can be no assurance that the local economy will rebound quickly or that real estate values will return to pre-2006 levels in the near term.  As such, Mission Community Bank closely monitors credit quality, interest rate risk and operational expenses.

Return on Equity and Assets

The following table shows our return on average assets and return on average equity for past five years:

	2009	2008	2007	2006	2005
Return (Loss) on Average Assets	(3.19)%	(2.02)%	0.48%	0.58%	0.68%
Return (Loss) on Average Equity	(27.94)%	(20.86)%	6.07%	7.53%	9.16%

As of June 30, 2010 Compared to December 31, 2009 and For the Three and Six Months Ended June 30, 2010 Compared to the Three and Six Months Ended June 30, 2009

Overview of Results of Operations and Financial Condition

•                  We incurred a net loss of $(5.665) million for the second quarter of 2010, as compared with a net loss of $(712) thousand for the second quarter of 2009.  For the first six months of 2010 our net loss was $(6.051) million, as compared to $(987) thousand for the first half of 2009.  The factors resulting in these losses will be discussed below.

•                  During the second quarter of 2010 Mission Community Bank reclassified $22.2 million of lower-quality loans (including $10.1 million of nonaccrual loans) to “held for sale,” writing down the value of those loans by $5.488 million through charge-offs to the allowance for loan losses.

•                  The loan charge-offs did not directly affect net income but $5.250 million in loan loss provision was required to replenish the allowance for loan and lease losses to the appropriate level following a total of $6.599 million of charge-offs in the second quarter.   The loan loss provision was less than the second quarter charge-offs because the level of classified loans and total loans both decreased during the period.  The second quarter 2010 provision for loan losses represents an increase of $4.869 million from the second quarter of 2009.  For the first six months of 2010 the loan loss provision increased $4.769 million over the comparable period in 2009.

•                  Net interest income for the three-month period ended June 30, 2010, increased by $210 thousand, or 14%, from the comparable period in 2009, primarily due to a $28 million decrease in the volume of borrowed funds, but also due to declining rates on certificates of deposit.  As a result, the net interest margin climbed 78 basis points from the second quarter of 2009.  For the first half of 2010 net interest income increased by $547 thousand, or 18%, from the first six months of 2009.  The net interest margin for the six-month period increased by 103 basis points.

•                  For the three months ended June 30, 2010, non-interest income increased by $96 thousand from the same period in 2009.  Non-interest income for the first half of 2010 was down $127 thousand from the first six months of 2009.  Factors contributing to these changes are discussed in the “Non-Interest Income” section below.

•                  Non-interest expense increased by $390 thousand for the second quarter of 2010, as compared to the second quarter of 2009.  For the first six months of 2010, non-interest expense increased $715 thousand as compared to the same period a year ago.  See “Non-Interest Expense”  below.

•                  During the second quarter of 2010 we issued 5,000,000 shares of common stock in a private placement, raising $24.8 million of new capital (net of issuance costs).

•                  Total assets increased by $15.7 million from December 31, 2009 to June 30, 2010.  Total loans decreased by $10.5 million over that period, while deposits decreased by $2.6 million.

Income Summary

For the three months ended June 30, 2010, we incurred a net loss of $(5.665) million.  This compares with a net loss of $(712) thousand for the comparable period of 2009.  For the first six months of 2010 our net loss was $(6.051) million, as compared to $(987) thousand for the first half of 2009.

Return (loss) on average assets (annualized) was (11.3)% for the second quarter of 2010, as compared with (1.3)% for the second quarter of 2009.  For the first six months of 2010 the return (loss) on average assets was (6.2)%, as compared to (0.9)% for the first half of 2009.

Annualized return (loss) on average equity was (78.3)% for the second quarter of 2010 as compared with (11.4)% for the comparable 2009 period.  For the six months the (loss) on average assets was (51.0)% in 2010, as compared to (7.9)% for the first half of 2009.

Net Interest Income

Net interest income is the largest source of our operating income.  For the three-month period ended June 30, 2010, net interest income was $1.748 million, an increase of $210 thousand, or 14%, from the same period in 2009, primarily due to a $28 million decrease in the volume of borrowed funds, but also due to declining rates on certificates of deposit.  For the first half of 2010 net interest income increased by $547 thousand, or 18%, from the first six months of 2009.

The net interest margin (net interest income as a percentage of average interest earning assets) was 3.76% for the three-month period ended June 30, 2010, an increase of 78 basis points as compared to the same period in 2009.  For the six-month period the net interest margin increased by 103 basis points.  Short-term interest rates dropped steeply in 2008, stabilized in 2009 and have remained at the current very low level.  The initial drop placed severe pressure on our interest margin throughout 2008 and into 2009 but as rates stabilized, higher-rate liabilities have rolled off or repriced downward, significantly reducing our interest cost.  Partially offsetting the beneficial impact of lower interest expense has been a reduction in interest income on loans, as demand for quality credits has diminished and the balance of non-accrual loans has increased during the recession.

The following table shows the relative impact of changes in average balances of interest earning assets and interest bearing liabilities, and interest rates earned and paid by us on those assets and liabilities for the three-month and six-month periods ended June 30, 2010 and 2009:

Net Interest Analysis

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2010			June 30, 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income*	$130,975	$1,929	5.91%*	$153,405	$2,288	5.98%*
Investment securities*	39,945	304	3.05%*	37,283	330	3.54%*
Federal funds sold	—	—	—	11,241	6	0.23%
Other interest income	15,621	10	0.25%	5,296	12	0.92%
Total interest-earning assets / interest income	186,541	2,243	4.82%	207,225	2,636	5.10%
Non-interest-earning assets:
Allowance for loan losses	(4,361)			(3,757)
Cash and due from banks	5,636			10,509
Premises and equipment	3,331			2,678
Other assets	10,114			7,429
Total assets	$201,261			$224,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Transaction accounts	$19,229	$37	0.78%	$8,435	$32	1.51%
Savings and Money Market deposit accounts	35,189	79	0.90%	29,626	96	1.31%
Certificates of deposit	83,923	293	1.40%	101,507	623	2.46%
Total interest-bearing deposits	138,341	409	1.19%	139,568	751	2.16%
Other short-term borrowings	119	2	6.04%	29	—	0.83%
Federal Home Loan Bank advances	4,747	59	5.02%	33,250	315	3.79%
Subordinated debt	3,093	25	3.30%	3,093	32	4.14%
Total borrowed funds	7,959	86	4.36%	36,372	347	3.82%
Total interest-bearing liabilities / interest expense	146,300	495	1.36%	175,940	1,098	2.50%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	24,276			21,398
Other liabilities	1,669			1,141
Total liabilities	172,245			198,479
Shareholders’ equity	29,016			25,605
Total liabilities and shareholders’ equity	$201,261			$224,084
Net interest-rate spread			3.46%			2.60%
Impact of non-interest-bearing sources and other changes in balance sheet composition			0.30%			0.38%
Net interest income / margin on earning assets		$1,748	3.76%**		$1,538	2.98%**

*No taxable-equivalent adjustment has been made on municipal securities and loans because no tax benefits are currently being recognized by the Company.

** Net interest income as a % of earning assets

Net Interest Analysis

(Dollars in thousands)

	For the Six Months Ended
	June 30, 2010			June 30, 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income*	$133,478	$3,988	6.02%*	$153,892	$4,619	6.05%*
Investment securities*	39,811	613	3.10%*	30,269	588	3.92%*
Federal funds sold	—	—	—	14,957	16	0.21%
Other interest income	11,884	17	0.28%	14,172	95	1.36%
Total interest-earning assets / interest income	185,173	4,618	5.03%	213,290	5,318	5.03%
Non-interest-earning assets:
Allowance for loan losses	(4,953)			(3,846)
Cash and due from banks	4,166			2,687
Premises and equipment	3,356			2,648
Other assets	9,920			6,859
Total assets	$197,662			$221,638

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand accounts	$19,988	$78	0.79%	$8,875	$74	1.68%
Savings and Money Market deposit accounts	35,143	157	0.90%	26,998	207	1.55%
Certificates of deposit	84,816	631	1.50%	98,008	1,273	2.62%
Total interest-bearing deposits	139,947	866	1.25%	133,881	1,554	2.34%
Other short-tems borrowings	60	2	6.04%	15	—	0.83%
Federal Home Loan Bank advances	5,370	134	5.01%	36,930	682	3.73%
Subordinated debt	3,093	50	3.27%	3,093	63	4.12%
Total borrowed funds	8,523	186	4.39%	40,038	745	3.76%
Total interest-bearing liabilities / interest expense	148,470	1,052	1.43%	173,919	2,299	2.67%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	23,461			21,433
Other liabilities	1,799			1,147
Total liabilities	173,730			196,499
Shareholders’ equity	23,932			25,139
Total liabilities and shareholders’ equity	$197,662			$221,638
Net interest-rate spread			3.60%			2.36%
Impact of non-interest-bearing sources and other changes in balance sheet composition			0.28%			0.49%
Net interest income / margin on earning assets		$3,566	3.88%**		$3,019	2.85%**

*No taxable-equivalent adjustment has been made on municipal securities and loans because no tax benefits are currently being recognized by the Company.

** Net interest income as a % of earning assets

Shown in the following tables are the relative impacts on net interest income of changes in the average outstanding balances (volume) of earning assets and interest bearing liabilities and the rates earned and paid by us on those assets and liabilities for the three-month and six-month periods ended June 30, 2010 and 2009.  Changes in interest income and expense that are not attributable specifically to either rate or volume are allocated proportionately among both variances.

Rate / Volume Variance Analysis

(In thousands)

	Three Months Ended June 30, 2010
	Compared to 2009
	Increase (Decrease)
	in interest income and expense
	due to changes in:
	Volume	Rate	Total
Interest-earning assets:
Loans, net of unearned income	$(331)	$(28)	$(359)
Investment securities	22	(48)	(26)
Federal funds sold	(6)	—	(6)
Other interest income	11	(13)	(2)
Total increase (decrease) in interest income	(304)	(89)	(393)

Interest-bearing liabilities:
Transaction accounts	26	(21)	5
Savings deposits	16	(33)	(17)
Certificates of deposit	(94)	(236)	(330)
Total interest-bearing deposits	(52)	(290)	(342)
Other short-term borrowings	1	1	2
FHLB advances	(333)	77	(256)
Subordinated debt	—	(7)	(7)
Total borrowed funds	(332)	71	(261)
Total increase (decrease) in interest expense	(384)	(219)	(603)
Increase (decrease) in net interest income	$80	$130	$210

Rate / Volume Variance Analysis

(In thousands)

	Six Months Ended June 30, 2010
	Compared to 2009
	Increase (Decrease)
	in interest income and expense
	due to changes in:
	Volume	Rate	Total
Interest-earning assets:
Loans, net of unearned income	$(610)	$(21)	$(631)
Investment securities	162	(137)	25
Federal funds sold	(16)	—	(16)
Other interest income	(13)	(65)	(78)
Total increase (decrease) in interest income	(477)	(223)	(700)

Interest-bearing liabilities:
Transaction accounts	58	(54)	4
Savings deposits	51	(101)	(50)
Certificates of deposit	(154)	(488)	(642)
Total interest-bearing deposits	(45)	(643)	(688)
Other short-term borrowings	1	1	2
FHLB advances	(726)	178	(548)
Subordinated debt	—	(13)	(13)
Total borrowed funds	(725)	166	(559)
Total increase (decrease) in interest expense	(770)	(477)	(1,247)
Increase (decrease) in net interest income	$293	$254	$547

The tables above reflect the impact of lower rates paid on deposit accounts, the $28 million reduction in average FHLB borrowings ($32 million reduction for the six-months) and the $18 million reduction in average certificates of deposit over the past year ($13 million for the six months), somewhat offset by the reduced volume of loans outstanding in 2010.  The significant reduction in relatively higher-cost FHLB borrowings and CD’s was driven by $19 million in core deposit growth ($21 million for the six months) and a $22 million contraction in outstanding loans ($20 million for the six months).  The overall rate decline on CD’s resulted from maturing CD’s being repriced downward in the current low rate environment.

Based on current economic forecasts, we anticipate that short-term interest rates will remain at a very low level through the remainder of 2010 and, if so, we expect to see certificate of deposit rates continue to decline to a greater degree than loan rates, continuing to improve our net interest margin.  In the early stage of the next cycle of rising interest rates we would expect to see deposits repricing slightly faster than loans because “floors” (minimum rates) have been implemented on much of the variable rate loan portfolio.  Many of those floor rates are currently higher than the rate would be without the imposition of the floor.  A potential risk to the net interest margin would be any additional loans that might be placed in non-accrual status in the coming months.  Additional non-accrual loans would put downward pressure on the net interest margin.

Provision for Loan Losses

We recorded a $5.250 million provision for loan losses for the three months ended June 30, 2010, as compared with a $381 thousand provision for the second quarter of 2009.  For the first six months of 2010 the loan loss provision was $5.450 million, as compared to $681 thousand for the comparable period in 2009.

During the second quarter of 2010 we reclassified $22.2 million of lower-quality loans (including $10.1 million of nonaccrual loans) to “held for sale.”  Generally accepted accounting principles call for loans held for sale to be carried at the lower of cost or fair value.  Therefore, in conjunction with the reclassification, we wrote down the value of those loans by $5.488 million, through charge-offs to the allowance for loan losses.

The loan charge-offs did not directly affect net income but $5.250 million in loan loss provision was required to replenish the allowance for loan and lease losses to the appropriate level following the substantial level of charge-offs as a result of the reclassification of these loans to be held for sale.

Loan charge-offs totaled $6.599 million (with substantially no recoveries) for the second quarter of 2010, as compared with $963 thousand of charge-offs and $18 thousand of recoveries for the same period in 2009.  The ratio of allowance for loan losses to total loans was 2.96% at June 30, 2010, as compared to 2.29% a year ago and 4.06% as of December 31, 2009.

We make provisions for loan losses when required to bring the total allowance for loan losses to a level deemed appropriate for the risk in the loan portfolio. The determination of the appropriate level for the allowance is based on such factors as historical loss experience, the volume and type of lending conducted, the amount of nonperforming loans, regulatory standards, general economic conditions, and other factors related to the collectability of loans in the portfolio.

The provision for loan losses and allowance for loan losses reflect management’s consideration of the various risks in the loan portfolio.  Additional discussion of loan quality and the allowance for loan losses is provided below in “Asset Quality”, “Potential Problem Loans” and “Allowance for Loan and Lease Losses.”

Non-Interest Income

Non-interest income represents service charges on deposit accounts and other non-interest related charges and fees, including fees from the sale of loans and gains on sales of securities.  For the three-month period ended June 30, 2010, non-interest income was $359 thousand, an increase of $96 thousand, or 37%, from the same period in 2009.  For the first six months of 2010, non-interest income totaled $572 thousand, as compared to $699 thousand for the same period in 2009.

The following table shows the major components of non-interest income:

Non-Interest Income

(In thousands)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	$ Amount		Change		$ Amount		Change
	2010	2009	$	%	2010	2009	$	%
Service charges on deposit accounts	$92	$79	$13	16%	$174	$161	$13	8%
Gain on sale of loans	181	112	69	62%	181	174	7	4%
Loan servicing fees, net of amortization	39	23	16	70%	73	48	25	52%
Grants and awards	—	7	(7)	-100%	—	7	(7)	-100%
Gain on sale of available-for-sale securities	—	—	—	nm	58	239	(181)	-76%
Other income and fees	47	42	5	12%	86	70	16	23%
Total non-interest income	$359	$263	$96	37%	$572	$699	$(127)	-18%

nm - not meaningful

The decrease in non-interest income for the six-month period was principally due to reduced sales of securities, resulting in a $181 thousand decrease in gains on security sales for the six months.  No securities were sold in the second quarter of either 2010 or 2009.

The table above reflects increases in gains on sales of loans in 2010.  During the first six months of 2010 we recorded a gain on sale of SBA loans of $181 thousand, representing the sale of $2.2 million in loans.  Additional SBA loans totaling $1.4 million were sold in the second quarter of 2010; however, the gain on sale generated in the second quarter will not be recorded until the 90-day premium recourse period on SBA loan sales has expired.  During the third quarter, assuming no premiums are refunded, we will recognize a gain on sale of approximately $125 thousand.  The increase in gains on loan sales was achieved despite the fact that no gains on sales of SBA loans were recognized in the first quarter of 2010 due to the limited recourse period, as noted in Note 8 to the unaudited consolidated financial statements included elsewhere in this prospectus.

The majority of the service charge income shown in the non-interest income table relates to NSF fee income and other fees not directly assessed on deposit accounts.  Many of our deposit products and services have had low or no monthly fees.  However, management implemented a change in our service charge structure during the first quarter of 2010, resulting in a $14 thousand increase in maintenance fees assessed on demand and savings accounts for the first half of 2010 as compared to the same period in 2009.

Non-Interest Expense

Non-interest expense represents salaries and benefits, occupancy expenses, professional fees, outside services, and other miscellaneous expenses necessary to conduct business.

Non-interest expenses increased by $390 thousand, or 18%, for the three months ended June 30, 2010, as compared to the second quarter of 2009.  For the first six months of 2010, non-interest expense increased $715 thousand, or 18%, as compared to the same period in 2009.

The following table shows the major components of non-interest expenses:

Non-Interest Expense

(In thousands)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	$ Amount		Change		$ Amount		Change
	2010	2009	$	%	2010	2009	$	%
Salaries and employee benefits	$921	$914	$7	1%	$1,844	$1,893	$(49)	-3%
Occupancy expenses	315	160	155	97%	615	332	283	85%
Furniture and equipment	112	126	(14)	-11%	236	237	(1)	0%
Data processing	176	193	(17)	-9%	364	379	(15)	-4%
Professional fees	184	170	14	8%	318	265	53	20%
Marketing and business development	26	36	(10)	-28%	55	70	(15)	-21%
Office supplies and expenses	61	66	(5)	-8%	118	136	(18)	-13%
Insurance and regulatory assessments	192	241	(49)	-20%	396	298	98	33%
Loan and lease expenses	52	34	18	53%	86	66	20	30%
Loss or writedown of other real estate	344	—	344	nm	450	—	450	nm
Provision for unfunded loan commitments	—	—	—	nm	—	35	(35)	-100%
Other	139	192	(53)	-28%	257	313	(56)	-18%
Total non-interest expense	$2,522	$2,132	$390	18%	$4,739	$4,024	$715	18%

nm = not meaningful

The increase in non-interest expense for the six-month period was principally from:

•      Losses on sales of other real estate and write-downs on the value of certain other real estate properties held (total of $344 thousand for the second quarter of 2010 and $450 thousand for the six months);

•      Increased occupancy expenses due to the lease cost of our new administrative office in San Luis Obispo;

•      Regulatory insurance and assessments increased $93 thousand for the first half of 2010 vs. 2009; and

•      These increased expenses were partially offset by cost containment measures taken in most other categories of non-interest expense.

Income Taxes

We recognized no income tax expense or benefit for the six months ended June 30, 2010 or 2009, due to a limitation on our ability to recognize deferred tax assets.

Balance Sheet Analysis

At June 30, 2010, consolidated assets totaled $208.8 million, as compared with $193.1 million at December 31, 2009, and $219.3 million at the end of 2009’s second quarter.  This represents a decrease of $10.5 million (5%) over the twelve months ended June 30, 2010.  Total loans decreased $25.5 million (17%) over that period, while securities and cash equivalents increased $17.3 million (30%), deposits were flat, borrowed funds decreased $25.9 million (86%) and shareholders’ equity increased $13.6 million (56%).  The increases in securities, cash equivalents and shareholders’ equity were principally due to the issuance of 5,000,000 shares of common stock in a private placement during the second quarter of 2010, for net proceeds of $24.8 million.  Our net losses over the past year partially offset the increase in capital from the stock issuance.  See “Capital,” below.

The following table shows balance sheet growth trends over the past five quarters:

Balance Sheet Growth

(dollars in thousands)

	Increase(Decrease) From Previous Quarter End*
	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009
	$	%	$	%	$	%	$	%	$	%
Total Assets	$13,821	28.4%	$1,855	3.9%	$(22,417)	-41.3%	$(3,800)	-6.9%	$(6,330)	-11.3%
Earning Assets	12,337	26.7%	1,894	4.2%	(19,722)	-38.5%	(2,821)	-5.4%	(8,757)	-16.4%
Loans	(6,589)	-19.9%	(3,925)	-11.7%	(6,433)	-17.9%	(8,600)	-22.5%	(2,903)	-7.5%
Deposits	(4,225)	-10.2%	1,581	3.9%	(4,053)	-9.6%	7,138	17.6%	(407)	-1.0%
Borrowings	(1,858)	-124.2%	—	0.0%	(13,300)	-273.4%	(10,744)	-141.9%	(5,256)	-59.7%
Shareholders’ Equity	19,531	428.5%	(355)	-7.7%	(5,157)	-86.0%	(389)	-6.4%	(908)	-14.5%

*Percentages shown as annualized rates

Loans

The following table shows the composition of our loan portfolio by type of loan:

Loan Portfolio Composition

(Dollars in thousands)

	June 30, 2010		December 31, 2009		June 30, 2009
Type of Loan	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$18,725	14.9%	$19,633	14.4%	$23,811	15.7%
Agricultural	390	0.3%	750	0.5%	—	0.0%
Leases, net of unearned income	1,097	0.9%	1,335	1.0%	1,580	1.0%
Municipal loans	3,589	2.8%	3,476	2.5%	2,744	1.8%
Real estate	90,865	72.2%	96,956	71.1%	104,500	69.0%
Construction	9,659	7.7%	12,512	9.2%	15,396	10.2%
Consumer	1,571	1.2%	1,748	1.3%	3,412	2.3%
Total loans	$125,896	100.0%	$136,410	100.0%	$151,443	100.0%

The table shows a net decrease in loans outstanding over the past twelve months—primarily in commercial, real estate and construction loans.  Of the total real estate and construction loans as of June 30, 2010, 73% are commercial mortgage loans, and 48% of those are owner-occupied properties.  Approximately 2% of the owner-occupied commercial mortgage loans contain SBA guarantees.

Asset Quality

Non-accrual loans totaled $9.4 million at June 30, 2010, as compared to $5.9 million at December 31, 2009 and $3.2 million at June 30, 2009.

Management classifies loans as non-accrual when principal or interest is past due 90 days or more based on the contractual terms of the loan, unless the loan is well-secured and in the process of collection.  Loans that are not past-due 90 days or more will also be classified as non-accrual when, in the opinion of management, there exists a reasonable doubt as to the full and timely collection of either principal or interest.  Once a loan is classified as non-accrual, it may not be reclassified as an accruing loan until all principal and interest payments are brought current and the loan is considered to be collectible as to both principal and interest.

Restructured loans are those loans with concessions in interest rates or repayment terms due to a decline in the financial condition of the borrower.  Foreclosed real estate represents real estate acquired in satisfaction of loans through foreclosure or other means and is carried on an individual asset basis at the lower of the recorded investment in the related loan or the estimated fair value of the property, less selling expenses.

The following table presents information about our non-performing loans, including quality ratios as of June 30, 2010, December 31, 2009 and June 30, 2009:

Non-Performing Assets

(in thousands)

	June 30	December 31	June 30
	2010	2009	2009
Loans in nonaccrual status:
Nonaccrual loans held for investment	$2,974	$5,891	$3,202
Nonaccrual loans held for sale*	6,431	—	—
Loans past due 90 days or more and accruing	—	—	1,336
Restructured loans in accruing status	168	831	260
Total nonperforming loans	9,573	6,722	4,798
Foreclosed real estate	963	1,641	1,400
Total nonperforming assets	$10,536	$8,363	$6,198

Allowance for loan losses allocated to impaired loans	$223	$67	$876
Allowance for loan losses allocated to loans held for sale*	—	—	—
Allowance for loan losses allocated to all other loans	3,508	5,470	2,598
Total allowance for loan losses	$3,731	$5,537	$3,474

Asset quality ratios:
Non-performing assets to total assets	5.05%	4.33%	2.84%
Excluding loans held for sale*	2.14%	4.35%	2.86%

Non-performing loans to total loans	7.60%	4.93%	3.17%
Excluding loans held for sale*	2.88%	4.96%	3.19%

Allowance for loan losses to total loans	2.96%	4.06%	2.29%
Excluding loans held for sale*	3.43%	4.09%	2.31%

Allowance for loan losses to total non-performing loans	39%	82%	72%
Excluding non-performing loans held for sale*	119%	82%	72%

* Loans held for sale are carried at fair value

For comparison, ratios in the table above are presented both with and without loans held for sale.  Although most of the loans held for sale as of June 30, 2010, are of lower credit quality, all loans held for sale have been written down to fair value, so no allowance for loan losses is appropriate, and none has been provided for the balance remaining on those loans.

The high level of non-performing loans over the past two years has been due to the significant downturn in the economy and deterioration in real estate collateral values in 2008, 2009 and into 2010.  The $9.6 million of non-performing loans as of June 30, 2010, includes $2.3 million of SBA loans, which are supported by $1.8 million of SBA loan guarantees.  The remaining $7.3 million of non-performing loans are loans which management has determined to be impaired.  A determination of impairment is one of expected payment performance, but not necessarily probability of loss.  Based on a loan-by-loan analysis of collateral values or the present value of estimated cash flows, the extent of the impairment of those impaired loans in excess of amounts already charged off is estimated to be $223 thousand, and has been provided in the allowance for loan and lease losses.

Nonperforming assets (which are comprised of nonperforming loans and foreclosed real estate) at June 30, 2010 were $10.5 million, an increase of $2.2 million from the $8.4 million balance at December 31, 2009.  Foreclosed real estate represents real property taken by us from the borrower either through foreclosure or through a deed in lieu of foreclosure, and is carried at the lesser of cost or fair market value, less estimated selling costs.

Potential Problem Loans

At June 30, 2010, we had approximately $18.1 million of loans that were not categorized as non-performing but for which known information about the borrower’s financial condition caused management to have concern about the ability of the borrowers to comply with the repayment terms of the loans.  This represents a $10.0 million decrease from the $28.1 million of potential problem loans at March 31, 2010, due both to charge-offs in conjunction with the previously-mentioned “loans held for sale” reclassification and also to loans migrating from potential problem loans to non-performing loans.  The $18.1 million of potential problem loans are supported by $711 thousand of SBA loan guarantees and $15.9 million are secured by real estate.

Potential problem loans were identified through the ongoing loan review process and are subject to continuing management attention.  Management has provided in the allowance for loan and lease losses for potential losses related to these loans, based on an evaluation of current market conditions, loan collateral, other secondary sources of repayment and cash flow generation.

While credit quality, as measured by loan delinquencies and by our internal risk grading system, appears to be manageable as of June 30, 2010, there can be no assurances that new problem loans will not develop in future periods.  A continuing decline in economic conditions in  our market area or other factors could adversely impact individual borrowers or the loan portfolio in general.  We have well defined underwriting standards and expect to continue with prompt collection efforts, but economic uncertainties or changes may cause one or more borrowers to experience problems in the coming months.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“ALLL”) at June 30, 2010 totaled $3.7 million, a decrease of $1.8 million from December 31, 2009.  The ratio of ALLL to total loans at June 30, 2010, was 2.96%, as compared with 4.06% at December 31, 2009, and 2.29% at June 30, 2009.  At June 30, 2010 and 2009, the ratio of ALLL to total non-performing loans was 39% and 72%, respectively.

The following table provides an analysis of the changes in the ALLL for the three-month and six-month periods ended June 30, 2010 and 2009:

Allowance for Loan and Lease Losses

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Balance at beginning of period	$5,080	$4,038	$5,537	$3,942
Provision for loan losses	5,250	381	5,450	681
Loans charged off	(6,599)	(963)	(7,288)	(1,173)
Recoveries of previous charge-offs	—	18	32	24
Net (charge-offs)	(6,599)	(945)	(7,256)	(1,149)
Balance at end of period	$3,731	$3,474	$3,731	$3,474

Allowance for loan losses as a percentage of:
Period end loans	2.96%	2.29%	2.96%	2.29%
Total non-performing loans	39%	72%	39%	72%
Non-performing loans excluding loans held for sale*	119%	72%	119%	72%
As a percentage of average loans (annualized):
Net charge-offs (recoveries)	20.21%	2.47%	10.96%	1.51%
Provision for loan losses	16.08%	1.00%	8.23%	0.89%

* Loans held for sale are carried at fair value

As mentioned above, during the second quarter of 2010 Mission Community Bank reclassified $22.2 million of lower-quality loans to “held for sale.”  In conjunction with the reclassification, Mission Community Bank wrote down the value of those loans by $5.488 million, through charge-offs to the allowance for loan losses.  After those charge-offs, a $5.250 million loan loss provision was needed to replenish the allowance for loan and lease losses to the appropriate level.

The $689 thousand of loans charged off in the first quarter of 2010 was comprised almost entirely of one home equity loan.

We make provisions for loan losses when required to bring the total allowance for loan and lease losses to a level deemed appropriate for the level of risk in the loan portfolio.  At least quarterly, management conducts an assessment of the overall quality of the loan portfolio and general economic trends in the local market.  The determination of the appropriate level for the allowance is based on that review, considering such factors as historical loss experience for each type of loan, the volume and type of lending conducted, the amount of identified potential loss associated with specific nonperforming loans, collateral values, regulatory policies, general economic conditions, and other factors related to the collectability of loans in the portfolio.

Based on its quarterly review, management believes that the allowance for loan losses at June 30, 2010, is sufficient to absorb losses inherent in the loan portfolio.  This assessment is based upon the best available information and does involve uncertainty and matters of judgment.   Accordingly, the adequacy of the allowance cannot be determined with precision and could be susceptible to significant change in future periods.

In addition, management has established a reserve for undisbursed loan commitments.  As of June 30, 2010, this reserve totaled $105 thousand and is included in other liabilities in the consolidated balance sheet.

Investments

In 2004, management established a loss reserve for one of our asset-backed securities after concluding it was “other than temporarily impaired.”  The security has been in non-accrual status, with interest payments, which have been received to date on a regular basis, being credited to the reserve.  As of June 30, 2010, this security was carried on our books at zero ($295 thousand amortized cost less the loss reserve, which now totals $295 thousand).  Therefore, future interest payments will be credited to interest income.

Excluding the impaired asset-backed security referred to above, all securities in our investment portfolio are considered to be investment grade.  The portfolio consists of a mixture of fixed-rate US agency securities (26%), fixed-rate mortgage-backed securities (36%), floating-rate mortgage-backed securities (18%), fixed-rate tax-exempt municipal securities (6%), floating-rate corporate debt securities (6%) and fixed-rate CMO’s (8%).  We have no investments in FannieMae or FreddieMac equity securities (common or preferred) and none of the mortgage-backed securities are backed by “sub-prime” mortgages.  None of our municipal securities may be called before 2011.  The average life of the portfolio is projected to be 3.0 years, with a duration of 2.8 years.

Deposits

Deposits are the primary source of funding for lending and investing needs.  Total deposits were $161.1 million as of June 30, 2010, as compared with $163.8 million at December 31, 2009, and $160.7 million at June 30, 2009.

We generally price interest-bearing deposits at or above the median rate by classification based on periodic interest rate surveys in the local market.  Deposit rates are then adjusted to balance the cost of funds versus funding needs and asset and liability considerations.  The “Net Interest Analysis and Rate/Volume Analysis” discussion above contains information regarding the average rates paid on deposits for the first six months of 2010 and 2009.

We participate in the Certificate of Deposit Account Registry Service program.  The CDARS program has become very attractive since mid-year 2008, as local depositors sought out safety with yield often a secondary concern.  As of June 30, 2010, we had issued $44.9 million of certificates of deposit to local customers through the CDARS program, as compared with $48.5 million as of June 30, 2009.

On October 3, 2008, then-President Bush signed into law the Emergency Economic Stabilization Act of 2008 (“EESA”).  The legislation was in response to the financial crises affecting the banking system and financial markets.  EESA temporarily raised the basic limit on FDIC deposit insurance coverage from $100,000 to $250,000 per depositor, and the FDIC has extended the $250,000 limit through the end of 2013.  The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, permanently increased the maximum deposit insurance amount to $250,000.  See also “Effects of Inflation and Economic Issues,”  below, for a discussion of EESA, and its impact on us.

On October 14, 2008, the FDIC announced another temporary program to provide full FDIC insurance coverage for non-interest bearing transaction accounts, regardless of dollar amount.  Management and the board of directors evaluated the additional cost of this optional insurance program and determined that it would be in the Bank’s best interest to provide this coverage to its depositors.  The temporary FDIC program  is scheduled to expire on December 31, 2010.  The Dodd-Frank Act has extended full deposit insurance coverage for non-interest bearing transaction accounts for two years starting December 31, 2010.  Under the Dodd-Frank Act, participation in this program is mandatory for all insured depository institutions.

Borrowings

In addition to our junior subordinated debt securities, we have borrowed funds from the Federal Home Loan Bank of San Francisco (“FHLB”).  Interest rates and terms for FHLB borrowings are generally more favorable than the rates for similar term certificates of deposit.  Although we expect to continue to have borrowings from the FHLB, we paid down those borrowings by $26.8 million over the twelve month period ended June 30, 2010.

As of June 30, 2010, borrowings from the FHLB totaled $3.0 million, with a weighted average interest rate of 4.89%.  The $3.0 million matures in the fourth quarter of 2013.

Capital

Total shareholders’ equity has increased $13.6 million, or 56%, over the twelve month period ended June 30, 2010.  The increase was due to the issuance of 5,000,000 shares of our common stock in a private placement during the second quarter of 2010, for net proceeds of $24.8 million.  The Company’s net losses over the past year partially offset the increase in capital from the stock issuance.

The following table shows the capital ratios of Mission Community Bank, as calculated under regulatory guidelines, compared to the regulatory minimum capital ratios and the regulatory minimum capital ratios needed to qualify as a “well-capitalized” institution at June 30, 2010, December 31, 2009, and June 30, 2009:

Mission Community Bank

Capital Ratios

(dollars in thousands)

			Amount of Capital Required
			To Be		To Be Adequately
	Actual		Well-Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2010:
Total Capital (to Risk-Weighted Assets)	$21,388	17.08%	$12,524	10.0%	$10,020	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$19,794	15.80%	$7,515	6.0%	$5,010	4.0%
Tier 1 Capital (to Average Assets)	$19,794	10.06%	$9,836	5.0%	$7,869	4.0%

As of December 31, 2009:
Total Capital (to Risk-Weighted Assets)	$22,053	14.22%	$15,509	10.0%	$12,407	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$20,069	12.94%	$9,306	6.0%	$6,204	4.0%
Tier 1 Capital (to Average Assets)	$20,069	9.59%	$10,462	5.0%	$8,369	4.0%

As of June 30, 2009:
Total Capital (to Risk-Weighted Assets)	$27,615	16.13%	$17,125	10.0%	$13,700	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$25,403	14.83%	$10,275	6.0%	$6,850	4.0%
Tier 1 Capital (to Average Assets)	$25,403	11.43%	$11,116	5.0%	$8,893	4.0%

See also “Effects of Inflation and Economic Issues” below, for a discussion of EESA and its impact on Mission Community Bancorp.

Liquidity

Our liquidity, which primarily represents our ability to meet fluctuations in deposit levels and provide for customers’ credit needs, is managed through various funding strategies that reflect the maturity structures of the sources of funds and the assets being funded.  Our liquidity is further augmented by payments of principal and interest on loans and increases in short-term liabilities such as demand deposits and short-term certificates of deposit.  Cash and cash equivalents (primarily federal funds sold) are the primary means for providing immediate liquidity.  Mission Community Bank had $25.6 million in cash and cash equivalents on June 30, 2010, as compared with $8.6 million as of December 31, 2009, and $13.0 million on June 30, 2009.

In order to meet our liquidity requirements, we endeavor to maintain an appropriate ratio of loans to deposits, and to maintain sufficient off-balance-sheet sources of funds which may be drawn upon when needed.  As of June 30, 2010, our loan-to-deposit ratio was 78%, as compared with 83% as of December 31, 2009, and 94% on June 30, 2009.  This ratio has been declining over the past several quarters, as demand for quality credits has been weak through the economic downturn, while deposits have grown during this period.  A low loans-to-deposits ratio indicates that we have liquidity in place to meet potential needs for loan funding or deposit withdrawals.  Our sources of funding ratio, which measures available off-balance-sheet sources of funds as a percentage of total on-balance-sheet assets, was 36% as of June 30, 2010, as compared with 32% as of December 31, 2009, and 42% as of June 30, 2009.

One of our off-balance-sheet sources of funds is potential borrowing capacity through the FHLB.  FHLB borrowings are collateralized by loans and/or investments and can be structured over various terms ranging from overnight to ten years.  As of June 30, 2010, we had outstanding borrowings from the FHLB totaling $3.0 million.  Interest rates and terms for FHLB borrowings are generally more favorable than the rates for similar term brokered certificates of deposit or for federal funds purchased.  Mission Community Bank has the potential (on a secured basis) to borrow from the FHLB up to approximately 25 percent of its total assets.  Based on this limitation and loans and securities pledged as of June 30, 2010, an additional $30.1 million could be borrowed from the FHLB if needed.  We substantially reduced our FHLB borrowings in 2009, paying off $39.7 million in borrowings over the course of the year.  FHLB borrowings may be used from time to time when needed as part of our normal liquidity management to fund asset growth on a cost-effective basis.  We have adequate loans to pledge as collateral should we need additional liquidity that cannot be funded by deposits.

We also have the ability to access the Federal Reserve Board’s “Discount Window” for additional secured borrowing should the need arise.

Off-Balance-Sheet Arrangements

In the normal course of business, we enter into financial commitments to meet the financing needs of our customers, including commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the consolidated balance sheet.

As of the dates indicated, we had the following outstanding financial commitments whose contractual amount represents credit risk:

Loan Commitments

(in thousands)

	June 30	December 31	June 30
	2010	2009	2009
Commitments to Extend Credit	$18,444	$18,219	$19,234
Standby Letters of Credit	401	301	304
	$18,845	$18,520	$19,538

Our exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  Management has established a reserve for undisbursed loan commitments.  As of June 30, 2010, and December 31, 2009, this reserve totaled $105 thousand and is included in other liabilities in our consolidated balance sheet.

We use the same credit policies in making commitments as we do for loans reflected in the financial statements.  The effect on our revenues, expenses, cash flows and liquidity from the unused portion of commitments to provide credit cannot be reasonably predicted, as there is no guarantee the lines of credit will ever be used.

Effects of Inflation and Economic Issues

A financial institution’s asset and liability structure is substantially different from that of an industrial firm in that primarily all assets and liabilities of a bank are monetary in nature, with relatively little investments in fixed assets or inventories.  Inflation has an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.  Management believes that the impact of inflation on financial results depends on the Company’s ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance.  Management has attempted to structure the mix of financial instruments and manage interest rate sensitivity in order to minimize the potential adverse effects of inflation or other market forces on net interest income and, therefore, earnings and capital.

Though not officially declared by the National Bureau of Economic Research (NBER), the national economy has apparently begun a recovery phase.  However, that recovery has slowed recently.  Forecasters are now questioning whether we will have a “double dip” recession.  After a 20-consecutive-month downward trend, the

Index of Leading Indicators has been positive for the past fourteen consecutive months (thru May).  The Index of Coincident Indicators turned positive in July 2009 (+0.1%) after six consecutive monthly declines, and has been flat or positive each subsequent month through May 2010.  Real Gross Domestic Product (inflation adjusted) (“GDP”) grew by 2.2% in the third quarter 2009, 5.6% in the fourth quarter, 2.7% in the first quarter 2010 and an estimated 3.3% in the second quarter.

California’s statewide unemployment rate (seasonally adjusted) has risen from 10.6% in March 2009, to 12.6% in March 2010, then decreased to 12.3 % in June, although the state lost 27,600 non-farm payroll jobs in the month of June.  The unemployment rates for San Luis Obispo (10.0%) and Santa Barbara (8.8%) counties are below the state average and improving, but SLO County’s rate remains above the national average.  The two counties in our primary market have the 9th and 12th lowest unemployment rates in the state, but local real estate values have declined significantly since 2007.  San Luis Obispo’s unemployment rate is down from 10.6% three months ago, while Santa Barbara County is down from 10.1%.

After several years of strong appreciation, residential and commercial sale activity—and especially construction activity—slowed dramatically.  There can be no assurance that the local economy will rebound quickly or that real estate values will return to pre-recession levels in the near term.  As such, we closely monitor credit quality, interest rate risk and operational expenses.

The EESA gave the U.S. Treasury the authority to, among other things, invest in preferred stock of financial institutions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  There can be no assurance, however, as to the ultimate impact the EESA will have on the financial markets.  Although the extreme level of volatility experienced in the fourth quarter of 2008 has abated to a large extent and credit availability, while still limited, appears to be improving, if the EESA fails to achieve its goal to help stabilize the financial markets or if financial market conditions worsen, our financial condition and results of operations could be materially and adversely affected.

On October 14, 2008, the U.S. Treasury Department announced that it would utilize a portion of the EESA funding to directly purchase up to $250 billion of preferred stock in banks.   Management and the board of directors evaluated the initial terms of this capital purchase program and determined that it would be in the Company’s best interests to apply for the maximum amount of capital that might be made available to the Company and submitted its application in November 2008.  The Treasury Department, in consultation with the Federal Reserve Bank of San Francisco, which serves as our primary federal regulator, subsequently determined that we were eligible for $5.1 million of capital, which was issued in the form of Series D preferred stock on January 9, 2009.

On July 1, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act  which significantly changes the regulation of financial institutions and the financial services industry.  The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future.  Among other things, these provisions relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, permanently raise the current standard maximum deposit insurance amount to $250,000, and impose new capital requirements on bank and thrift holding companies.  The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Our management is actively reviewing the provisions of the Dodd-Frank Act, many of which are phased-in over the next several months and years, and assessing its probable impact on the operations of the company.  However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and on Mission Community Bancorp in particular, is uncertain at this time.  See “Regulation and Supervision—Dodd-Frank Wall Street Reform and Consumer Protection Act.”

REGULATION AND SUPERVISION

Supervision and Regulation

Both federal and state law extensively regulate banks and bank holding companies.  This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Mission Community Bancorp.  The following is a summary of particular statutes and regulations affecting the Mission Community Bancorp and Mission Community  Bank.  This summary is qualified in its entirety by the statutes and regulations.  No assurance can be given that such statutes or regulations will not change in the future.

Regulation of Mission Community Bancorp

Mission Community Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve Board.  We are required to file periodic reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.  The Federal Reserve Board may conduct examinations of Mission Community Bancorp and its subsidiaries, which includes Mission Community Bank.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after the acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of the bank or bank holding company.  The Securities Purchase Agreement referred to above is subject to such approval under the Bank Holding Company Act.

We are prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries.  However, subject to notification or the prior approval of the Federal Reserve Board, as applicable in each specific case, we may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be “so closely related to banking” or managing or controlling banks as to be a “proper incident thereto.”

In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, including greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, including over-concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

Regulations and policies of the Federal Reserve Board require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks.  It is the Federal Reserve Board’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to a subsidiary bank during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting a subsidiary bank.  Under certain conditions, the Federal Reserve Board may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

We are required to give the Federal Reserve Board prior written notice of any repurchase of its outstanding equity securities which (for a period of 12 months) is equal to 10% or more of our consolidated net worth, unless certain conditions are met.

Bank holding company transactions with subsidiaries and other affiliates are restricted, including qualitative and quantitative restrictions on extensions of credit and similar transactions.

Mission Community Bancorp, Mission Community Bank, and Mission Asset Management, Inc. are deemed to be affiliates of one another within the meaning set forth in the Federal Reserve Act and are subject to Sections 23A and 23B of the Federal Reserve Act.  This means, for example, that there are limitations on loans by Mission Community Bank to affiliates, and that all affiliate transactions must satisfy certain limitations and otherwise be on terms and conditions at least as favorable to Mission Community Bank as would be available for non-affiliates.

Our securities are also subject to the requirements of the Securities Act, and matters related thereto are regulated by the Securities and Exchange Commission.  Certain issuances may also be subject to the California’s corporate securities law as administered by the California Commissioner of Corporations.  We are subject to the public reporting requirements of the Securities and Exchange Act of 1934, as amended, generally applicable to publicly held companies, under Section 15(d) of the Exchange Act.  Companies which file a registration statement under the Securities Act are required under Section 15(d) of the Exchange Act for at least a 12-month period after the effectiveness of such registration statement to file periodic quarterly and annual reports under the Securities Act.  If and when Mission Community Bancorp has more than 500 shareholders of record, it will be required to register its securities with the Securities and Exchange Commission under Section 12(g) of the Exchange Act at which time its filing of periodic reports, as well as certain other reporting obligations, will become mandatory on an ongoing basis.

Regulation of Mission Community Bank

As a California state-chartered bank, Mission Community Bank is subject to regulation, supervision and examination by the California Department of Financial Institutions.  It is also a member of the Federal Reserve System and, as such, is subject to applicable provisions of the Federal Reserve Act and the related regulations promulgated by the Board of Governors of the Federal Reserve System.  In addition, the deposits of Mission Community Bank are currently insured by the Federal Deposit Insurance Corporation (“FDIC”) to a maximum of $250,000 per depositor, and potentially higher limits with respect to certain retirement accounts.  For deposit insurance protection, Mission Community Bank pays a quarterly assessment, and occasional mandated special assessments, to the FDIC and is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters.  The regulations of those agencies will govern most aspects of the business of Mission Community Bank, including the making of periodic reports by Mission Community Bank, and its activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, the issuance of securities and numerous other areas.

Beginning December 5, 2008, Mission Community Bank elected to participate in the FDIC’s Transaction Account Guarantee Program (“TLGP”), which provides, through December 31, 2010, an unlimited guarantee of funds in noninterest-bearing transaction accounts (including NOW accounts restricted during the guarantee period to interest rates of 0.50% or less through June 30, 2010 and 0.25% beginning July 1, 2010).    The Dodd-Frank Act  has extended full deposit insurance coverage for non-interest bearing transaction accounts for two years starting December 31, 2010, and all financial institutions are required to participate in this extended guarantee program.

The earnings and growth of Mission Community Bank are largely dependent on its ability to maintain a favorable differential or “spread” between the yield on its interest-earning assets and the rate paid on its deposits and other interest-bearing liabilities.  As a result, Mission Community Bank’s performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies, particularly the Federal Reserve Board.  The Federal Reserve Board implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.  The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits.  The nature and impact of any future changes in monetary policies cannot be predicted.

Capital Adequacy Requirements

Both Mission Community Bancorp and Mission Community Bank are subject to the regulations of the Federal Reserve Board governing capital adequacy.  Those regulations incorporate both risk-based and leverage capital requirements.  Under existing regulations, the capital requirements for a bank holding company whose consolidated assets are less than $500 million, like us, are deemed to be the same as that of its subsidiary bank.  The Federal Reserve Board has established risk-based and leverage capital guidelines for the banks it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital and “supplemental capital elements,” or Tier 2 capital.  Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles.  The following items are defined as core capital elements:  (i) common stockholders’ equity; (ii) qualifying non-cumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.  Supplementary capital elements include:  (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus.  The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

Mission Community Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% (“Total Risk-Based Capital Ratio”), at least one-half of which must be in the form of Tier 1 capital (“Tier 1 Risk-Based Capital Ratio”).  Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items.  Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with very low credit risk, such as certain U. S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.  As of June 30, 2010, December 31, 2009 and December 31, 2008, Mission Community Bank’s Total Risk-Based Capital Ratio was 17.1%, 14.2% and 13.3%, respectively, and its Tier 1 Risk-Based Capital Ratio was 15.8%, 12.9% and 12.0%, respectively.

The risk-based capital standards also take into account concentrations of credit and the risks of “non-traditional” activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution’s management of such risks in assessing an institution’s capital adequacy.

Additionally, the regulatory statements of policy on risk-based capital include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank’s capital adequacy, although interest rate risk does not impact the calculation of a bank’s risk-based capital ratios.  Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates.  While interest risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank or bank holding company.

Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines.  Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets (“Leverage Capital Ratio”) of at least 3%.  All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%.  Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may set higher capital requirements when a bank’s particular circumstances warrant.  Mission Community Bank’s Leverage Capital Ratio was 10.1% at June 30, 2010, 9.6% as of December 31, 2009 and 9.5% at December 31, 2008.  See also Note O to the Consolidated Financial Statements for additional information regarding regulatory capital.

In 2005, the Federal Reserve Board adopted a final rule that allows the continued inclusion of trust-preferred securities in the Tier I capital of bank holding companies.  However, under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements that could qualify as Tier I capital would be limited to 25 percent of Tier I capital elements, net of goodwill.

Prompt Corrective Action Provisions

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios.  The federal banking agencies have by regulation defined the following five capital categories: “well capitalized” (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Capital Ratio of 5%); “adequately capitalized” (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Capital Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); “undercapitalized” (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Capital Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); “significantly undercapitalized” (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Capital Ratio less than 3%); and “critically undercapitalized” (tangible equity to total assets less than 2%).  A bank may be treated as though it were in the next lower capital category if, after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.

At each successively lower capital category, an insured bank is subject to increased restrictions on its operations.  For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.”  Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any).  “Significantly undercapitalized” banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying bonuses or increasing compensation to senior executive officers without regulatory approval.  Even more severe restrictions apply to critically undercapitalized banks.  Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.  Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

Safety and Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions.  Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure.  In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired.  If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

The Emergency Economic Stabilization Act of 2008 and the Troubled Asset Relief Program

In response to unprecedented market turmoil and the financial crises affecting the overall banking system and financial markets in the United States, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted in October 2008.  On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”) was enacted, which among other things augmented certain provisions of the EESA.  Under the EESA, the Treasury Department was given the authority, among other authorizations, to purchase up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions in the Troubled Asset Relief Program (the “TARP”).  The purpose of the TARP was to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

Pursuant to the EESA, the Treasury Department was initially authorized to use $350 billion for the TARP. Of this amount, the Treasury Department allocated $250 billion to the TARP Capital Purchase Program (see description below). On January 15, 2009, the second $350 billion of TARP monies was released to the Treasury Department.

The TARP Capital Purchase Program (“CPP) was developed to purchase $250 billion in senior preferred stock from qualifying financial institutions, and was designed to strengthen the capital and liquidity positions of viable institutions and to encourage banks and thrifts to increase lending to creditworthy borrowers.  The amount of the Treasury Department’s preferred stock a particular qualifying financial institution could be approved to issue would be not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets.

The general terms of the TARP CPP include:

•                  Dividends on the Treasury Department’s preferred stock at a rate of five percent for the first five years and nine percent thereafter;

•                  Common stock dividends cannot be increased for three years while the Treasury Department is an investor unless preferred stock is redeemed or consent from the Treasury is received;

•                  The Treasury Department must consent to any buyback of other stock (common or other preferred);

•                  The Treasury Department’s preferred stock will have the right to elect two directors if dividends have not been paid for six periods;

•                  The Treasury Department receives warrants equal to 15 percent of the Treasury Department’s total investment in the participating institution (provided, however, that we were not required to issue any warrants due to our status as a Community Development Financial Institution); and

•                  The participating institution’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation that is tax deductible.

We elected to participate in the TARP CPP and in January 2009 issued $5.1 million of our preferred stock to the Treasury Department pursuant to this program.

The EESA also established a Temporary Liquidity Guarantee Program that gave the FDIC the ability to provide a guarantee for newly-issued senior unsecured debt and non-interest bearing transaction deposit accounts at eligible insured institutions.  We are not participating in the senior unsecured debt portion of the TLGP, but we are  participating in the transaction account guarantee program, which fully guarantees non-interest bearing transaction deposit accounts of any amount, which program is scheduled to continue through December 31, 2010. For non-interest bearing transaction deposit accounts, a 10 basis point annual FDIC insurance premium surcharge was applied to deposit amounts in excess of $250,000 through December 31, 2009, and a risk-based surcharge of between 15 and 25 basis points has been applied beginning January 1, 2010.  As of June 30, 2010 we had approximately $11.0 million in non-interest bearing accounts exceeding $250,000.

On February 3, 2010, the Treasury Department announced a new Capital Initiative Program limited to CDFI’s.  The Community Development Capital Initiative (“CDCI”), provides that CDFI banks and thrifts would be eligible to receive investments of capital—up to 5% of risk-weighted assets—with an initial dividend rate of 2%, compared to the 5% rate offered under the Capital Purchase Program.  To encourage repayment while recognizing the unique circumstances facing CDFIs, the dividend rate will increase to 9% after eight years, compared to five years under the CPP.  CDFI’s that participated in the CPP, such as Mission Community Bancorp, and are in good standing will be eligible to exchange those investments into this program.  We submitted an application with the Treasury Department to exchange our Series D preferred stock for preferred stock that would be issued under the CDCI program and recently received preliminary approval with respect to this application.  However, as we anticipate that we will lose our CDFI status in the near future, we do not believe we will be able to participate in the CDCI Program.

Deposit Insurance

The deposits of Mission Community Bank are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC and are subject to deposit insurance assessments to maintain the DIF.  Mission Community Bank paid no deposit insurance assessments on its deposits under the risk-based assessment system utilized by the FDIC through December 31, 2006.

Effective January 1, 2007 the FDIC adopted a new risk-based insurance assessment system designed to tie what banks pay for deposit insurance more closely to the risks they pose to the insurance fund.  The FDIC also adopted a new base schedule of rates that the FDIC could adjust up or down, depending on the needs of the DIF, and set initial premiums for 2007 that ranged from 5 cents per $100 of domestic deposits in the lowest risk category to 43 cents per $100 of domestic deposits for banks in the highest risk category. The new assessment system resulted in annual assessments on Mission Community Bank’s deposits of 7 cents per $100 of domestic deposits for 2007.

On October 16, 2008, in response to the problems facing the financial markets and the economy, the Federal Deposit Insurance Corporation published a restoration plan (Restoration Plan) designed to replenish the Deposit Insurance Fund (DIF) such that the reserve ratio would return to 1.15% within five years.  On December 16, 2008, the FDIC adopted a final rule increasing risk-based assessment rates uniformly by seven basis points, on an annual basis, for the first quarter of 2009.  On February 27, 2009, the FDIC concluded that the problems facing the financial services sector and the economy at large constituted extraordinary circumstances and amended the Restoration Plan and extended the time within which the reserve ratio would return to 1.15% from five to seven years (Amended Restoration Plan).  In May 2009, Congress amended the statutory provision governing establishment and implementation of a Restoration Plan to allow the FDIC eight years to bring the reserve ratio back to 1.15%, absent extraordinary circumstances.  On May 22, 2009, the FDIC adopted a final rule imposing a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  Mission Community Bank paid $97 thousand for its special assessment, which was collected in September 2009.

In a final rule issued on September 29, 2009, the FDIC amended the Amended Restoration Plan as follows:

•                  The period of the Amended Restoration Plan was extended from seven to eight years.

•                  The FDIC announced that it will not impose any further special assessments under the final rule it adopted in May 2009.

•                  The FDIC announced plans to maintain assessment rates at their current levels through the end of 2010.  The FDIC also immediately adopted a uniform three basis point increase in assessment rates effective January 1, 2011 to ensure that the DIF returns to 1.15% within the Amended Restoration Plan period of eight years.

•                  The FDIC announced that, at least semi-annually following the adoption of the Amended Restoration Plan, it will update its loss and income projections for the DIF.  The FDIC also announced that it may, if necessary, adopt a new rule prior to the end of the eight-year period to increase assessment rates in order to return the reserve ratio to 1.15 percent.

The recently enacted Dodd-Frank Act has set a new minimum reserve ratio of not less than 1.35% of estimated insured deposits and requires the FDIC to take steps necessary to attain the 1.35% ratio by September 30, 2020.   However, financial institutions like Mission Community Bancorp with assets of less than $10 billion are exempt from the cost of this increase.

In addition, banks must pay an amount which fluctuates but is currently 0.265 cents per $100 of insured deposits per quarter, towards the retirement of the Financing Corporation bonds issued in the 1980’s to assist in the recovery of the savings and loan industry. These assessments will continue until the Financing Corporation bonds mature in 2019.

The enactment of the EESA (discussed above) temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor.  The temporary increase in deposit insurance coverage became effective on October 3, 2008 and was scheduled to continue through December 31, 2013.  However, the recently enacted Dodd-Frank Act has permanently increased the statutory maximum deposit insurance amount to $250,000.  In addition, pursuant to the guarantee program for non-interest bearing transaction deposit accounts under the TLGP in which we elected to participate, our customers receive a temporary unlimited guarantee of funds in non-interest bearing accounts, as defined, through December 31, 2010.  See “The Emergency Economic Stabilization Act of 2008 and the Troubled Asset Relief Program,” above. The recently enacted Dodd-Frank Act has extended the provision of insurance on non-interest bearing transaction accounts for two years commencing December 31, 2010 and participation in this program is mandatory for financial institutions.

Community Reinvestment Act

Mission Community Bank is subject to certain requirements and reporting obligations involving Community Reinvestment Act activities.  The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. The Community Reinvestment Act further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.  In measuring a bank’s compliance with its Community Reinvestment Act obligations, the regulators utilize a performance-based evaluation system which bases Community Reinvestment Act ratings on the bank’s actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.  In connection with its assessment of Community Reinvestment Act performance, the agencies assign a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.”  Mission Community Bank received an “outstanding” rating in its last completed Community Reinvestment Act examination in January 2010.

Privacy and Data Security

The Gramm-Leach-Bliley Act, also known as the “Financial Modernization Act”, which became effective in 2000, imposed new requirements on financial institutions with respect to consumer privacy.  The statute generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure.  Financial institutions are further required to disclose their privacy policies to consumers annually.  Financial institutions, however, are required to comply with state law if it is more protective of consumer privacy than the Gramm-Leach-Bliley Act.  The statute also directed federal regulators, including the Federal Reserve and the FDIC, to prescribe standards for the security of consumer information.  We are subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Other Consumer Protection Laws and Regulations

Activities of all insured banks are subject to a variety of statutes and regulations designed to protect consumers, such as the Fair Credit Reporting Act, Equal Credit Opportunity Act, and Truth-in-Lending Act.  Interest and other charges collected or contracted for by Mission Community Bank are also subject to state usury laws and certain other federal laws concerning interest rates. Mission Community Bank’s loan operations are also subject to federal laws and regulations applicable to credit transactions.  Together, these laws and regulations include provisions that:

•                  govern disclosures of credit terms to consumer borrowers;

•                  require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                  prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•                  govern the use and provision of information to credit reporting agencies; and

•                  govern the manner in which consumer debts may be collected by collection agencies.

Mission Community Bank’s deposit operations are also subject to laws and regulations that:

•                  impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•                  govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

On November 17, 2009, the Board of Governors of the Federal Reserve System promulgated a rule entitled “Electronic Fund Transfers”, with an effective date of January 19, 2010 and a mandatory compliance date of July 1, 2010.  The rule, which applies to all FDIC-regulated institutions, prohibits financial institutions from assessing an overdraft fee for paying automated teller machine (ATM) and one-time point-of-sale debit card transactions, unless the customer affirmatively opts in to the overdraft service for those types of transactions.  The opt-in provision establishes requirements for clear disclosure of fees and terms of overdraft services for ATM and one-time debit card transactions.  The rule does not apply to other types of transactions, such as check, automated clearinghouse (ACH) and recurring debit card transactions.  Since none of our service charges on deposits are in the form of overdraft fees on ATM or point-of-sale transactions, this would not have an adverse impact on our non-interest income.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching.  Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization.  However, states were given the ability to prohibit interstate mergers with banks in their own state by “opting-out” (enacting state legislation applying equally to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more then 10% of the deposits held by insured depository institutions nationwide or 30% percent or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

In 1995 California enacted legislation to implement important provisions of the Riegle-Neal Act discussed above and to repeal California’s previous interstate banking laws, which were largely preempted by the Riegle-Neal Act.

A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.  However, California law expressly prohibits an out-of-state bank which does not already have a California branch office from (i) purchasing a branch office of a California bank (as opposed to purchasing the entire bank) and thereby establishing a California branch office or (ii) establishing a de novo branch in California.

The changes effected by the Riegle-Neal Act and California laws have increased competition in the environment in which we operate to the extent that out-of-state financial institutions may directly or indirectly enter our market areas.  The Riegle-Neal Act has also contributed to the accelerated consolidation of the banking industry with many large out-of-state banks having entered the California market as a result of this legislation.

Financial Modernization Act

Effective March 11, 2000, the Gramm-Leach-Bliley Financial Modernization Act enabled full affiliations to occur between banks and securities firms, insurance companies and other financial service providers.  This legislation permits bank holding companies to become “financial holding companies” and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature.  A bank holding company may become a financial holding company if each of its subsidiary banks is “well capitalized” and “well managed” under applicable definitions, and has at least a satisfactory rating under the CRA by filing a declaration that the bank holding company wishes to become a financial holding company.

The Financial Modernization Act defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking.  A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating.  Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of financial subsidiaries.  In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a CRA rating of satisfactory or better.

USA Patriot Act of 2001

The USA Patriot Act of 2001 was enacted in October 2001 in response to the terrorist attacks on September 11, 2001.  The Patriot Act was intended to strengthen United States law enforcement’s and the intelligence community’s ability to work cohesively to combat terrorism on a variety of fronts.  The impact of the Patriot Act on financial institutions of all kinds has been significant and wide ranging.  The Patriot Act substantially enhanced existing anti-money laundering and financial transparency laws, and required appropriate regulatory authorities to adopt rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.  Under the Patriot Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships, as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers.  For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•                  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transactions;

•                  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•                  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•                  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

The Patriot Act also requires all financial institutions to establish anti-money laundering programs, which must include, at minimum:

•                  the development of internal policies, procedures, and controls;

•                  the designation of a compliance officer;

•                  an ongoing employee training program; and

•                  an independent audit function to test the programs.

Mission Community Bank has adopted comprehensive policies and procedures, and has taken all necessary actions, to ensure compliance with all financial transparency and anti-money laundering laws, including the Patriot Act.

Sarbanes-Oxley Act of 2002

As a public company, we are subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing.  The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities and Exchange Commission includes:

•                  the creation of an independent accounting oversight board;

•                  auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•                  additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•                  a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants;

•                  a requirement that the company’s independent accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting (the recently enacted Dodd-Frank Act exempts smaller reporting companies like Mission Community Bancorp from this requirement);

•                  the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•                  an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•                  the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•                  the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•                  expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•                  a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•                  disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•                  mandatory disclosure by analysts of potential conflicts of interest; and

•                  a range of enhanced penalties for fraud and other violations.

Commercial Real Estate Lending and Concentrations

On December 2, 2006, the federal bank regulatory agencies released Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (“the Guidance”).  The Guidance, which was issued in response to the agencies’ concern that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the commercial real estate market, reinforces existing regulations and guidelines for real estate lending and loan portfolio management.

Highlights of the Guidance include the following:

•                  The agencies have observed that CRE concentrations have been rising over the past several years with small to mid-size institutions showing the most significant increase in CRE concentrations over the last decade.  However, some institutions’ risk management practices are not evolving with their increasing CRE concentrations, and therefore, the Guidance reminds institutions that strong risk management practices and appropriate levels of capital are important elements of a sound CRE lending program.

•                  The Guidance applies to national banks and state chartered banks and is also broadly applicable to bank holding companies.  For purposes of the Guidance, CRE loans include loans for land development and construction, other land loans and loans secured by multifamily and nonfarm nonresidential properties.  The definition also extends to loans to real estate investment trusts and unsecured loans to developers if their performance is closely linked to the performance of the general CRE market.

•                  The agencies recognize that banks serve a vital role in their communities by supplying credit for business and real estate development.  Therefore, the Guidance is not intended to limit banks’ CRE lending.  Instead, the Guidance encourages institutions to identify and monitor credit concentrations, establish internal concentration limits, and report all concentrations to management and the board of directors on a periodic basis.

•                  The agencies recognized that different types of CRE lending present different levels of risk, and therefore, institutions are encouraged to segment their CRE portfolios to acknowledge these distinctions.  However, the CRE portfolio should not be divided into multiple sections simply to avoid the appearance of risk concentration.

•                  Institutions should address the following key elements in establishing a risk management framework for identifying, monitoring, and controlling CRE risk: (1) board of directors and management oversight; (2) portfolio management; (3) management information systems; (4) market analysis; (5) credit underwriting standards; (6) portfolio stress testing and sensitivity analysis; and (7) credit review function.

•                  As part of the ongoing supervisory monitoring processes, the agencies will use certain criteria to identify institutions that are potentially exposed to significant CRE concentration risk.  An institution that has experienced rapid growth in CRE lending, has notable exposure to a specific type of CRE, or is approaching or exceeds specified supervisory criteria may be identified for further supervisory analysis.

We believe that the Guidance is applicable to us, as we have a concentration in CRE loans.  Our management and board of directors have discussed the Guidance and believe that Mission Community Bank’s underwriting policy, management information systems, independent credit administration process and monthly monitoring of real estate loan concentrations adequately address the Guidance.

Allowance for Loan and Lease Losses

On December 13, 2006, the federal bank regulatory agencies released Interagency Policy Statement on the Allowance for Loan and Lease Losses (“ALLL”), which revised and replaced the banking agencies’ 1993 policy statement on the ALLL.  The revised statement was issued to ensure consistency with generally accepted accounting principles (GAAP) and more recent supervisory guidance.  The revised statement also extended the applicability of the policy to credit unions.  Additionally, the agencies issued 16 FAQs to assist institutions in complying with both GAAP and ALLL supervisory guidance.

Highlights of the revised statement include the following:

•                  The revised statement emphasizes that the ALLL represents one of the most significant estimates in an institution’s financial statements and regulatory reports and that an assessment of the appropriateness of the ALLL is critical to an institution’s safety and soundness.

•                  Each institution has a responsibility to develop, maintain, and document a comprehensive, systematic, and consistently applied process for determining the amounts of the ALLL.  An institution must maintain an ALLL that is sufficient to cover estimated credit losses on individual impaired loans as well as estimated credit losses inherent in the remainder of the portfolio.

•                  The revised statement updated the previous guidance on the following issues regarding ALLL: (1) responsibilities of the board of directors, management, and bank examiners; (2) factors to be considered in the estimation of ALLL; and (3) objectives and elements of an effective loan review system.

We believe that our ALLL methodology is comprehensive, systematic, and that it is consistently applied across our company.  We also believe our management information systems, independent credit administration process, policies and procedures adequately address the supervisory guidance.

Transactions Between Affiliates

Transactions between a bank and its “affiliates” are quantitatively and qualitatively restricted under the Federal Reserve Act.  The FRB has also issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions.  Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate.  Affiliates of a bank include, among other entities, companies that are under common control with the bank.  In general, subject to certain specified exemptions, a bank or its subsidiaries are limited in their ability to engage in “covered transactions” with affiliates:

•                  to an amount equal to 10% of the bank’s capital and surplus, in the case of covered transactions with any one affiliate; and

•                  to an amount equal to 20% of the bank’s capital and surplus, in the case of covered transactions with all affiliates.

In addition, a bank and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies.  A “covered transaction” includes:

•                  a loan or extension of credit to an affiliate;

•                  a purchase of, or an investment in, securities issued by an affiliate;

•                  a purchase of assets from an affiliate, with some exceptions;

•                  the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

•                  the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

In addition, under Regulation W:

•                  a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•                  covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•                  with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the FRB decides to treat these subsidiaries as affiliates.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, a landmark financial reform bill that significantly changes the current bank regulatory structure and affects the lending, investment, trading and operating activities of financial institutions and their holding companies.  Among other things, the Dodd-Frank Act dramatically impacts the rules governing the provision of consumer financial products and services, and implementation of the Act will require new mandatory and discretionary rulemakings by numerous federal regulatory agencies over the next several years.  The new law includes, among other things, the following:

(1)           The Dodd-Frank Acts establishes a new Financial Stability Oversight Counsel to monitor systemic financial risks.  The Board of Governors of the Federal Reserve are given extensive new authorities to impose strict controls on large bank holding companies with total consolidated assets equal to or in excess of $50 billion and systemically significant non-bank financial companies to limit the risk they might pose for the economy and to other large interconnected companies.  The Dodd-Frank Act also grants to the Treasury Department, FDIC and the FRB broad new powers to seize, close and wind-down “too big to fail” financial institutions (including non-bank institutions) in an orderly fashion.

(2)           The Dodd-Frank Act also establishes a new independent Federal regulatory body for consumer protection within the Federal Reserve System known as the Bureau of Consumer Financial Protection (the “Bureau”), which will assume responsibility for most consumer protection laws.  It will also be in charge of setting appropriate consumer banking fees and caps.  The Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.

(3)           The Dodd-Frank Act restricts the amount of trust preferred securities (“TPS”) that may be considered as Tier 1 Capital.  For depository institution holding companies below $15 billion in total assets, TPS issued before May 19, 2010 will be grandfathered, so their status as Tier 1 capital does not change.  However going forward, TPS will be disallowed as Tier 1 capital.

(4)           The Dodd-Frank Act effects changes in the FDIC assessment base with stricter oversight.  A new council of regulators led by the U.S. Treasury will set higher requirements for the amount of cash banks must keep on hand.  The minimum reserve ratio is to be increased from 1.15 percent to 1.35 percent; however, financial institutions with assets of less than $10 billion like Mission Community Bancorp are to be exempt from the cost of the increase.  FDIC insurance coverage is made permanent at the $250 thousand level retroactive to January 1, 2008 and unlimited FDIC insurance is provided for non-interest-bearing demand deposits, which coverage will continue until December 31, 2012.

(5)           Under the Dodd-Frank Act, the Comptroller of the Currency’s ability to preempt state consumer protection laws was made more difficult by raising the applicable preemption standards and state attorneys general are granted greater authority to enforce state consumer protection laws against national banks and their operating subsidiaries.

(6)           The Dodd-Frank Act adopts the so-called “Volcker rule,” which, subject to certain exceptions, prohibits any banking entity from engaging in proprietary trading, or sponsoring or investing in a hedge fund or private equity fund.

We are currently evaluating the potential impact of the Dodd-Frank Act on our business, financial condition, results of operations and prospects and expect that some provisions of the Dodd-Frank Act may have adverse effects on us, such as the cost of complying with the numerous new regulations and reporting requirements mandated by the Dodd-Frank Act.

MANAGEMENT

Information Concerning our Directors and Executive Officers

The following table sets forth the names and certain information concerning our directors and executive officers.  The column titled “Year First Elected or Appointed to Board” includes service on the Board of Directors of Mission Community Bank prior to the holding company reorganization in December 2000 pursuant to which Mission Community Bank became a wholly-owned subsidiary of Mission Community Bancorp.

Names and Offices Held With Mission Community Bancorp	Age	Year First Elected or Appointed Director	Principal Occupation for Past Five Years

George H. Andrews(10) Director	63	2010	Certified Public Accountant and Managing Partner of Andrews Galloway and Associates, an accounting firm based in Santa Maria, California, since 1977

Bruce M. Breault Director (Founding Chairman of the Board)	69	1996	Partner and Owner, F. McLintocks, Inc. (restaurants) since 1973

William B. Coy Vice Chairman (Immediate Past Chairman of the Board)	73	1996	Owner and Manager, Rancho Rio Conejo (citrus and avocados) since 1979

Howard N. Gould(11) Director	60	2008

Vice Chairman of Carpenter & Company since 2005; Managing Member of Carpenter Fund Manager GP, LLC since 2007; Commissioner of Financial Institutions as appointed by the Governor of California and confirmed by the State Senate (2004-2005); former Director of Nara Bancorp, Los Angeles, California (until June 2010); Director of Bridge Capital Holdings, Inc., San Jose, California

Richard Korsgaard Director	68	2005	Retired; Executive Vice President and Chief Credit Officer, Mission Community Bancorp and Mission Community Bank (2002-2005)

James W. Lokey(12) Chairman of the Board and Chief Executive Officer	63	2010

Banker; President of RaboBank, N.A., Arroyo Grande, CA from 2007 through his retirement on December 31, 2009; President and Chief Executive Officer of Mid-State Bank & Trust from 2000 through its sale in 2007; Director of Mid-State Bancshares, Arroyo Grande, CA (2000-2007)

Anita M. Robinson(13) Director and President	58	1996	Banker; President of Mission Community Bancorp since 2000; Chief Executive Officer of Mission

(10) Mr. Andrews was nominated to serve on the Board by Carpenter Fund Manager GP, LLC, a principal shareholder of Mission Community Bancorp, pursuant to the terms of a Securities Purchase Agreement dated December 22, 2009, as amended, between Mission Community Bancorp and Carpenter Fund Manager, GP, LLC.  See “Certain Transactions.”

(11)    Mr. Gould was nominated to serve on the Board by Carpenter Fund Manager GP, LLC, a principal shareholder of Mission Community Bancorp, pursuant to the terms of a Stock Purchase Agreement dated January 24, 2008, as amended, between Mission Community Bancorp and Carpenter Fund Manager GP, LLC.  Mr. Gould is one of five Managing Members of Carpenter Fund Manager GP, LLC.  See “Executive Compensation—Certain Transactions”.

(12)    Mr. Lokey was nominated to serve on the Board by Carpenter Fund Manager GP, LLC, a principal shareholder of Mission Community Bancorp, pursuant to the terms of a Securities Purchase Agreement dated December 22, 2009, as amended, between Mission Community Bancorp and Carpenter Fund Manager, GP, LLC.  See “Certain Transactions.”  Mr. Lokey became our Chief Executive Officer in July 2010 following receipt of all required regulatory approvals.

(13)    Ms. Robinson served as our President and Chief Executive Officer prior to Mr. Lokey’s appointment as Chief Executive Officer in July 2010.  Following Mr. Lokey’s appointment, Ms. Robinson serves as our President.

Names and Offices Held With Mission Community Bancorp	Age	Year First Elected or Appointed Director	Principal Occupation for Past Five Years

			Community Bancorp 2000 to July 2010; Chief Executive Officer of Mission Community Bank since 1996

Harry H. Sackrider Director and Interim Chief Credit Officer	66	2010	Banker; Interim Chief Credit Officer Mission Community Bank since September 2010; Executive Vice President and Chief Credit Officer Mid-Sate Bank & Trust (2002-2007)

Gary E. Stemper Director	67	1996	Manager, Eagle Castle Winery, LLC since 2000; Partner, Eberle Winery of Paso Robles (1982-2005); Owner, Gary Stemper Construction Co., since 1967

Brooks W. Wise Director, Executive Vice President	51	2007

Director and Executive Vice President, Mission Community Bancorp and Director and President of Mission Community Bank since 2007; Regional Vice President (2006-2007), Vice President/ Regional Manager (2004-2006) with Union Bank of California

Stephen P. Yost(14)	65	2010	Principal, Kestrel Advisors since 1997; Executive Vice President/Manager with Comerica Bank (1998-2006); Director of Manhattan Bancorp, El Segundo, California since 2006

Ronald B. Pigeon	61	N/A	Executive Vice President and Chief Financial Officer of Mission Community Bancorp and Mission Community Bank since 2005

Director Qualifications

We believe the members of our Board of Directors have the proper mix of relevant experience and expertise given our business, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy.  In identifying or evaluating potential nominees it is our policy to seek individuals who have the knowledge, experience and personal and professional integrity, to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders.  In addition to the principal occupations of our directors as noted in the table above, we note the following skills, attributes and qualifications we considered most recently when nominating directors for the 2010-2011 year or appointing our more recently appointed directors:

George H. Andrews

•      38 years of accounting experience in the Central Coast of California; previous experience as a bank director and member of a bank’s audit committee  (member of Board of Directors of Mid-State Bank & Trust from 2004 to 2007 and chair of that bank’s audit committee from 2005 to 2007).   A certified public accountant.  Appointee of Carpenter Fund Manager, GP, LLC, a principal shareholder of Mission Community Bancorp.

Bruce M. Breault	• 35 years experience in running a large business (350 employees) in San Luis Obispo; previous experience as a bank director (12 years with Commerce Bank of San Luis Obispo).

(14)    Mr. Yost was nominated to serve on the Board by Carpenter Fund Manager GP, LLC, a principal shareholder of Mission Community Bancorp, pursuant to the terms of a Securities Purchase Agreement dated December 22, 2009, as amended, between Mission Community Bancorp and Carpenter Fund Manager, GP, LLC.  See “Executive Compensation—Certain Transactions.”

William B. Coy

•      12 years experience in marketing and media management; served as Supervisor on the San Luis Obispo County Board of Supervisors (1982-1990); also served as Director of California Avocado Commission (2004-2008) and as Director of San Luis Obispo Chamber of Commerce (1993-1999).

Howard N. Gould

•      Served as a former Commissioner of Financial Institutions providing significant insight into the regulation of financial institutions; Experience as a director of financial institutions; Appointee of Carpenter Fund Manager, GP, LLC, a principal shareholder of Mission Community Bancorp.

Richard Korsgaard

•      Significant experience in bank management, including serving as President and Chief Executive Officer and as a director of Mariners Bank, San Clemente, California (1982-1995), as Executive Vice President and as a director of El Dorado Bank, Irvine, California (1995-2000), and as Executive Vice President and Chief Credit Officer of Mission Community Bancorp and Mission Community Bank (2000-2005).

James W. Lokey

•      More than 35 years of bank management experience, including: President and Chief Executive Officer of Downey Savings (1992-1998); President and Chief Executive Officer of Mid-State Bank and Trust (2000-2007); and President of Rabobank, N.A. (2007-2009); Past Chairman of California Bankers Association; Significant ties in the communities of the Central Coast, including serving as a member of the President’s Cabinet at Cal Poly State University in San Luis Obispo and a Director of Cal Poly Corporation and Chairman of its investment committee and past President and Director for the San Luis Obispo County UCSB Economic Forecast Project; Appointee of Carpenter Fund Manager, GP, LLC, a principal shareholder of Mission Community Bancorp.

Anita M. Robinson

•      More than 30 years of bank management experience, including Executive Vice President/Chief Credit Officer (1989-1994) and President and Chief Executive Officer (1994-1996) for Commerce Bank of San Luis Obispo. Graduate of Pacific Coast Banking School. Past Chairman of the California Bankers Association. Board member of numerous nonprofit, business and higher education organizations, including Chair of Housing Trust Fund; Chair of Community Action Partnership of San Luis Obispo County (formerly EOC); and Chair of the UCSB Economic Forecast Project for San Luis Obispo. Board member of Pacific Coast Banking School and Cuesta College Foundation.

Harry H. Sackrider

•      More than 40 years of bank management experience, specializing in credit policy and analysis, risk management and credit administration, including serving as Executive Vice President and Chief Credit Officer of Mid-State Bank & Trust, Arroyo Grande, CA (2002-2007) and Senior Vice President & Real Estate Lending Credit Administrator also at Mid-State Bank  & Trust (2000-2002).

Gary E. Stemper

•      Significant entrepreneurial skills as a business owner/partner in various business ventures in the construction and wine industries; previous bank director experience as founder, director and chairman of Citizens Bank of Paso Robles for 12 years prior to that bank’s acquisition in 1996; significant ties in the North County Community having previously served as Mayor of Paso Robles.

Brooks W. Wise

•      Strong bank management skills and experience. Significant community outreach skills. Served as Board President of several non-profit organizations during his banking career, including most recently on the Santa Maria Chamber of Commerce (2007-2008) and Coastal Business Finance, a SBA Certified Development Corporation (2005-2006).

Stephen P. Yost

•      35 years of experience in banking, including 26 at First Interstate Bank, primarily focused on risk management. Developed and taught risk management classes to fellow bankers. Previously, an adjunct professor at Golden Gate University in San Francisco, teaching banking courses in a graduate program. Appointee of Carpenter Fund Manager GP, LLC, a principal shareholder of Mission Community Bancorp.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary compensation information for the last two fiscal years with respect to the President and Chief Executive Officer of Mission Community Bancorp and its two most highly compensated executive officers other than the President and Chief Executive Officer whose total compensation for the fiscal year ended December 31, 2009 exceeded $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary(15)	Bonus	Option(16) Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other(17) Compensation	Total

Anita M. Robinson,	2009	$175,000	—	-0-	—	—	$7,062	$182,062
President and CEO	2008	$175,000	—	$94,037	—	—	$15,935	$284,972

Brooks W. Wise,	2009	$135,000	—	-0-	—	—	$6,378	$141,378
Executive Vice President	2008	$135,000	—	$94,037	—	—	$15,087	$244,124

Ronald B. Pigeon,	2009	$130,000	—	-0-	—	—	$5,063	$135,063
Executive VP and CFO	2008	$130,000	—	-0-	—	—	$13,549	$143,549

Components of All other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

(15)  Includes portions of these individual’s salaries which were deferred under Mission Community Bancorp’s 401(k) Plan.  The 401(k) Plan permits participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made.  For the first half of 2009, we matched employee contributions at the rate of fifty cents on the dollar up to a maximum of 5% of annual salary.  The employer match was discontinued effective July 1, 2009.

(16)  Represents the aggregate grant date fair value as computed pursuant to FASB accounting standards for stock compensation.  The grant date fair value of options was estimated at the date of grant using a Black-Scholes option pricing model.

(17)  Includes perquisites and other compensation.  Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table below.

Name	Year	Auto Allowance	Life Insurance Premiums	401(k) Employer Contributions and Profit Sharing Contributions	Total

Anita M. Robinson	2009	$6,000	$1,062	0	$7,062
	2008	$12,000	$3,935	0	$15,935

Brooks W. Wise	2009	$4,500	$378	$1,500	$6,378
	2008	$9,000	$274	$5,813	$15,087

Ronald B. Pigeon	2009	$3,000	$363	$1,700	$5,063
	2008	$6,000	$748	$6,800	$13,549

Employment Agreements

James W. Lokey has entered into an employment agreement dated as of July 1, 2010 with Mission Community Bancorp pursuant to which Mr. Lokey has agreed to serve as the Chairman of the Board and Chief Executive Officer of Mission Community Bancorp through June 30, 2013.  The amount of any bonus paid to Mr. Lokey will be determined by the Board of Directors, in its sole discretion, and will be subject to any restrictions relating to limits on executive compensation resulting from Mission Community Bancorp’s participation in the TARP Program.  See “Limits on Executive Compensation under TARP Program,” below.  Mr. Lokey has also received a one-time consulting fee of $41,667 in recognition of the substantial consulting services he performed for Mission Community Bancorp prior to the effective date of his employment agreement.  Mr. Lokey has also been granted an option to purchase 100,368 shares of the common stock of Mission Community Bancorp at a purchase price equal to $5.00 per share pursuant to the employment agreement.  The options are for a term of ten years and vest in annual installments of one-third per year over a period of 3 years.  In the event Mr. Lokey’s employment is terminated without cause, he will be entitled to a payment equal to 12 months of his base salary as in effect immediately prior to his termination of employment, payable in equal installments over 12 months.

On June 12, 2007 Mission Community Bank and Anita M. Robinson entered into a Second Amended and Restated Employment Agreement, as amended, pursuant to which Ms. Robinson has agreed to continue to serve as the Chief Executive Officer of Mission Community Bank through December 31, 2012.  Following Mr. Lokey’s commencement as our Chief Executive Officer and as Chief Executive Officer of Mission Community Bank, Ms. Robinson will continue to serve as our President under this same employment agreement.  Pursuant to her employment agreement, Ms. Robinson receives an annual base salary of $175,000, with increases at the sole discretion of the Board of Directors.  In addition, the agreement provides that Ms. Robinson is entitled to receive an annual bonus as determined by the Board of Directors.  Ms. Robinson also receives an automobile allowance and payment of premiums on a $750,000 life insurance policy pursuant to the terms of her employment agreement.  In addition, Ms. Robinson was granted options to purchase an aggregate of 20,532 shares of the common stock of Mission Community Bancorp pursuant to the terms of her employment agreement, which options are for a term of 10 years and vest in five installments of 20% per year over a period of five years.  In the event Ms. Robinson’s employment is terminated without cause, she is entitled to a payment equal to 12 months of her base salary as in effect immediately prior to her termination of employment, payable in equal installments over 12 months in accordance with Mission Community Bank’s normal payroll practices and her bonus earned prior to the date of termination.  In the event Ms. Robinson’s employment is terminated in the event of  a change in control, or if she leaves employment for good cause after a change in control has occurred, Ms. Robinson shall be entitled to a payment equal to 24 months of her base salary in effect immediately prior to the date of termination, payable in one lump sum payment and a lump sum payment equal to the incentive bonus paid to Ms. Robinson for the two years preceding the year in which the termination occurs, as well as any bonus earned by Ms. Robinson prior to the date of termination.  See “Limitations on Executive Compensation under TARP Program,” below.

On June 18, 2007 the Board of Directors and Brooks W. Wise entered into an Employment Agreement, as amended, pursuant to which Mr. Wise has agreed to serve as President of Mission Community Bank through April 1, 2011.  Pursuant to the employment agreement, Mr. Wise receives an annual base salary of $135,000, with increases at the sole discretion of the Board of Directors, which annual base salary was increased to $150,000 effective April 1, 2010.  In addition, the agreement provides that Mr. Wise is entitled to receive an incentive bonus as determined in accordance with Mission Community Bank’s Officers’ Incentive Compensation Plan as may be in effect from time to time, together with such other bonus as the Board of Directors shall determine from time to time in its sole discretion.  Mr. Wise also receives an automobile allowance and payment of premiums on a $500,000 life insurance policy.  In addition, Mr. Wise was granted options to purchase an aggregate of 20,532 shares of the common stock of Mission Community Bancorp pursuant to the terms of his employment agreement, which options are for a term of 10 years and vest in five installments of 20% per year over a period of five years.  In the event Mr. Wise’s employment is terminated without cause, he is entitled to a payment equal to six months of his base salary as in effect immediately prior to his termination of employment, payable in equal installments over six months in accordance with Mission Community Bank’s normal payroll practices and his bonus earned prior to the date of termination.  In the event Mr. Wise’s employment is terminated in the event of a change in control, or if he leaves employment for good cause after a change in control has occurred, Mr. Wise shall be entitled to a payment equal to 12 months of his base salary in effect immediately prior to the date of termination, payable in one lump sum payment and a lump sum payment equal to the bonus earned by Mr. Wise prior to the date of termination.  See “Limitations on Executive Compensation under TARP Program,” below.

Salary Protection Agreement

Ronald B. Pigeon, our Executive Vice President and Chief Financial Officer entered into a Salary Protection Agreement with Mission Community Bank dated January 18, 2005, as amended.  This agreement provided for a severance benefit of six months of base salary upon termination of employment, or reduction of salary by more than ten percent, upon the occurrence of, or within 12 months following, a merger, and transfer of substantially all of the assets, change in control or other defined corporate reorganization of Mission Community Bancorp or Mission Community Bank.  See “Limitations on Executive Compensation under TARP Program,” below.

Incentive Compensation Plan

The Board of Directors of Mission Community Bank did not adopt an Officers’ Incentive Compensation Plan for 2009 or 2010.

Limitations on Executive Compensation under TARP Program

In January 2009, we issued shares of our Series D Fixed Rate Cumulative Perpetual Preferred Stock, to the United States Department of the Treasury (“UST”) pursuant to the UST’s Troubled Asset Relief Capital Purchase Program, which we refer to as the TARP program.  As a result of our participation in the TARP program, there are certain restrictions placed on executive compensation.  Our most highly compensated employee, who for 2009 was Ms. Robinson, is not eligible to receive any bonuses or incentive awards, other than restricted stock awards.  Further, any restricted stock awards which may be awarded in the future to our most highly compensated employee would be subject to the following limitations:  (i) the restricted stock cannot become fully vested until the Treasury no longer holds our preferred stock, and (ii) the value of the restricted stock award cannot exceed one-third of Ms. Robinson’s total annual compensation.  Further, none of the Named Executive Officers may receive any severance payments.  These restrictions, as well as certain other restrictions on executive compensation, will remain in place for so long as we remain a participant in the TARP program.

Stock Options

The 1998 Stock Option Plan (“Stock Option Plan”) of Mission Community Bank was assumed by Mission Community Bancorp in connection with the one bank holding company reorganization effected December 15, 2000.  This stock option plan expired on January 20, 2008, with no further grants to be made under that plan.

On May 28, 2008 our shareholders approved the Mission Community Bancorp 2008 Stock Incentive Plan which provides for the issuance of both “incentive” and “nonqualified” stock options to officers and employees, and of “nonqualified” stock options to non-employee directors of Mission Community Bancorp and its subsidiaries.  The purpose of the 2008 Stock Incentive Plan is to encourage selected employees and directors of Mission Community Bancorp to acquire a proprietary and vested interest in our growth and performance; to generate an increased incentive for participants to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of all shareholders; and to enhance the ability of Mission Community Bancorp and its subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, its sustained progress, growth and profitability depend.  The 2008 Stock Incentive Plan was also designed to provide additional flexibility with respect to equity compensation awards to enable Mission Community Bancorp to remain competitive in the marketplace and to adapt its award strategy to the recent changes in accounting rules relating to stock options.

Options to purchase an aggregate of 87,564 shares of the common stock of Mission Community Bancorp, with an average exercise price of $16.44 per share, were outstanding under our 1998 Stock Option Plan and 2008 Stock Incentive Plan as of December 31, 2009.

There were no options granted to or exercised by the Named Executive Officers in 2009.

The following table sets forth information with respect to options held by our Named Executive Officers at December 31, 2009.

Outstanding Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(18)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Anita M. Robinson	5,000	0	0	$8.25	2/27/11
	4,106	16,426	0	$18.00	5/17/18

Brooks W. Wise	4,106	16,426	0	$18.00	5/17/18

Ronald B. Pigeon	2,400	600	0	$25.50	3/28/15

Compensation to Directors

On February 8, 2007, our Compensation Committee approved a Directors’ Compensation Program, whereby non-employee members of our Board of Directors receive a monthly retainer of $725 per month, in addition to a fee paid for each Committee meeting attended.  The Chairman of the Board also receives an additional fee of $480 per month, with Committee Chairpersons receiving an additional $200 for each respective Committee meeting held.  On June 22, 2009 the Board of Directors unanimously voted to reduce their individual director fees by 50% effective July 1, 2009.

The Directors also received an annual training budget for 2009 of $4,000 per director to be used specifically for bank-related conferences and meetings attended during the year.  Mission Community Bancorp may also grant stock options to its directors from time to time.  No stock options were granted to the non-employee directors of Mission Community Bancorp in 2009.

(18)  Unexercisable shares reported for Anita M. Robinson and Brooks W. Wise vest as follows 4,106 shares available 5/27/10; 4,106 shares available 5/27/11; 4,107 shares available 5/27/12 and 4,107 shares available 5/27/13.  Unexercisable shares reported for Ronald B. Pigeon vest as follows:  600 shares available 3/28/10.

The following table sets forth information with regard to compensation earned by non-employee directors in 2009.  Compensation earned by employee-directors is included in the “Summary Compensation Table” above.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid In Cash(19)	Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Bruce M. Breault	$12,225	0	(20)	0	0	0	$12,225

Roxanne Carr(21)	$7,525	0		0	0	0	$7,525

William B. Coy	$15,045	0	(22)	0	0	0	$15,045

Howard N. Gould	$7,075	0		0	0	0	$7,075

Richard Korsgaard	$10,800	0	(23)	0	0	0	$10,800

Gary E. Stemper	$10,675	0	(24)	0	0	0	$10,675

Robin L. Rossi(25)	$2,675	0		0	0	0	$2,675

Karl F. Wittstrom(26)	$9,500	0		0	0	0	$9,500

Certain Transactions

There are no existing or proposed material interests or transactions between us and any of our officers or directors outside the ordinary course of business, except as indicated herein.

From time to time our directors and officers and the companies with which they are associated, have banking transactions with Mission Community Bank in the ordinary course of business.  Any loans and commitments to lend included in such transactions have been, and in the future will be, made in the ordinary course of business, in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar

(19)  Includes cash payments made to non-employee directors of Mission Community Bancorp during 2009.

(20)  Mr. Breault held options to purchase an aggregate of 2,000 shares at December 31, 2009 all of which were fully vested at December 31, 2009.

(21)  Ms. Carr resigned from the Board of Directors on April 5, 2010 for personal reasons.

(22)  Mr. Coy held options to purchase an aggregate of 2,000 shares at December 31, 2009, all of which were fully vested at December 31, 2009.

(23)  Mr. Korsgaard held options to purchase an aggregate of 3,000 shares at December 31, 2009, all of which were fully vested at December 31, 2009.

(24)  Mr. Stemper held options to purchase an aggregate of 2,000 shares at December 31, 2009, all of which were fully vested at December 31, 2009.

(25)  Mr. Rossi resigned from the Board of Directors on April 14, 2009 for personal reasons.

(26)  Mr. Wittstrom held options to purchase an aggregate of 2,000 shares at December 31, 2009, all of which were fully vested at December 31, 2009. Mr. Wittstrom resigned from the Board of Directors on September 23, 2010 for personal reasons.

creditworthiness.  In addition, any such loans do not and will not involve more than the normal risk of collectability or present other unfavorable features.  As of December 31, 2009, loan commitments and loans outstanding from Mission Community Bank to our directors and executive officers (including associated companies) totaled approximately $307,000 or 1.6% of our shareholder’s equity.  Any future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party.

Mission Community Bank made various loans to former director Robin L. Rossi, as well as to his related business entities, some of which have been categorized as substandard, as noted below.  Mr. Rossi was a director of Mission Community Bancorp and Mission Community Bank until he resigned from both boards effective April 14, 2009.  The largest amount of indebtedness outstanding by Mr. Rossi and his related business entities at any time since January 1, 2009 was $4,894,965 and the amount of indebtedness outstanding by Mr. Rossi and his related entities at February 28, 2010 was $3,613,891.  The loans have both floating rates (prime plus a margin of between 0 and 100 basis points) and fixed rates (6.75% to 7.5%).  Mr. Rossi and related entities made aggregate principal and interest payments on these various loans (not including equipment leases, all of which lease payments are current) of $1,183,547 and $208,697, respectively, for the period from January 1, 2009 through February 28, 2010.  As of February 28, 2010, two of the loans to Mr. Rossi and related entities, with aggregate principal balances outstanding of $2,089,223 at February 28, 2010, were considered substandard.

Pursuant to the terms of a Stock Purchase Agreement dated January 24, 2008, as amended, with Carpenter Fund Manager GP, LLC, on behalf of and as general partner of three investment funds it manages, acquired an aggregate of 333,334 shares of the common stock of Mission Community Bancorp, thereby becoming our principal shareholder.  Pursuant to this stock purchase agreement, Mission Community Bancorp agreed to nominate one person designated by Carpenter Fund Manager GP, LLC to its Board of Directors and to continue to nominate one such person for so long as Carpenter Fund Manager GP, LLC continues to beneficially own at least 10% of the issued and outstanding shares of Mission Community Bancorp.  Howard Gould, a nominee to the Board of Directors, is the nominee of Carpenter Fund Manager GP, LLC pursuant to this stock purchase agreement.

On December 22, 2009 Mission Community Bancorp entered into a Securities Purchase Agreement with Carpenter Fund Manager GP, LLC on behalf of and as general partner of three investment funds it manages, as such agreement was amended on March 17, 2010 and May 26, 2010.  Pursuant to this securities purchase agreement with our principal shareholder, we agreed, effective upon the first closing under the agreement, which occurred on April 27, 2010, and subject to receipt of any required regulatory approvals or non-objections, to appoint as directors of Mission Community Bancorp and of Mission Community Bank, three persons identified by our principal shareholder, and to continue to appoint three persons designated by our principal shareholder for as long as our principal shareholder beneficially owns at least 25% or more of our common stock.  Each of Mr. Yost and Mr. Lokey were appointed by our principal shareholder pursuant to the securities purchase agreement.  It is anticipated that our principal shareholder will appoint one additional individual to our Board following the receipt of all required regulatory approvals.  As of the date of this prospectus, the one additional nominee has not as yet been identified by our principal shareholder.

At the first closing under the securities purchase agreement, which occurred on April 27, 2010, our principal shareholder purchased an aggregate of 2,000,000 shares of common stock paired with warrants to purchase 2,000,000 shares of common stock for an aggregate purchase price of $10 million.  At the second closing, which occurred on June 15, 2010, our principal shareholder purchased an aggregate of 3,000,000 shares of common stock paired with warrants to purchase 3,000,000 shares of common stock for a purchase price of $15 million.  All of the warrants issued under the securities purchase agreement are exercisable for a term of five years from issuance at an exercise price of $5.00 per share and contain customary anti-dilution provisions.  The use of proceeds received by us under the securities purchase agreement is subject to the prior approval of our principal shareholder.  We used an aggregate of $17.7 million of the proceeds from the closings to enable our newly created subsidiary, Mission Asset Management, Inc., to purchase certain non-performing assets from Mission Community Bank.  See “Our Business—Recent Developments.”  An additional $5.5 million from the proceeds from the sale of securities under the securities purchase agreement was contributed to our wholly-owned banking subsidiary, Mission Community Bank, to improve its capital position.

In addition, the securities purchase agreement provides that we will reimburse our principal shareholder for its expenses incurred in connection with the securities purchase agreement in an amount not to exceed $200,000, and we have reimbursed $80,000 to our principal shareholder with respect to such expenses.

All affiliated transactions have been and will continue to be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Other than as set forth in the table below, our management knows of no person who beneficially owned more than 5% of our outstanding common stock as of June 30, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	Carpenter Fund Manager GP, LLC(27) 5 Park Plaza, Suite 950 Irvine, CA 92614	10,334,334	(28)	91.1%

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of June 30, 2010 with respect to (a) members of the Board of Directors of Mission Community Bancorp, (b) the executive officers(29) of Mission Community Bancorp, and (c) the directors and executive officers as a group:

Names and Offices Held With Mission Community Bancorp(30)	Common Shares Beneficially Owned(31)	Shares Issuable Upon Exercise of Options(32)	Percentage of Shares Outstanding
Directors:
Bruce M. Breault Director (Founding Chairman of the Board)	30,364	2,000	0.51%
William B. Coy Vice Chairman (Immediate Past Chairman of the Board)	15,550	2,000	0.28%

(27)

These shares are held of record by three investment funds of which Carpenter Fund Manager GP, LLC is the general partner with investment and voting power. These shares are owned of record as follows: Carpenter Community BancFund LP (173,541 shares and 162,695 warrants); Carpenter Community BancFund-A, LP (4,937,782 shares and 4,629,170 warrants); and Carpenter Community BancFund-CA, LP (222,011 shares and 208,135 warrants). Howard Gould, a director of Mission Community Bancorp, serves as a Managing Member of Carpenter Fund Manager GP, LLC.

(28)	Includes warrants to purchase 5,000,000 shares of the common stock of the Company held by the Carpenter Funds which are currently exercisable.

(29)

The term “executive officer” means President, Chief Executive Officer; Executive Vice President and Chief Financial Officer. Mission Community Bancorp’s Vice Chairman of the Board, Secretary and other vice presidents are not deemed to be executive officers.

(30)	The address of each person in the table is c/o Mission Community Bancorp, 3380 S. Higuera Street, San Luis Obispo, California 93401.

(31)

Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(32)	Includes shares subject to options held by directors and executive officers that are exercisable within 60 days after June 30, 2010.

Names and Offices Held With Mission Community Bancorp(30)	Common Shares Beneficially Owned(31)		Shares Issuable Upon Exercise of Options(32)		Percentage of Shares Outstanding
Directors:
Howard N. Gould(33) Director	5,333,334	(34)	5,000,000	(35)	91.1%
Richard Korsgaard Director	8,000		3,000		0.17%
James W. Lokey(36) Chairman of the Board and Chief Executive Officer	-0-		-0-		-0-
Anita M. Robinson President and Director	38,609		13,212		0.81%
Gary E. Stemper Director	9,000		2,000		0.17%
Brooks W. Wise Director and Executive Vice President	10,000		8,212		0.29%
Karl F. Wittstrom Director and Corporate Secretary	24,750		2,000		0.42%
Stephen P. Yost(37) Director	-0-		-0-		-0-
Other Executive Officers:
Ronald B. Pigeon Executive Vice President and Chief Financial Officer	2,775		3,000		0.09%
All Directors and Executive Officers as a Group (11 persons)	5,472,382		5,035,424		92.3%

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of fifty million (50,000,000) shares of common stock, without par value, and ten million (10,000,000) shares of preferred stock, without par value.  As of June 15, 2010 we had 6,345,602 shares of common stock outstanding, 100,000 shares of our Series A Preferred Stock outstanding, 20,500 shares of our Series B stock outstanding, 50,000 shares of our Series C Preferred stock outstanding, and 5,116 shares of our Series D Preferred stock outstanding.  The following summary of certain provisions of our common stock, preferred stock and warrants does not purport to be complete.  You should refer to our Restated Articles of Incorporation, as amended, the Certificates of Determination with respect to our Series A, Series B,

(33)	Mr. Gould was nominated to serve on the Board by Carpenter Fund Manager, GP, LLC, a principal shareholder of Mission Community Bancorp.

(34)

Includes 5,333,334 shares held by three investment funds of which Carpenter Fund Manager GP, LLC is the general partner. Mr. Gould serves as one of five Managing Members of Carpenter Fund Manager GP, LLC and as such holds shared voting and investment power with respect to these shares. Mr. Gould disclaims beneficial ownership of these shares. See “Executive Compensation—Certain Transactions.”

(35)

Includes warrants to purchase 5,000,000 shares of the common stock held by our principal shareholder which are currently exercisable. Mr. Gould serves as one of five Managing Members of Carpenter Fund Manager GP, LLC. Mr. Gould disclaims beneficial ownership of these shares.

(36)	Mr. Lokey was nominated to serve on the Board by our principal shareholder. Mr. Lokey also serves as our Chief Executive Officer. See “Executive Compensation—Certain Transactions.”

(37)	Mr. Yost was nominated to serve on the Board by our principal shareholder. See “Executive Compensation—Certain Transactions.”

Series C and Series D Preferred Stock and the form of common stock purchase warrants, each of which is filed or incorporated by reference as an exhibit to this registration statement of which this prospectus is a part.  The summary below is also qualified by provisions of applicable law.

Each share of our common stock sold in this offering will have the same relative rights as, and will be identical in all respect with, every other share of common stock.  Upon payment of the purchase price for the exercise of subscription rights in this offering, all shares of common stock and warrants sold in this offering will be duly authorized, fully paid and non-assessable.

The shares of common stock:

•  are not deposit accounts and are subject to investment risk;

•  are not insured or guaranteed by the FDIC or any other government agency; and

•  are not guaranteed by Mission Community Bancorp or Mission Community Bank.

Common Stock

Voting Rights.  All voting rights are vested in the holders of our common stock.  Our shareholders have cumulative voting rights for the election of directors.  This means that if the candidates’ names have been placed in nomination prior to the commencement of voting and a shareholder has given notice prior to the commencement of voting of the shareholder’s intention to cumulate votes, then a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate.

Each share has the same rights, preferences and privileges as every other share.  Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting (except as described above in connection with the election of directors), and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings.

Dividends.  As a bank holding company with our principal asset being our equity interest in Mission Community Bank, our ability to declare dividends depends primarily upon dividends we receive from Mission Community Bank.  The dividend practice of Mission Community Bank, like our dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Mission Community Bank’s Board of Directors at the time.   See “Our Policy Regarding Dividends.”

As a California state-chartered bank, the ability of Mission Community Bank to pay dividends is subject to restrictions set forth in the California Financial Code.  Under the Financial Code, Mission Community Bank is allowed to declare a cash dividend out of its net profits up to the lesser of its retained earnings or its net income for the last three fiscal years (less any distributions made to shareholders during such period), or, with the prior written approval of the Department of Financial Institutions in an amount not exceeding the greatest of (i) its retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for its current fiscal year.

Mission Community Bancorp’s ability to pay dividends is also limited by state corporation law.  The California General Corporation Law prohibits Mission Community Bancorp from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend the sum of Mission Community Bancorp’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities and the current assets of  Mission Community Bancorp  would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense of the two preceding fiscal years was less than the average of its interest expense of the two preceding fiscal years, at least equal to 125% of its current liabilities.

Further, our banking regulators may restrict our ability to pay dividends.  Due to our recent losses, our banking regulators currently require their prior approval prior to the payment of any dividends by Mission Community Bancorp or Mission Community Bank.  See “Risk Factors—Risks Related to Investment in Our Common Stock—Mission Community Bancorp relies heavily on the payment of dividends from Mission Community Bank and Mission Community Bank is currently unable to pay dividends absent regulatory approval,” and “Our Policy Regarding Dividends.”

We have issued and outstanding $3,093,000 of junior subordinated debt securities due October 2033.  The indenture pursuant to which these debt securities were issued provides that, we must make interest payments on the debentures before any dividends can be paid on our capital  stock and in the event of our bankruptcy, dissolution or liquidation, the holder of the debt securities must be paid in full before any distributions may be made to the holders of our capital stock.  In addition, we have the right to defer interest payments on the junior subordinated debt securities for up to five years, during which time no dividends may be paid to holders of our capital stock

Shareholders are entitled to receive dividends only when and if declared by our Board of Directors.  No assurance can be given that Mission Community Bancorp’s earnings will permit the payment of dividends of any kind in the future.   The future dividend policy of Mission Community Bancorp will be subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions.  See “Our Policy Regarding Dividends.”

Miscellaneous.  Our common stock has no conversion or redemption rights or sinking fund provisions applicable to it.  Our common stock does not have preemptive rights; therefore, future shares of common stock may be offered to the investing public or to existing shareholders, in the discretion of our Board of Directors, and existing shareholders will not have to right to maintain their current percentage ownership in our common stock.

Preferred Stock

We will not issue any preferred stock in this offering and we have no current plans to issue any preferred stock after this offering.  Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine.  The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

We currently have four classes of preferred stock outstanding as follows:

Series A Non-Voting Convertible Redeemable Preferred Stock.  There are 100,000 shares of Series A Preferred Stock both authorized and outstanding.  The shares of Series A Preferred Stock are non-voting.  The dividend rights attributable to the holders of shares of Series A Preferred Stock are proportioned to those of the holders of the common stock based upon a two-for-one conversion ratio; that is, the Series A Preferred Stock participates on a per share basis in any dividend declared on common stock at the rate of one-half of the per share common stock dividend, but are not entitled to any fixed rate of return (zero percent cumulative).  The Series A Preferred Stock may be converted into common stock of Mission Community Bancorp on a two-for-one exchange (50,000 shares of common stock have been set aside and reserved by Mission Community Bancorp for such purpose) at any time upon the request of a holder of such Series A Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series A Preferred Stock by the initial holder thereof.  No sinking fund is required or has been established for the redemption of shares of Series A Preferred Stock.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series A Preferred Stock are entitled to a liquidation preference of $5.00 per share before holders of common stock receive any distribution and after the holders of common stock receive $10.00 per share, any further distributions shall be at the ratio of $1.00 per share on the Series A Preferred Stock to $2.00 per share for common stock, subject to adjustment.  If the common stock is subdivided, combined or reclassified, the Series A Preferred Stock shall be subdivided, combined or reclassified on the same basis.  The holders of the Series A Preferred Stock have no right to vote any such shares except as may be required by applicable law.  Subject to the receipt of any required regulatory approval, the Series A Preferred Stock is automatically redeemable, in whole or in part, at any time upon the request of the holder of such Series A Preferred Stock, in cash at the price of $5.00 per share, without further action on the part of Mission Community Bancorp, upon and after a finding that Mission Community Bancorp is in default under any Community Development

Financial Institutions Program Assistance Agreement for Technical Assistance Grants to and Equity Investments in Regulated Institutions, or any successor agreement, to which Mission Community Bancorp is a party or by which it is bound.  As a result of the closing of the transactions under the securities purchase agreement, our principal shareholder, which is not a Community Development Financial Institution, increased its share ownership to more than 25% of our issued and outstanding shares and as a result, we will likely lose our status as a Community Development Financial Institution which status is required to be maintained in order to comply with our CDFI Program Assistance Agreements.  Accordingly, the holder of our Series A Preferred Stock may have the right to have these shares redeemed by us for a redemption price of $500,000.

Series B Non-Voting Preferred Stock.  There are 20,500 shares of the Series B Preferred Stock both authorized and outstanding.  The shares of Series B Preferred Stock are non-voting.  The dividend rights attributable to the holders of the Series B Preferred Stock are proportioned to those of the holders of the common stock; that is, the Series B Preferred Stock participates on a per share basis in any dividend declared on the common stock, but such Series B Preferred Stock is not entitled to any fixed rate of return (zero percent cumulative).  The shares of Series B Preferred Stock are not convertible or redeemable.  If the common stock is subdivided, combined or reclassified, the Series B Preferred Stock shall be subdivided, combined or reclassified on the same basis.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series B Preferred Stock will be entitled to a liquidation preference of $10.00 per share before holders of common stock receive any distribution, but such liquidation preference is junior in right of payment to the liquidation preference for the Series A Preferred Stock discussed above.  Additionally, in the event of a so-called “change in control” (including certain mergers, sales of assets or tender offers), holders of the Series B Preferred Stock are entitled to receive a payment in the same form of consideration and in the same amount as the per share price received, or deemed to be received, by the holders of the common stock of Mission Community Bancorp in or as a result of the “change in control” event.

Series C Non-Voting Convertible Redeemable Preferred Stock.  There are 50,000 shares of Series C Preferred Stock both authorized and outstanding.  The shares of Series C Preferred Stock are non-voting.  The dividend rights attributable to the holders of Series C Preferred Stock are proportioned to those of the holders of the common stock; that is, the Series C Preferred Stock participates on a per share basis in any dividend declared on common stock, but are not entitled to any fixed rate of return (zero percent cumulative).  The Series C Preferred Stock may be converted into common stock of Mission Community Bancorp on a one-for-one exchange basis (50,000 shares of common stock have been set aside and reserved by Mission Community Bancorp for such purpose) at any time upon the request of a holder of such Series C Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series C Preferred Stock by the initial holder thereof.  No sinking fund is required to be or has been established for the redemption of shares of Series C Preferred Stock.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series C Preferred Stock are entitled to a liquidation preference of $10.00 per share before holders of common stock received any distribution and after the holders of common stock receive $10.00 per share, any further distributions shall be at the ratio of $1.00 per share on the Series C Preferred Stock to $1.00 per share for common stock, subject to adjustment.  If the common stock is subdivided, combined or reclassified, the Series C Preferred Stock shall be subdivided, combined or reclassified on the same basis.  The holders of the Series C Preferred Stock shall have no right to vote any such shares except as may be required by applicable law.  Subject to the receipt of any required regulatory approval, the Series C Preferred Stock shall be automatically redeemable, in whole or in part, at any time upon the request of the holder of such Series C Preferred Stock, in cash at the price of $10.00 per share, without further action on the part of Mission Community Bancorp, upon and after a finding that Mission Community Bancorp is in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement, to which Mission Community Bancorp is a party or by which it is bound.  As a result of the closing of the transactions under the securities purchase agreement, our principal shareholder, which is not a Community Development Financial Institution, increased its share ownership to more than 25% of our issued and outstanding shares and as a result, we will likely lose our status as a Community Development Financial Institution which status is required to be maintained in order to comply with our CDFI Program Assistance Agreements.  Accordingly, the holder of our Series C Preferred Stock may have the right to have these shares redeemed by us for a redemption price of $500,000.

Series D Fixed Rate Cumulative Perpetual Preferred Stock.  There are 5,116 shares of Series D Preferred Stock both authorized and outstanding.  The shares of Series D Preferred Stock are non-voting except as described below, or as otherwise required by law.  Holders of the Series D Preferred Stock are entitled to receive cumulative dividends at the rate of 5% per annum for the first five years from issuance and 9% thereafter.  No dividends may be paid on our common stock or on any other series of our preferred stock until all accrued and unpaid dividends due on the Series D Preferred Stock have been declared and paid in full.  The shares of Series D Preferred Stock are not convertible.  We have the option at any time after the third anniversary from the date of issuance of the Series D Preferred Stock to redeem that stock, in whole or in part, at its liquidation amount per share ($1,000 per share) plus any accrued and unpaid dividends.  We may also be permitted to redeem the Series D Preferred Stock prior to the third anniversary of its issuance provided we obtain the consent of our primary banking regulator and the U.S. Department of the Treasury.  In the event of any liquidation, dissolution or winding up of the affairs of Mission Community Bancorp, holders of the Series D Preferred Stock shall be entitled to receive for each share held a $1,000 per share liquidation preference.  There is no sinking fund requirement with respect to the Series D Preferred Stock.  Whenever, at any time or times, dividends payable on the Series D Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the holders of the Series D Preferred Stock will have the right to elect two directors at the next annual meeting of our shareholders (or at a special meeting called for that purpose) and at each subsequent annual meeting of our shareholders until all accrued and unpaid dividends have been declared and paid in full.

Common Stock Purchase Warrants

General.  Each common stock purchase warrant included in each subscription right will entitle the holder to purchase one share of our common stock.

Exercisability.  Each warrant will be immediately exercisable for a period of five years following the closing date of this rights offering at an exercise price of $5.00 per share of common stock purchased upon exercise of the warrant.  Warrants may be exercised at any time up to the close of business on the warrant expiration date.  After the close of business on the warrant expiration date, unexercised warrants will become void.

Adjustments.  The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock.  In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

Fractional Shares.  No fractional shares of common stock will be issued in connection with the exercise of a warrant.  In lieu of fractional shares, we will issue the holder a cash payment equal to the market price of the common stock on the last trading day preceding the exercise less the pro-rated exercise price for such fractional share.

Transferability.  A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

Listing.  The warrants will be transferable in accordance with applicable law but will not be listed for trading on any stock exchange and we do not anticipate that the warrants will be quoted on the OTC Bulletin Board or in the “pink sheets.”  However, we expect the warrants will be exercisable for shares of our common stock that will be quoted on the OTC Bulletin Board.

Warrant Agent.  The warrants will be issued pursuant to a warrant agreement by and between Mission Community Bancorp and Computershare Trust Company, N.A., the warrant agent for the warrants.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Mission Community Bancorp’s Restated Articles of Incorporation, as amended, and Bylaws provide, among other things, for the indemnification of Mission Community Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment.  Such provisions of Mission Community Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law.  It is the policy of the Board of Directors that Mission Community Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Mission Community Bancorp’s Articles of Incorporation and Bylaws.

Mission Community Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law.  However, under federal law, the Federal Reserve Board may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

Mission Community Bancorp and Mission Community Bank have in effect liability insurance covering all of their respective officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Mission Community Bancorp under the provisions in Mission Community Bancorp’s Articles of Incorporation and Bylaws, Mission Community Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, this kind of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. Federal income tax consequences of the receipt of subscription rights described in this offering and of the exercise or expiration of those subscription rights to U.S. Holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes.  This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and the U.S. Internal Revenue Service’s (“IRS”) current administrative rules, practices and interpretations of law, all as in effect on the date of this document, and all of which are subject to change, possibly with retroactive effect.  This discussion applies only to U.S. Holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. Holders, banks, financial institutions, broker-dealers, holders of warrants entitling them to receive subscription rights, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related share issuance.  This discussion is based on varying interpretations that could result in U.S. Federal income tax consequences different from those described below.  The following discussion does not address the tax consequences of this offering or the related rights issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code.  Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequences of this offering to such holder in light of such holder’s particular circumstances.

For purposes of this description, a “U.S. Holder” is a holder that is for U.S. federal income tax purposes:

•                  a citizen or resident of the U.S.;

•                  a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

•                  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

Receipt of the Subscription Rights; Tax Basis and Holding Period

The distribution of the subscription rights should be a non-taxable distribution to U.S. Holders under Section 305(a) of the Code.  A U.S. Holder’s tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•              If the total fair market value of the subscription rights being distributed in this offering to U.S. Holders of our common stock represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a U.S. Holder must allocate the tax basis of the holder’s shares of common stock (with respect to which the subscription rights were distributed) between such stock and the subscription rights received by such holder.  This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•              If the total fair market value of the subscription rights being distributed in this offering to U.S. Holders is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless a U.S. Holder elects to allocate part of the tax basis of the holder’s shares of common stock (with respect to which the subscription rights were distributed) to the subscription rights.  A U.S. Holder makes such an election by attaching a statement to the holder’s tax return for the year in which the subscription rights are received.  If the tax basis of a U.S. Holder’s subscription rights is deemed to be zero, the tax basis of the shares of common stock with respect to which such rights are received will not change.  If an allocation of tax basis is made between the subscription rights and common stock, the tax basis in the common stock originally owned by a U.S. Holder will be reduced by an amount equal to the tax basis allocated to the subscription rights.  In addition, the tax basis allocated to the subscription rights must be apportioned between the right to acquire common stock and the right to receive a warrant in proportion to their values on the date of distribution.  For these purposes, the value of the right to acquire common stock will be that amount which bears the same ratio to the value of a subscription right as the value of one share of common stock bears to the value of one package, consisting of one share of common stock and one warrant.  The value of the right to receive a warrant will be the difference between the value of the subscription right and the right to acquire common stock as determined above.

The holding period for the subscription rights received by a U.S. Holder will include the holder’s holding period for the common stock with respect to which the subscription rights were received.

Sale or Other Disposition of the Subscription Rights

If a U.S. Holder sells or otherwise disposes of the subscription rights received prior to the expiration date, the U.S. Holder will recognize capital gain or loss equal to the difference between (a) the proceeds of sale and (b) the holder’s tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above).  Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights (determined as described above), exceeds one year at the time of disposition.

Expiration of the Subscription Rights

If the subscription rights expire without exercise, a U.S. Holder will recognize no loss and, if the holder has a tax basis in the expired subscription right, the tax basis of the common stock with respect to which the subscription rights were received will equal the tax basis of such common stock immediately before receipt of the subscription rights.  If the subscription rights expire without exercise or are exercised after you have disposed of the shares of our common stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the subscription rights, or regarding the tax basis of the shares acquired upon exercise.

Exercise of the Subscription Rights; Tax Basis and Holding Period of the Shares

A U.S. Holder will not recognize any gain or loss upon the exercise of the subscription rights.

The tax basis of the common stock or warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the portion of a U.S. Holder’s tax basis, if any, in the subscription rights (determined as described above) allocated to the rights to acquire common stock or warrants, as applicable.

The holding period for the common stock and warrants acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If a U.S. Holder subsequently exercises a warrant that the holder acquired through the prior exercise of the subscription rights, the holder will not recognize gain or loss upon the subsequent exercise of the warrant.  The shares of common stock that the U.S. Holder acquires as a result of exercising the warrant will have a tax basis equal to the holder’s adjusted tax basis in the warrant, plus the amount paid to exercise the warrant.  The holding period of shares acquired upon exercise of a warrant will begin on the day the warrant is exercised.

If a U.S. Holder sells the warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the selling price and (b) the holder’s tax basis in the warrant (determined as described above).  This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller.  Whether the capital gain will be long-term or short-term capital gain will depend on the seller’s holding period for the warrant.

If the U.S. Holder allows the warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration.  Therefore, the holder will generally recognize a capital loss in an amount equal to the holder’s tax basis in the warrant.  The loss is treated as short-term or long-term depending on the holder’s holding period in the warrant.

Sale or Other Disposition of the Subscription Rights Shares

If a U.S. Holder sells or otherwise disposes of the shares of common stock received as a result of exercising a subscription right, such U.S. Holder’s gain or loss recognized upon that sale or other disposition should be a capital gain or loss.  This gain or loss will be long-term if the shares have been held at the time of sale for more than one year.

Information Reporting and Backup Withholding

Payments made to a U.S. Holder from the sale of subscription rights or common stock may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if a U.S. Holder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that the holder is exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability.  A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We will distribute subscription rights certificates representing your subscription rights and copies of this prospectus to individuals who owned shares of common stock of record as of the close of business on October 8, 2010, the record date for the rights offering.  If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it to us, together with payment for the shares.  See “The Rights Offering—Method of Exercising Rights.”  If you have any questions, you should contact Cindy Harrison at Mission Community Bancorp at (805) 782-5000 or by email at charrison@missioncommunitybank.com.  The subscription rights will not be listed on any stock exchange, on the OTC Bulletin Board, or any other trading market.  The shares of common stock issuable upon exercise of the subscription rights will be eligible for trading on the OTC Bulletin Board.  The warrants issuable upon exercise of subscription rights will not be listed on any stock exchange, on the OTC Bulletin Board, or in any other trading market.

We have not retained any subscription agent or information agent in connection with the rights offering, and we will undertaking those responsibilities.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights.  We are not paying any other commissions, underwriting fees or discounts in connection with the rights offering.  Some of our officers, directors, or employees may solicit responses from you as a holder of subscription rights, but we will not pay our officers, directors, or employees any commissions or compensation for these services other than their normal employment compensation, if any.  We estimate that our total expenses in connection with the rights offering will be approximately $164,326.

TRANSFER AGENT AND REGISTRAR

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.   Computershare Trust Company, N.A. will also act as the warrant agent for the warrants.  We will act as the subscription rights agent with respect to the subscription rights.

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2008 and for the years then ended included in this prospectus and registration statement have been so included in reliance on the report of Vavrinek, Trine, Day & Co, LLP, an independent registered pubic accounting firm, as set forth in their report appearing herein and has been so included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

Vavrinek, Trine, Day & Co., LLP has consented to the use of its name and statements with respect to it appearing in this prospectus.

LEGAL MATTERS

The legality of our common stock has been passed upon for us by King, Holmes, Paterno & Berliner, LLP, 1900 Avenue of the Stars, 25th Floor, Los Angeles, California 90067.  King, Holmes, Paterno & Berliner has consented to the references to their opinion in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file reports and other information electronically with the Securities and Exchange Commission as required by Section 15(d) of the Exchange Act of 1934, as amended.  Such reports and other information can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C.  20549.  You may obtain copies of this material from the Securities and Exchange Commission at prescribed rates.  You may obtain information on the operations of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address for this website is www.sec.gov.  Additionally, we make our SEC filings available, free of charge, on our website at www.missioncommunitybank.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  None of the information contained on, or that may be accessed through, our website, is a prospectus, or constitutes part of, or is otherwise incorporated into, this prospectus.

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C.  20549.  You may obtain copies of this material from the Securities and Exchange Commission at prescribed rates.  Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibits to the registration statement, each such statement being qualified in all respects by such reference.

VALUE THE DIFFERENCE
Vavrinek, Trine, Day & Co., LLP

Certified Public Accountants & Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Mission Community Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows of the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the public company accounting oversight board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mission Community Bancorp and Subsidiary as of December 31, 2009 and December 31, 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California
April 14, 2010

25231 Paseo De Alicia, Suite 100 Laguna Hills, CA 92653 Tel: 949.768.0833 Fax: 949.768.8408 www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA

MISSION COMMUNITY BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
ASSETS

Cash and Due from Banks	$8,595,410	$7,804,306
Federal Funds Sold	—	9,920,000
TOTAL CASH AND CASH EQUIVALENTS	8,595,410	17,724,306

Certificates of Deposit in Other Banks	425,000	11,710,000

Investment Securities Available for Sale	40,142,412	24,845,839

Loans held for sale	903,680	1,264,251

Loans:
Commercial	22,200,974	25,918,262
Agricultural	749,721	—
Leases, Net of Unearned Income	1,334,740	1,490,668
Construction	12,511,994	22,857,024
Real Estate	96,954,983	98,049,035
Consumer	1,754,054	3,731,566
TOTAL LOANS	135,506,466	152,046,555

Allowance for Loan and Lease Losses	(5,536,929)	(3,942,220)
NET LOANS	129,969,537	148,104,335

Federal Home Loan Bank Stock and Other Stock, at Cost	3,002,575	2,756,525
Premises and Equipment	3,254,511	2,598,697
Other Real Estate Owned	2,205,882	983,100
Company Owned Life Insurance	2,885,659	2,789,366
Accrued Interest and Other Assets	1,720,799	2,713,426
	$193,105,465	$215,489,845

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest-Bearing Demand	$24,615,530	$22,802,269
Money Market, NOW and Savings	54,144,513	32,668,070
Time Deposits Under $100,000	32,064,624	51,550,524
Time Deposits $100,000 and Over	52,945,030	37,783,195
TOTAL DEPOSITS	163,769,697	144,804,058

Other Borrowings	6,000,000	45,700,000
Junior Subordinated Debt Securities	3,093,000	3,093,000
Accrued Interest and Other Liabilities	1,605,053	1,375,964
TOTAL LIABILITIES	174,467,750	194,973,022

Commitments and Contingencies - Notes D and M	—	—

Shareholders’ Equity:
Preferred Stock -Note K - Authorized 10,000,000 Shares:
Series A - $5 Stated Value; 100,000 Issued and Outstanding Liquidation Value of $500,000	392,194	392,194
Series B - $10 Stated Value; 20,500 Issued and Outstanding Liquidation Value of $205,000	191,606	191,606
Series C - $10 Stated Value; 50,000 Issued and Outstanding Liquidation Value of $500,000	500,000	500,000
Series D - $1,000 Par Value; 5,116 shares Issued and Outstanding Liquidation Value of $5,116,000	5,067,722	—
Common Stock - Authorized 10,000,000 Shares; Issued and Outstanding: 1,345,602 in 2009 and 2008	18,041,851	18,041,851
Additional Paid-In Capital	242,210	172,285
Retained Earnings (Deficit)	(6,280,239)	863,750
Accumulated Other Comprehensive Income - Unrealized Appreciation on Available-for-Sale Securities	482,371	355,137
TOTAL SHAREHOLDERS’ EQUITY	18,637,715	20,516,823
	$193,105,465	$215,489,845

MISSION COMMUNITY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2009 and 2008

	2009	2008
INTEREST INCOME
Interest and Fees on Loans	$8,889,166	$9,598,625
Interest on Investment Securities	1,259,017	1,122,021
Other Interest Income	134,476	352,752
TOTAL INTEREST INCOME	10,282,659	11,073,398
INTEREST EXPENSE
Interest on Money Market, NOW and Savings Deposits	514,393	688,256
Interest on Time Deposits	2,150,036	2,470,919
Other Interest Expense	1,212,181	1,671,320
TOTAL INTEREST EXPENSE	3,876,610	4,830,495
NET INTEREST INCOME	6,406,049	6,242,903
Provision for Loan and Lease Losses	5,055,722	4,245,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,350,327	1,997,903
NON-INTEREST INCOME
Service Charges on Deposit Accounts	333,583	350,763
Gain on Sale of Loans	379,186	186,816
Loan Servicing Fees, Net of Amortization	114,049	72,519
Grants and Awards	80,948	—
Gain on Sale of Available-For-Sale Securities	246,982	—
Other Income and Fees	153,084	114,575
TOTAL NON-INTEREST INCOME	1,307,832	724,673
NON-INTEREST EXPENSE
Salaries and Employee Benefits	3,816,574	3,698,559
Occupancy Expenses	1,002,440	586,435
Furniture and Equipment	456,878	440,329
Data Processing	740,870	634,508
Professional Fees	478,353	420,379
Marketing and Business Development	134,580	208,621
Office Supplies and Expenses	255,609	234,266
Insurance and Regulatory Assessments	634,657	211,000
Loan and Lease Expenses	156,837	106,115
Loss on Writedown of Fixed Assets and Other Real Estate	474,565	378,585
Other Expenses	598,404	580,805
TOTAL NON-INTEREST EXPENSE	8,749,767	7,499,602
(LOSS) BEFORE INCOME TAXES	(6,091,608)	(4,777,026)
Income Tax Expense (Benefit)	834,951	(928,656)
NET (LOSS)	$(6,926,559)	$(3,848,370)

Per Share Data (Notes A and N):
Net (Loss) - Basic	$(4.87)	$(3.18)
Net (Loss) - Diluted	$(4.87)	$(3.18)

MISSION COMMUNITY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2009 and 2008

							Accumulated
				Additional			Other
	Preferred	Common Stock		Paid-In	Comprehensive	Retained	Comprehensive
	Stock	Shares	Amount	Capital	Income (Loss)	Earnings	Income	Total

Balance at January 1, 2008	$1,083,800	689,232	$7,125,819	$108,340		$4,712,120	$108,225	$13,138,304

Exercise of stock options, and related tax benefit of $28,772		20,700	235,772					235,772
Issuance of common stock in public offering, net of offering expenses of $556,413		410,644	6,835,179					6,835,179
Issuance of common stock in private placement, net of offering expenses		225,026	3,845,081					3,845,081
Stock-based compensation				63,945				63,945

Comprehensive Income (Loss):
Net loss					$(3,848,370)	(3,848,370)		(3,848,370)
Net unrealized gain on available-for-sale securities, net of taxes of $75,207					246,912		246,912	246,912

Total Comprehensive Loss					$(3,601,458)

Balance at December 31, 2008	$1,083,800	1,345,602	$18,041,851	$172,285		$863,750	$355,137	$20,516,823

Issuance of Series D preferred stock to U.S. Treasury under TARP, net of issuance costs of $48,278	$5,067,722							$5,067,722
TARP dividends paid						$(217,430)		(217,430)
Stock-based compensation				$69,925				69,925

Comprehensive Income (Loss):
Net loss					$(6,926,559)	(6,926,559)		(6,926,559)
Less beginning of year unrealized gain on securities sold during the period, net of taxes of $-0-					(271,447)		$(271,447)	(271,447)
Plus net unrealized gain on available-for-sale securities, net of taxes of $-0-					398,681		398,681	398,681

Total Comprehensive Loss					$(6,799,325)

Balance at December 31, 2009	$6,151,522	1,345,602	$18,041,851	$242,210		$(6,280,239)	$482,371	$18,637,715

MISSION COMMUNITY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009 and 2008

	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$(6,926,559)	$(3,848,370)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision (credit) for deferred income taxes	832,551	(494,803)
Depreciation	440,940	347,294
Accretion of discount on securities and loans, net	(136,294)	(177,922)
Provision for loan losses	5,055,722	4,245,000
Provision for losses on unfunded loan commitments	35,000	15,000
Stock-based compensation	69,925	63,945
(Gain) on sale of securities	(246,982)	—
Write-downs on other real estate	472,019	—
Loss on disposal or abandonment of fixed assets	2,545	378,584
Gain on loan sales	(379,186)	(186,816)
Proceeds from loan sales	6,250,455	6,038,681
Loans originated for sale	(5,780,076)	(4,026,298)
Increase in company owned life insurance	(96,293)	(94,998)
Decrease (increase) in accrued taxes receivable	617,932	(497,625)
Other, net	(308,972)	342,721
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(97,273)	2,104,393

INVESTING ACTIVITIES
Net increase in Federal Home Loan Bank and other stock	(246,050)	(651,150)
Maturity (placement) of time deposits in other banks	11,285,000	(11,160,000)
Purchase of available-for-sale securities	(34,441,942)	(14,880,260)
Proceeds from maturities, calls and paydowns of available-for-sale securities	10,399,966	7,388,852
Proceeds from sales of available-for-sale securities	9,135,234	—
Net decrease (increase) in loans	11,819,537	(30,298,532)
Purchase of company-owned life insurance	—	(404,961)
Proceeds from sale of fixed assets	—	4,708
Purchases of premises and equipment	(1,099,299)	(692,082)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	6,852,446	(50,693,425)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits and savings accounts	23,289,704	(324,416)
Net increase (decrease) in time deposits	(4,324,065)	32,695,018
Net increase (decrease) in other borrowings	(39,700,000)	17,500,000
Proceeds from issuance of common stock	—	10,916,032
Proceeds from issuance of preferred stock	5,116,000	—
Preferred stock issuance costs	(48,278)	—
Payment of dividends	(217,430)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(15,884,069)	60,786,634

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,128,896)	12,197,602
Cash and cash equivalents at beginning of year	17,724,306	5,526,704
CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,595,410	$17,724,306

Supplemental disclosures of cash flow information:
Interest paid	$4,039,470	$4,708,982
Taxes paid (refunds received)	(615,532)	35,000
Supplemental schedule of non-cash investing activities:
Real estate acquired by foreclosure	$1,694,801	$83,100

The accompanying notes are an integral part of these consolidated financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include the accounts of Mission Community Bancorp (“Bancorp”) and its subsidiary, Mission Community Bank (“the Bank”), and the Bank’s subsidiary, Mission Community Development Corporation, collectively referred to herein as “the Company.”  All significant intercompany transactions have been eliminated.

Nature of Operations

The Bank has been organized as a single reporting segment and operates four branches in the Central Coast area of California (in the cities of San Luis Obispo, Paso Robles, Arroyo Grande and Santa Maria).

The Bank’s primary source of revenue is providing real estate, commercial (including Small Business Administration (“SBA”) guaranteed loans) and consumer loans to customers, who are predominately small and middle-market businesses and individuals.  The Company and the Bank are certified by the Department of Treasury as Community Development Financial Institution(s) (“CDFI”) with a commitment to focus on providing financial services to low- and moderate-income communities.

Mission Community Development Corporation

Mission Community Development Corporation (“MCDC”) is a community development corporation which provides financing for small businesses and projects in low- to moderate-income areas.  The Board of Directors of Mission Community Development Corporation consists of all members of the Board of Directors of the Company. Community development investment is limited to 5% of the Bank’s capital and up to 10% with prior approval by the Federal Reserve Board.  Operations of MCDC were not material for the years ended December 31, 2009 or 2008.

Mission Community Services Corporation

Mission Community Services Corporation (“MCSC”), an affiliate organization, was organized in 1998 and the corporation was established as a not-for-profit company with Section 501(c)(3) status.  This company’s primary focus is to provide technical support and training services to the underserved segments of the community including small businesses, minorities and low-income entrepreneurs.  The Board of Directors of Mission Community Services Corporation includes two representatives from the Company, together with members representing the communities represented.  The accounts of MCSC are not included in the Company’s consolidated financial statements.  See Note L for additional information regarding MCSC.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from other banks and federal funds sold.  Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank (“FRB”).  The Bank was in compliance with this requirement, which was $917,000 as of December 31, 2009.

The Company maintains amounts due from other banks which exceed federally insured limits.  The Company has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value.  Unrealized gains or losses on available-for-sale securities are excluded from net income and reported net of taxes as a separate component of comprehensive income, which is included in shareholders’ equity.  Premiums or discounts are amortized or accreted into income using the interest method.  Realized gains or losses on sales of securities are recorded using the specific identification method.

Other-than-temporary declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost result in write-downs of the individual securities to their fair value.  The amount of impairment related to credit losses is reflected as a charge to earnings, while the amount deemed to be related to other factors is reflected as an adjustment to shareholders’ equity through other comprehensive income.  In estimating other-than-temporary impairment (“OTTI”) losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Management evaluates securities for OTTI on at least a quarterly basis, and more frequently when economic or market conditions warrant.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loans

Loans are reported at the principal amount outstanding, net of any deferred loan origination fee income and deferred direct loan origination costs, and net of any unearned interest on discounted loans.  Deferred loan origination fee income and direct loan origination costs are amortized to interest income over the life of the loan using the interest method.  Interest on loans is accrued to income daily based upon the outstanding principal balances.

Loans for which the accrual of interest has been discontinued are designated as non-accrual loans.  Loans are classified as non-accrual when principal or interest is past due 90 days or more based on the contractual terms of the loan or when, in the opinion of management, there exists a reasonable doubt as to the full and timely collection of either principal or interest, unless the loan is well secured and in the process of collection.  Income on such loans is then only recognized to the extent that cash is received and where the future collection of principal is probable.  Accrual of interest is resumed only when principal and interest are brought fully current and when such loans are considered to be collectible as to both principal and interest.

The Bank considers a loan to be impaired when it is probably that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement.  Loans for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings.  Both non-accrual loans and troubled debt restructurings are generally considered to be impaired.  Impairment is measured based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan.  The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.  The change in the amount of impairment is reported as either an increase or decrease in the provision for credit losses that otherwise would be reported.

Loans Held for Sale

SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for the relative fair value of any servicing asset or liability.  Gains and losses on sales of loans are included in non-interest income.

The Bank has adopted accounting standards issued by the Financial Accounting Standards Board (“FASB”) that provide accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.  Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).  Charge-offs are loans and leases, or portions of loans, deemed uncollectible and which are charged to the allowance.  Management performs, at least quarterly, an analysis of the allowance for loan losses to determine its adequacy.  In this analysis, all loans are segmented into components by loan type and internal risk rating.  Estimated loss factors are applied to each loan pool based on historical losses as well as management’s assessment of current factors that may impact these historical factors, such as changes in the local economy, changes in underwriting standards, changes in loans concentrations and trends in past due and non-performing loans.  Significant loans considered impaired by management, the Bank’s regulators or external credit review consultants are evaluated separately in the process.  In this evaluation, management reviews the borrower’s ability to repay as well as the estimated value of any underlying collateral.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the Federal Home Loan Bank system.  Members are required to own a certain amount of FHLB stock based on the level of borrowings and other factors, and may invest additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years for furniture and fixtures and forty years for buildings.  Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.  Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Other Real Estate Owned

Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan loss, if necessary.  Other real estate owned is carried at the lower of the Bank’s cost basis or fair value, less estimated costs of disposition.  Fair value is based on current appraisals less estimated selling costs.  Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance.  Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Company Owned Life Insurance

Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Advertising Costs

The Bank expenses the costs of advertising in the period incurred.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  To the extent that evidence indicates deferred tax assets might not be realizable, through probable future taxable income or carry-backs to prior years, a deferred tax valuation allowance is provided.  The Company classifies any interest or penalties related to income taxes as a part of income tax expense when incurred.  No such interest or penalties were incurred for in 2008 or 2009.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities.  Any interest and penalties related to uncertain tax positions would be recorded as part of income tax expense.

Comprehensive Income

Changes in unrealized gain or loss on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Company.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share (“EPS”)

EPS is computed under FASB and Emerging Issues Task Force (“EITF”) guidance that requires income per share for the Company’s common stock be calculated assuming 100% of the Company’s earnings are distributed as dividends to its common and preferred shareholders based on their respective dividend rights, even though the Company does not anticipate distributing 100% of its earnings as dividends.   Basic EPS is computed by dividing the resulting income available to common shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, if the result is more dilutive than basic EPS.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Stock-Based Compensation

The cost of equity-based compensation arrangements, including employee stock options, is recognized based on the grant-date fair value of those awards, over the period which an employee is required to provide services in exchange for the award, generally the vesting period.  The fair value of each grant is estimated using the Black-Scholes option pricing model.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note R for more information and disclosures relating to the Company’s fair value measurements.

Reclassifications

Certain reclassifications have been made to balances included in these financial statements to conform to classifications used in the most current financial period presented in this Registration Statement on Form S-1.

Adoption of New Accounting Standards

Subsequent Events

In May 2009, the FASB issued guidance (“ASC 855”) which requires the effects of events that occur subsequent to the balance sheet date be evaluated through the date the financial statements are either issued or available to be issued.  Entities are to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued.  Entities are required to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions that existed at the balance-sheet date (recognized subsequent events).  Entities are also prohibited from reflecting in their financial statements the effects of subsequent events that provide evidence about conditions that arose after the balance-sheet date (non-recognized subsequent events), but requires information about those events to be disclosed if the financial statements would otherwise be misleading.  This guidance was effective for annual financial periods ended after June 15, 2009 with prospective application.   In February 2010, the FASB issued ASU 2010-09, Subsequent Events (“ASU 2010-09”), effective immediately, which amends ASC 855 to clarify that an SEC filer is not required to disclose the date through which subsequent events have been evaluated in the financial statements. The adoption of ASU 2010-09 did not have a material effect on the Company’s consolidated results of operations or consolidated financial position.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, accounting standards were revised to establish the Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”).  The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place.  The Codification is effective for annual periods ended after September 15, 2009, and as of the effective date, all existing accounting standard documents were superseded.  Adoption of the Codification in 2009 did not have a material impact on the Company’s financial statements.

Fair Value Measurements

In April 2009, accounting standards were amended to provide additional guidance for determining the fair value of a financial asset or financial liability when the volume and level of activity for such asset or liability decreased significantly and also to provide guidance for determining whether a transaction is orderly.  The amendments were effective for annual reporting periods ended after June 15, 2009.  Adoption of the amendments in 2009 did not have a material impact on the Company’s financial statements.

In February 2008, the FASB issued instructions that delayed the effective date of fair value measurement for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) for fiscal years beginning after November 15, 2008.  Adoption of the fair value measurement rules in 2009 for non-financial assets and non-financial liabilities subject to the delay did not have a material impact on Company’s financial statements.

Other-Than-Temporary Impairment

In April 2009, accounting standards were amended to provide expanded guidance concerning the recognition and measurement of other-than-temporary impairments (OTTI) of debt securities classified as available for sale or held to maturity.  The amendments require an entity to recognize in earnings the credit component of an OTTI of a debt security.  The non-credit component of the OTTI would be recognized in other comprehensive income when the entity does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security prior to recovery.  Expanded disclosures are also required concerning such impairments.  The amendments were effective for annual reporting periods ended after June 15, 2009.  Adoption of the amendments in 2009 did not have a material impact on the Company’s financial statements.

New Pronouncements Not Yet Adopted

Loan Sales

In June 2009, the FASB issued a revision to its guidance on accounting for transfers of financial assets (ASC 860).  The new guidance establishes more stringent requirements for derecognition of a portion of a financial asset and creates new conditions for reporting the transfer of a portion of a financial asset as a sale.

Terms of the Bank’s SBA loan sales typically provide for limited recourse if the borrower defaults on any of the first three payments after the sale.  The revised guidance would not permit a loan transfer to the buyer to be recognized as a sale until that recourse period has expired, which would result in a delay of approximately three months in recognizing gains on most sales of SBA loans beginning January 1, 2010, the date the Company will adopt the new guidance.

NOTE B - INVESTMENT SECURITIES

Investment securities have been classified in the consolidated balance sheets according to management’s intent.  The amortized cost of securities and their approximate fair values at December 31 were as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale:
December 31, 2009:
U.S. Government agencies	$15,442,231	$40,425	$(14,139)	$15,468,517
Mortgage-backed securities	16,631,325	243,491	(40,158)	16,834,658
Municipal securities	2,917,693	61,066	(5,235)	2,973,524
Corporate debt securities	2,840,493	147,297	—	2,987,790
Asset-backed securities	1,828,299	49,624	—	1,877,923
	$39,660,041	$541,903	$(59,532)	$40,142,412

December 31, 2008:
U.S. Government agencies	$3,500,000	$70,155	$—	$3,570,155
Mortgage-backed securities	15,972,382	459,930	(24,700)	16,407,612
Municipal securities	3,581,152	—	(146,784)	3,434,368
Asset-backed securities	1,437,168	14,372	(17,836)	1,433,704
	$24,490,702	$544,457	$(189,320)	$24,845,839

During 2004, one of the Bank’s asset-backed securities was identified as “other than temporarily impaired,” and a loss reserve was established for this security.  The security is in non-accrual status, with any interest payments received being credited to the reserve.  As of December 31, 2009, the gross book value of the security was $301,000 and the reserve was $292,000, for a net book value of $9,000.  Management estimates that the fair value of this security is approximately equal to the $9,000 net book value.

The scheduled maturities of investment securities at December 31, 2009, were as follows.  Actual maturities may differ from contractual maturities because some investment securities may allow the right to call or prepay the obligation with or without call or prepayment penalties.

	Available-for-Sale Securities
	Amortized	Fair
	Cost	Value

Within one year	$1,704,346	$1,747,982
Due in one year to five years	16,341,495	16,472,699
Due in five years to ten years	9,174,310	9,249,599
Due in greater than ten years	12,439,890	12,672,132
	$39,660,041	$40,142,412

NOTE B - INVESTMENT SECURITIES — Continued

Included in accumulated other comprehensive income at December 31, 2009 were net unrealized gains on investment securities available for sale of $482,371.  At December 31, 2008, accumulated other comprehensive income included net unrealized gains on available-for-sale securities of $355,137.  No deduction was made for income taxes on net unrealized gains as of December 31, 2009 or 2008.  During 2009, the Bank sold $9,135,234 of investment securities for net gains of $246,982.  No securities were sold in 2008.

Investment securities in a temporary unrealized loss position as of December 31, 2009 and 2008 are shown in the following table, based on the length of time they have been continuously in an unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2009:
U.S. Government agencies	$4,420,862	$14,139	$—	$—	$4,420,862	$14,139
Mortgage-backed securities	5,712,226	40,158	—	—	5,712,226	40,158
Municipal securities	875,414	5,235	—	—	875,414	5,235
Corporate debt securities	—	—	—	—	—	—
Asset-backed securities	—	—	—	—	—	—
	$11,008,502	$59,532	$—	$—	$11,008,502	$59,532

December 31, 2008:
U.S. Government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	1,720,805	24,700	—	—	1,720,805	24,700
Municipal securities	3,434,368	146,784	—	—	3,434,368	146,784
Asset-backed securities	440,060	6,439	80,110	11,397	520,170	17,836
	$5,595,233	$177,923	$80,110	$11,397	$5,675,343	$189,320

As of December 31, 2009, ten securities have been in an unrealized loss position for less than one year.  No securities have been in an unrealized loss position for one year or longer as of December 31, 2009.  Other than the one impaired asset-backed security footnoted above, none of the Bank’s securities has exhibited a decline in value as a result of changes in credit risk.

Investments securities carried at $5,133,000 and $5,121,000 as of December 31, 2009 and 2008, respectively, were pledged to secure public deposits as required by law.  As of December 31, 2009, securities carried at $6,798,000 were pledged to secure borrowings from the Federal Home Loan Bank of San Francisco, as described in Note F.

NOTE C - LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within the Central Coast area of California.  Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are concentrated in those industries and in that geographic area.  As of December 31, 2009, 66% of the loan portfolio was secured by commercial real estate (including construction and land development loans as well as loans secured by non-farm, non-residential and multi-family residential properties).  Under guidelines for commercial real estate (“CRE”) lending issued by the bank regulatory agencies in 2006, which generally excludes owner-occupied properties from the definition of commercial real estate, CRE loans represented 38% of the loan portfolio as of December 31, 2009.

Included in total loans are deferred loan fees (net of deferred loan origination costs) of $21,000 and $67,000 at December 31, 2009 and 2008, respectively.  As of December 31, 2009, loans totaling $114,308,000 were pledged to secure borrowings and potential borrowings from the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco, as described in Note F.

The following is a summary of the investment in impaired loans as of December 31, including the related allowance for loan losses and cash-basis income recognized.  Also shown are loans on non-accrual and those that are past due and still accruing interest:

	2009	2008
Impaired Loans:
Impaired Loans With a Related Allowance for Loan Losses	$672,355	$4,513,760
Impaired Loans With No Related Allowance for Loan Losses	5,721,257	3,970,355
Total impaired loans	$6,393,612	$8,484,115
Related Allowance for Loan Losses	$66,821	$1,342,312
Average Recorded Investment in Impaired Loans	6,312,843	4,948,951
Interest Income Recognized for Cash Payments While Impaired	184,492	243,479
Total Loans on Non-accrual	5,891,045	3,556,660
Total Loans Past Due 90 Days or More and Still Accruing	—	265,174

The Bank has no commitments to lend additional funds to customers with loans classified as troubled debt restructurings.

Following is a summary of the changes in the allowance for possible loan and lease losses for the years ended December 31:

	2009	2008

Balance at Beginning of Year	$3,942,220	$1,149,874
Additions to the Allowance Charged to Expense	5,055,722	4,245,000
Less Loans Charged Off	(3,504,436)	(1,478,652)
Plus Recoveries on Loans Previously Charged Off	43,423	25,998
Balance at End of Year	$5,536,929	$3,942,220

NOTE C - LOANS - Continued

The Bank also originates SBA-guaranteed loans for sale to institutional investors.  At December 31, 2009 and 2008 the Bank was servicing $26,879,000 and $23,229,000, respectively, in loans previously sold or participated.  The Bank has recorded servicing assets related to these sold loans of approximately $197,000 and $187,000 at December 31, 2009 and 2008, respectively.  In calculating the gain on sale of SBA loans and the related servicing asset, the Bank used the following assumptions for sales recorded in 2009:

	Range	Weighted Average
Discount Rate	5.75% to 8.25%	6.23%
Estimated Life	48 months	48 months

Management performs an analysis each quarter to reassess these assumptions, which are significant determinants on the value ascribed to the servicing asset.  Following is a summary of the changes in the balance of the SBA loan servicing asset for 2009 and 2008:

	2009	2008

Balance at Beginning of Year	$187,388	$252,572
Additions to the Asset	104,979	71,425
Less amortization	(95,271)	(136,609)
Balance at End of Year	$197,096	$187,388

The estimated fair value of the servicing assets approximated the carrying amount at December 31, 2009 and 2008.  These assets are included in accrued interest and other assets in the consolidated balance sheets.  Amortization of these assets is netted against loan servicing fees in the consolidated statements of income.

NOTE D - PREMISES AND EQUIPMENT AND OTHER REAL ESTATE OWNED

A summary of premises and equipment as of December 31 follows:

	2009	2008

Land	$976,498	$976,498
Buildings	766,943	796,633
Leasehold Improvements	1,312,691	671,142
Furniture, Fixtures, and Equipment	2,942,724	2,482,904
	5,998,856	4,927,177
Accumulated Depreciation and Amortization	(2,744,345)	(2,328,480)
Net Premises and Equipment	$3,254,511	$2,598,697

The Bank has entered into operating leases for its branches and operating facilities, which expire at various dates through 2024.  These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses.  Rental expense relating to these leases was $676,000 in 2009 and $357,000 in 2008.

NOTE D - PREMISES AND EQUIPMENT AND OTHER REAL ESTATE OWNED - continued

At December 31, 2009, the approximate future minimum annual payments under these leases for the next five years are as follows:

2010	$687,092
2011	662,424
2012	681,561
2013	569,309
2014	519,634
Later years	5,844,755
$8,964,775

The minimum rental payments shown above are given for the existing lease obligations only and do not represent a forecast of future rents.  Future increases in rent are not included unless the increases are scheduled and currently determinable.

Included in the above table are obligations under a 15-year lease for an administrative office in San Luis Obispo, California, in which the Bank also intends to open a full-service branch at a future date.  Currently the lease provides for rentals of $38,000 per month.

In March 2008, the Bank entered into a 5-year lease for an office building in Santa Maria, California, where the Bank opened a full-service branch office in December 2008.  The current rental cost is $8,939 per month.  The lease provides for two 5-year renewal options and an option to purchase the property for a specified amount during the last two months of 2010.

Following is a summary of the changes in the balance of other real estate owned for 2009 and 2008:

	2009	2008

Balance at Beginning of Year	$983,100	$—
Real Estate Reclassified from Premises and Equipment	—	1,194,509
Write-down of Real Estate Reclassified from Premises and Equipment	(335,000)	(294,509)
Real Estate Acquired by Foreclosure	1,694,802	83,100
Write-downs of Real Estate Acquired by Foreclosure	(137,020)	—
Balance at End of Year	$2,205,882	$983,100

NOTE E - DEPOSITS

At December 31, 2009, the scheduled maturities of time deposits are as follows:

Due in One Year	$74,777,265
Due in One to Two Years	9,723,216
Due in Two to Three Years	509,173
$85,009,654

Fifteen customer relationships comprised $56.9 million, or 34.8%, of the Bank’s total deposits as of December 31, 2009.

NOTE F - OTHER BORROWINGS

Other borrowings at December 31, 2009, comprised of fixed rate advances from the Federal Home Loan Bank of San Francisco, are scheduled to mature as follows:

Maturity Date	Interest Rate	Amount
May 24, 2010	5.13%	$3,000,000
November 19, 2013	4.82%	1,000,000
December 11, 2013	4.98%	1,000,000
December 16, 2013	4.88%	1,000,000
		$6,000,000

These advances are secured by loans of approximately $86 million and securities of approximately $7 million.  Utilizing that collateral, the Bank had the capability to borrow an additional $32.6 million from the Federal Home Loan Bank of San Francisco as of December 31, 2009.  That borrowing capacity could be increased by another $15.1 million if additional securities were pledged as collateral.

As of December 31, 2009, the Bank had access to the Federal Reserve Bank of San Francisco’s (“FRB-SF”) “Discount Window” for additional secured borrowing should the need arise.  As of that date, the Bank had pledged $29.4 million of its loan portfolio to the FRB-SF, which provided the Bank with $10.8 million in additional short-term borrowing capacity.  Effective January 15, 2010, this discount window facility became available only to the extent of securities and/or loans which the Bank might place in safekeeping at FRB-SF.  On that date, no securities or loans were held in safekeeping at FRB-SF.

The Bank also has a $4.0 million unsecured borrowing line with a correspondent bank.  As of December 31, 2009, there was no balance outstanding on this line.

NOTE G - JUNIOR SUBORDINATED DEBT SECURITIES

On October 14, 2003, the Company issued $3,093,000 of junior subordinated debt securities (the “debt securities”) to Mission Community Capital Trust, a statutory trust created under the laws of the State of Delaware.  These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on October 7, 2033.  Interest is payable quarterly on these debt securities at 3-mo. LIBOR plus 2.95% for an effective rate of 3.23% as of December 31, 2009.  The debt securities can be redeemed at par.

The Company also purchased a 3% minority interest in Mission Community Capital Trust. The balance of the equity of Mission Community Capital Trust is comprised of mandatorily redeemable preferred securities.  Mission Community Capital Trust is not consolidated into the Company’s financial statements.  The Federal Reserve Board has ruled that subordinated notes payable to unconsolidated special purpose entities (“SPE’s”) such as Mission Community Capital Trust, net of the bank holding company’s investment in the SPE, qualify as Tier 1 Capital, subject to certain limits.

NOTE H - INCOME TAXES

The income tax expense (benefit) for the years ended December 31, 2009 and 2008 is comprised of the following:

	2009	2008
Current Taxes:
Federal	$—	$(436,253)
State	2,400	2,400
	2,400	(433,853)
Deferred	(2,615,033)	(1,620,688)
Change in Valuation Allowance	3,447,584	1,125,885
Income Tax Expense(Benefit)	$834,951	$(928,656)

A comparison of the federal statutory income tax rates to the Company’s effective income tax (benefit) follows:

	2009		2008
	Amount	Rate	Amount	Rate

Federal Tax Rate	$(2,071,147)	34.0%	$(1,624,189)	34.0%
California Franchise Taxes, Net of Federal Tax Benefit	(439,100)	9.2%	(344,040)	7.2%
Allowance for Deferred Tax Assets	3,447,584	(72.2)%	1,125,885	(23.6)%
Interest on Municipal Securities and Loans	(90,654)	1.9%	(90,220)	1.9%
Increase in Cash Surrender Value of Company-Owned Life Insurance	(32,740)	0.7%	(32,299)	0.7%
Other Items - Net	21,008	(0.4)%	36,207	(0.8)%
Income Tax Expense(Benefit)	$834,951	(26.8)%	$(928,656)	19.4%

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

NOTE H - INCOME TAXES - Continued

The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying consolidated balance sheets:

	2009	2008
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Limitations	$1,904,860	$1,476,622
Reserve for Impaired Security	120,100	113,815
Other Real Estate Owned	388,514	121,203
Interest on Non-Accrual Loans	1,705	26,417
Net Operating Loss Carryforwards	2,311,916	525,724
Charitable Contributions Carryforwards	86,161	80,700
Other	179,674	79,249
Total Deferred Tax Assets	4,992,930	2,423,730

Deferred Tax Valuation Allowance	(4,573,469)	(1,125,885)

Deferred Tax Liabilities:
Deferred Loan Costs	(210,697)	(215,485)
Depreciation Differences	(125,645)	(167,282)
Other	(83,119)	(83,117)
Total Deferred Tax Liabilities	(419,461)	(465,884)

Net Deferred Tax Assets	$—	$831,961

The valuation allowance was established because the Company’s losses in 2008 and 2009 exceeded its ability to fully recognize deferred tax assets by carrying the loss back to previous tax years.  The Company has net operating loss carry forwards of approximately $5,514,000 for federal income and $6,112,000 for California franchise tax purposes.  The federal and California net operating loss carry forwards, to the extent not used, will expire in 2029.

As of December 31, 2009, tax years for 2006 through 2009 remain open to audit by the Internal Revenue Service and by the California Franchise Tax Board.  In the opinion of management, all significant tax positions taken, or expected to be taken, by the Company in any open tax year would more likely than not be sustained upon examination by the tax authorities.

NOTE I - STOCK OPTION PLANS

The Company adopted in 1998 a stock option plan under which 180,000 shares of the Company’s common stock may be issued.  The 1998 Plan has been terminated with respect to the granting of future options under the Plan.  In 2008 the Company adopted and received shareholder approval for the Mission Community Bancorp 2008 Stock Incentive Plan.  The 2008 Plan provides for the grant of various equity awards, including stock options.  A total of 201,840 common shares may be issued under the 2008 Plan.  Options are granted at a price not less than 100% of the fair value of the stock on the date of grant, generally for a term of ten years, with vesting occurring ratably over five years.  The Plans provide for acceleration of vesting of all options upon change in control of the Bank.  The Bank recognized in 2009 and 2008 stock-based compensation of $70 thousand and $64 thousand, respectively.  No income tax benefits related to that stock-based compensation were recognized in 2009 or 2008.

On May 27, 2008, the Company granted to the Bank’s two most senior officers options to purchase a total of 41,064 shares of common stock at an exercise price of $18.00 per share.  These non-qualified stock options were granted under the 2008 Plan, vest over five years, and expire ten years after the date of grant.  The fair value ascribed to those options, using the Black-Scholes option pricing model, was $4.58 per share, or a total of $188,073.  No options were granted in 2009.

A summary of the status of the Company’s fixed stock option plans as of December 31, 2009 and changes during the year is presented below:

			Weighted-	Aggregate
		Weighted-	Average	Intrinsic
		Average	Remaining	Value of
		Exercise	Contractual	In-the-Money
	Shares	Price	Term	Options
Outstanding at Beginning of Year	89,564	$16.24
Granted	—
Exercised	—
Forfeited/Expired	(2,000)
Outstanding at End of Year	87,564	$16.44	5.6 Years	$—

Options Exercisable at Year-End	51,413	$14.86	3.8 Years	$—

The total intrinsic value of options exercised during the year ended December 31, 2008 was $110,000.  No options were exercised in 2009.

As of December 31, 2009, the Company has unvested options outstanding with unrecognized compensation expense totaling $128 thousand, which is scheduled to be recognized as follows (in thousands):

2010	$38
2011	37
2012	38
2013	15
Total unrecognized compensation cost	$128

NOTE J — DEFINED CONTRIBUTION PLAN

The Company has adopted a defined contribution plan, the Mission Community Bank 401k Profit Sharing Plan (“the 401k Plan”), covering substantially all employees fulfilling minimum age and service requirements.  Matching and discretionary employer contributions to the 401k Plan are determined annually by the Board of Directors.  The expense for the 401k Plan was approximately $36,000 in 2009 and $90,000 in 2008.

NOTE K - PREFERRED AND COMMON STOCK

Series A Preferred Stock — the Series A Preferred Stock has a $5.00 stated value and is non-voting, convertible and redeemable.  Each share is convertible into one-half share of voting common stock of the Company.  Series A shares are not entitled to any fixed rate of return, but do participate on the same basis (as if converted on a two-for-one exchange) in any dividends declared on the Company’s common stock.  Series A shares may be redeemed upon request of the holder at their stated value if the Bank is found to be in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement.  In the event of liquidation, the holders of Series A shares will be entitled to a liquidation preference of $5.00 per share before the holders of common stock receive any distributions and after the holders of common stock receive distributions of $10.00 per share, all distributions will be on the same basis (as if converted on a one-for-two exchange).  These shares were issued for $392,194 (net of issuance costs of $107,806) pursuant to an award from the Community Development Financial Institutions Fund of the Department of the Treasury.

Series B Preferred Stock — the Series B Preferred Stock has a $10.00 stated value and is non-voting, non-convertible and non-redeemable.  Series B shares are not entitled to any fixed rate of return but do participate on the same basis in any dividends declared on the Company’s common stock. In the event of liquidation, the holders of Series B shares will be entitled to a liquidation preference of $10.00 per share before the holders of common stock receive any distributions.  Additionally, in the event of a specified “change in control event” (including certain mergers or sales of assets), holders of the Series B Preferred Stock shall be entitled to receive payment on the same basis as the holders of the common stock of the Company.  These shares were issued for $191,606 (net of issuance costs of $13,394) pursuant to an investment from the National Community Investment Fund (“NCIF”).  In connection with this investment, NCIF also purchased 29,500 shares of the Company’s common stock for $10.00 per share.  As part of the investment agreement, the Company by covenant agreed that so long as NCIF or any successor owns and holds any of the Shares to remain a CDFI and to meet certain reporting requirements.

Series C Preferred Stock — the Series C Preferred Stock has $10.00 stated value and is non-voting, convertible and redeemable.  Each share is convertible into one share of voting common stock of the Company.  Series C shares are not entitled to any fixed rate of return, but do participate on the same basis (as if converted on a one-to-one exchange) in any dividends declared on the Company’s common stock.  Series C shares may be redeemed upon request of the holder at their stated value if the Bank is found to be in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement.  In the event of liquidation, the holders of Series C shares will be entitled to a liquidation preference of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) before the holders of common stock receive any distributions.  These shares were issued for $500,000 pursuant to an award from the Community Development Financial Institutions Fund of the Department of the Treasury.

NOTE K - PREFERRED AND COMMON STOCK (continued)

Series D Preferred Stock — On January 9, 2009, in exchange for aggregate consideration of $5,116,000, Mission Community Bancorp issued to the United States Department of the Treasury (“the Treasury”) a total of 5,116 shares of a new Series D Fixed Rate Cumulative Perpetual Preferred Stock (the “Series D Preferred”) having a liquidation preference of $1,000 per share.  This transaction was a part of the Capital Purchase Program of the Treasury’s Troubled Asset Relief Program (TARP).  The $5.1 million in new capital was subsequently invested in Mission Community Bank as Tier 1 capital.  The Series D Preferred pays cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series D Preferred may not be redeemed during the first three years after issuance except from the proceeds of a “Qualified Equity Offering.”  Thereafter, Mission Community Bancorp may elect to redeem the Series D Preferred at the original purchase price plus accrued but unpaid dividends, if any.

Common Stock — As of December 31, 2009 and 2008, the Company had 1,345,602 shares of common stock outstanding.

On December 22, 2009, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Carpenter Fund Manager GP, LLC, (the “Manager”) on behalf of and as General Partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund—CA, L.P.  (the “Investors”).  Pursuant to the Agreement the Manager has agreed to cause the Investors to purchase an aggregate of 3,040,000 shares of the Company’s authorized but unissued common stock, with each share of common stock paired with a warrant to purchase one additional share of common stock.  Each “unit” of one common share and one warrant would be purchased for $5.00.  The warrants are exercisable for a term of ten years from issuance at an exercise price of $5.00 per share and contain customary anti-dilution provisions.

The Agreement contemplates that the Units will be purchased in two separate closings.  At the first closing the Investors will purchase an aggregate of 2,000,000 shares of Common Stock, paired with warrants to purchase 2,000,000 shares of Common Stock, for an aggregate purchase price of $10 million.  At the second closing, the Investors will purchase an aggregate of 1,040,000 shares of Common Stock, paired with warrants to purchase 1,040,000 shares of Common Stock, for an aggregate purchase price of $5,200,000.  The Agreement further provides that the Company will conduct a rights offering to its existing shareholders following the initial closing, which is currently anticipated in the second quarter of 2010, pursuant to which each shareholder will be offered the right to purchase additional shares of common stock, paired with a warrant, at a price of $5.00 per unit of common stock and warrant.  The warrants issuable in the rights offering will also be for a term of 10 years and will be exercisable at a price of $5.00 per share.

The sale of the units is subject to receipt of all required regulatory approvals and the closings are subject to other customary conditions, such as satisfactory completion of the Manager’s due diligence review.  In addition, the second closing is contingent upon the approval of the Company and the Manager of the Company’s redemption of the TARP Preferred Stock (Series D), as well as the receipt of all regulatory and other approvals required with respect to a redemption of the TARP Preferred Stock.

NOTE L - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain directors and the companies with which they are associated.  In the Bank’s opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.

The following is a summary of the activity in these loans:

	2009	2008

Balance at the beginning of the year	$4,986,295	$2,498,900
New loans and advances	112,254	3,187,523
Repayments	(1,938)	(700,128)
Reclassifications (persons no longer considered related parties)	(4,891,364)	—
Balance at the end of the year	$205,247	$4,986,295

Deposits from related parties held by the Bank totaled approximately $1,714,000 at December 31, 2009, and $4,761,000 at December 31, 2008.

During 2003, Bancorp pledged a $250,000 certificate of deposit in an unaffiliated bank as collateral for borrowings of MCSC under a line of credit.  The certificate matured in 2008 and was replaced by a certificate for $75,000, which has been pledged as collateral for the line of credit.  As of December 31, 2009, MCSC had borrowed $40,000 on the line.  No potential liability was recognized by Bancorp as of December 31, 2009, because the outstanding balance on the line is expected to be repaid with funds to be received from other sources, including a grant program through the U.S. Small Business Administration.  During 2009 Bancorp made cash contributions to MCSC totaling $709.  No cash contributions were made to MCSC during 2008.

NOTE M - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers.  These financial commitments include commitments to extend credit and standby letters of credit.  Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.

The Bank’s exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2009	2008

Commitments to Extend Credit	$18,219,000	$28,427,000
Standby Letters of Credit	301,000	304,000
	$18,520,000	$28,731,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party.  Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer.

The Bank has established an allowance for possible losses on unfunded loan commitments in the amount of $105,000, which is included in other liabilities in the consolidated balance sheets.  To date, no losses have been charged against this allowance.

In the ordinary course of business, various claims and lawsuits are brought by and against the Company and the Bank.  In the opinion of management, there is no pending or threatened proceeding in which an adverse decision could result in a material adverse change in the consolidated financial condition or results of operations of the Company.

NOTE N - EARNINGS (LOSS) PER SHARE

The following is a reconciliation of net income (loss) and shares outstanding to the income (loss) and number of shares used in the computation of earnings (loss) per share:

	2009	2008

Average common shares outstanding during the year (used for basic EPS)	1,345,602	1,090,569
Dilutive effect of outstanding stock options	—	—
Average common shares used for diluted EPS	1,345,602	1,090,569

Net (loss)	$(6,926,559)	$(3,848,370)
Less (loss) and dividends allocated to preferred stock:
Convertible preferred (Series A and C)	(487,278)	(317,766)
Non-convertible preferred (Series B)	(99,892)	(65,142)
Non-convertible TARP preferred (Series D)	217,430	—
Total loss allocated to preferred stock	(369,740)	(382,908)
Net (loss) allocated to common stock	$(6,556,819)	$(3,465,462)

Basic earnings (loss) per common share	$(4.87)	$(3.18)
Diluted earnings (loss) per common share	(4.87)	(3.18)

All stock options were excluded from the diluted EPS computation in 2009 and 2008 because any options would have an anti-dilutive effect on the net loss.

NOTE O - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal bank regulatory agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the Federal Reserve Board categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.  To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below.  The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
			To Be		To Be Adequately
	Actual		Well-Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital (to Risk-Weighted Assets)	$22,053	14.22%	$15,509	10.0%	$12,407	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$20,069	12.94%	$9,306	6.0%	$6,204	4.0%
Tier 1 Capital (to Average Assets)	$20,069	9.59%	$10,462	5.0%	$8,369	4.0%

As of December 31, 2008:
Total Capital (to Risk-Weighted Assets)	$22,467	13.27%	$16,937	10.0%	$13,550	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$20,326	12.00%	$10,162	6.0%	$6,775	4.0%
Tier 1 Capital (to Average Assets)	$20,326	9.47%	$10,729	5.0%	$8,583	4.0%

The Company is not subject to similar regulatory capital requirements because its consolidated assets do not exceed $500 million, the minimum asset size criteria for bank holding companies subject to those requirements.

Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s primary regulatory agency.  Cash dividends are limited by the California Financial Code to the lesser of the Bank’s retained earnings or its net income for the last three fiscal years, less any dividends or other capital distributions made during those periods.  Under this rule, due to the Bank’s 2008 and 2009 net losses, regulatory approval is required as of December 31, 2009, for any dividend distributions from the Bank to Bancorp.  However, dividend distributions from the Bank would not downgrade the Bank’s prompt corrective action status from well-capitalized to adequately-capitalized unless they exceeded $6,994,000.

NOTE O - REGULATORY MATTERS — continued

The California Corporation Law provides that a corporation, such as Bancorp, may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution.  In the event that sufficient retained earnings are not available for the proposed distribution, under the law a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1.25 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1.25 times its current liabilities.

NOTE P - GRANTS AND AWARDS

In 2009 the Bank received an $81 thousand grant from the Bank Enterprise Award program of the Department of the Treasury, based on lending activity of the Bank in 2008.  That grant was recognized in non-interest income in 2009.

Although the Bank is a certified CDFI bank and expects to continue to apply for various grants and awards, there can be no assurance that it will receive similar future grants or awards.

NOTE Q - MISSION COMMUNITY BANCORP (Parent Company Only)

On December 15, 2000, Mission Community Bancorp acquired Mission Community Bank by issuing 600,566 shares of common stock in exchange for all outstanding shares of the Bank’s common stock.  There was no cash involved in this transaction.

Following are the separate financial statements for Mission Community Bancorp (parent company only):

Mission Community Bancorp (Parent Company Only)

CONDENSED BALANCE SHEETS

	2009	2008
ASSETS
Cash	$842,766	$1,468,589
Deposits in other banks	75,000	75,000
Investment in subsidiary bank	20,570,694	21,531,964
Other real estate owned	565,000	—
Other assets	104,628	645,066
TOTAL ASSETS	$22,158,088	$23,720,619
LIABILITIES AND SHAREHOLDERS’ EQUITY
Junior subordinated debentures	$3,093,000	$3,093,000
Due to Mission Community Bank	377,433	26,889
Other liabilities	49,940	83,907
TOTAL LIABILITIES	3,520,373	3,203,796
TOTAL SHAREHOLDERS’ EQUITY	18,637,715	20,516,823
	$22,158,088	$23,720,619

NOTE Q - MISSION COMMUNITY BANCORP (Parent Company Only) — Continued

CONDENSED STATEMENTS OF INCOME

	2009	2008
Interest income	$22,604	$26,668
Interest expense	116,092	220,335
Net interest (expense)	(93,488)	(193,667)
Dividends received from subsidiary	—	—
Less contributions to Mission Community Services Corp.	709	—
Less other expenses	557,933	286,998
(Loss) before taxes	(652,130)	(480,665)
Income tax (benefit)	—	(92,080)
(Loss) before equity in undistributed income of subsidiary	(652,130)	(388,585)
Equity in undistributed (loss) of subsidiary	(6,274,429)	(3,459,785)
Net (loss)	$(6,926,559)	$(3,848,370)

CONDENSED STATEMENTS CASH FLOWS

	2009	2008
Operating activities:
Net (loss)	$(6,926,559)	$(3,848,370)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Loss of subsidiary	6,274,429	3,459,785
Amortization expense	—	12,925
Write-downs on other real estate	250,000	—
Income tax refunds received	615,532	—
Other, net	241,483	122,923
Net cash provided by (used in) operating activities	454,885	(252,737)
Investing activities:
Investment in certificate of deposit	—	(75,000)
Maturity of certificate of deposit	—	250,000
Purchase of other real estate from subsidiary	(815,000)	—
Investment in subsidiary	(5,116,000)	(9,428,771)
Net cash (used in) investing activities	(5,931,000)	(9,253,771)
Financing activities:
Proceeds from issuance of common stock	—	10,916,032
Proceeds from issuance of preferred stock	5,116,000	—
Preferred stock issuance costs	(48,278)	—
Common stock repurchased	—	—
Cash dividends paid	(217,430)	—
Net cash provided by financing activities	4,850,292	10,916,032
Net increase (decrease) in cash	(625,823)	1,409,524
Cash at beginning of year	1,468,589	59,065
Cash at end of year	$842,766	$1,468,589

NOTE R - FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

In certain cases where there is limited activity or less transparency for inputs to the valuation, securities are classified in Level 3 of the valuation hierarchy. For instance, the Bank has one security in its available-for-sale portfolio that has been assessed as “impaired” since 2004.  Prior to 2008, the Bank had used a pricing method for this security that would be considered Level 2 pricing.  Effective January 1, 2008, the Bank concluded that Level 3 pricing was more appropriate for this security, given the lack of observable inputs to the estimation process.  Due to the illiquidity in the secondary market for this security, this fair value estimate cannot be corroborated by observable market data.  This change in estimate resulted in a reduction in the fair value of this security by $168 thousand as of January 1, 2008.  Because this security remains in the available-for-sale portfolio, this change in estimate was included in other comprehensive income (loss) but had no effect on reported net income (loss).  With the exception of this one security, all of the Bank’s securities were classified in Level 2.

Loans Held for Sale: Loans held for sale are carried at the lower of cost or market value.  The fair value of loans held for sale is determined using quoted market prices for similar assets (Level 2).

SBA Loan Servicing Rights: SBA loan servicing rights are initially recorded at fair value in accordance with FASB guidance regarding accounting for transfers of financial assets.  Subsequent measurements of servicing assets use the amortization method, which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.  Loan servicing rights are evaluated for impairment subsequent to initial recording.  Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, risk grade and loan type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  SBA loan servicing rights do not trade in an active market with readily observable prices. Accordingly, the Bank determines the fair value of loan servicing rights by estimating the present value of the future cash flows associated with the loans being serviced. Key economic assumptions used in measuring the fair value of loan servicing rights include prepayment speeds and discount rates. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining the fair value of loan servicing rights (Level 3).

Collateral-Dependent Impaired Loans:  The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned:  Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell.  In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.  Fair values are generally based on third party appraisals of the property which are commonly adjusted by management to reflect an expectation of the amount to be ultimately collected (Level 3).

NOTE R - FAIR VALUE MEASUREMENT — Continued

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
As of December 31, 2009:

Assets measured at fair value on a recurring basis:
Securities Available for Sale	$—	$40,133,869	$8,543	$40,142,412
Assets measured at fair value on a non-recurring basis:
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$3,802,545	$3,802,545
Non-financial assets measured at fair value on a non-recurring basis:
Other Real Estate Owned	$—	$—	$2,205,882	$2,205,882

As of December 31, 2008:

Assets measured at fair value on a recurring basis:
Securities Available for Sale	$—	$24,813,494	$32,345	$24,845,839
Assets measured at fair value on a non-recurring basis:
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$4,723,314	$4,723,314
Non-financial assets measured at fair value on a non-recurring basis:
Other Real Estate Owned	$—	$—	$983,100	$983,100

SBA loan servicing rights, which are carried at the lower of cost or fair value, have resulted in no write-down or valuation allowance as of December 31, 2009.

Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of $5,332,921, with a specific reserve of $36,934, as of December 31, 2009.  As of December 31, 2008, collateral-dependent impaired loans had a carrying value of $8,484,115, with a specific reserve of $1,342,312.

NOTE R - FAIR VALUE MEASUREMENT — Continued

For those properties held in other real estate owned and carried at fair value, write-downs of $472,019 and $0 were recorded as an adjustment to current earnings through non-interest income in 2009 and 2008.

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Available-For-Sale Securities
	2009	2008
Balance at beginning of year	$32,345	$—
Transfers into Level 3	91,505	226,899
Total Gains (Losses):
Included in Income (Loss)	—	—
Unrealized Gains (Losses) Included in Other Comprehensive Income (Loss)	—	(168,493)
Purchases	—	—
Settlements	—	—
Paydowns and maturities	(115,307)	(26,061)
Ending at end of year	$8,543	$32,345

Total unrealized gains (losses) for the period relating to assets still held at the reporting date	$—	$(168,493)

NOTE S - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash and short-term investments are considered to approximate fair value.  Short-term investments include federal funds sold and interest bearing deposits with banks.  The fair values of investment securities, including available-for-sale, are generally based on quoted matrix pricing.  The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.

NOTE S - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand and short-term borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair value of these financial instruments is not material.

The estimated fair value of financial instruments is summarized as follows:

	December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and due from banks	$8,595,000	$8,595,000	$7,804,000	$7,804,000
Federal funds sold	—	—	9,920,000	9,920,000
Interest-bearing deposits in other banks	425,000	425,000	11,710,000	11,710,000
Investment securities	40,142,000	40,142,000	24,846,000	24,846,000
Loans, net	130,873,000	132,763,000	149,369,000	150,476,000
Federal Home Loan Bank and other stocks	3,003,000	3,003,000	2,757,000	2,757,000
Company owned life insurance	2,886,000	2,886,000	2,789,000	2,789,000
Accrued interest receivable	730,000	730,000	824,000	824,000

Financial Liabilities:
Deposits	163,770,000	164,174,000	144,804,000	145,206,000
Other borrowings	6,000,000	6,259,000	45,700,000	46,484,000
Junior subordinated debt securities	3,093,000	3,090,000	3,093,000	3,211,000
Accrued interest and other liabilities	1,605,000	1,605,000	1,376,000	1,376,000

Mission Community Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

(dollars in thousands)

	June 30, 2010	December 31, 2009	June 30, 2009
Assets
Cash and due from banks	$25,632	$8,595	$11,837
Federal funds sold	—	—	1,145
Total cash and cash equivalents	25,632	8,595	12,982
Interest-bearing deposits in other banks	400	425	575
Investment securities available for sale	48,598	40,142	43,764

Loans held for sale	16,976	904	1,227

Loans, net of unearned income	108,920	135,506	150,216
Less allowance for loan losses	(3,731)	(5,537)	(3,474)
Net loans	105,189	129,969	146,742

Federal Home Loan Bank stock and other stock, at cost	2,814	3,003	2,849
Premises and equipment	3,336	3,255	2,807
Other real estate owned	1,528	2,206	2,300
Company owned life insurance	2,932	2,886	2,837
Accrued interest and other assets	1,377	1,721	3,240
Total Assets	$208,782	$193,106	$219,323

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$22,443	$24,616	$22,129
Money market, NOW and savings	51,343	54,144	40,796
Time certificates of deposit	87,340	85,010	97,760
Total deposits	161,126	163,770	160,685
Other borrowings	4,142	6,000	30,044
Junior subordinated debt securities	3,093	3,093	3,093
Accrued interest and other liabilities	2,607	1,605	1,317
Total liabilities	170,968	174,468	195,139
Shareholders’ Equity:
Preferred stock - Series A (100,000 shares issued and outstanding)	392	392	392
Preferred stock - Series B (20,500 shares issued and outstanding)	192	192	192
Preferred stock - Series C (50,000 shares issued and outstanding)	500	500	500
Preferred stock - Series D (5,116 shares issued and outstanding)	5,068	5,068	5,068
Common stock - 50,000,000 shares authorized;
Issued and outstanding: 6,345,602 at June 30, 2010; and 1,345,602 issued and outstanding at December 31, 2009 and June 30, 2009	42,889	18,042	18,042
Additional paid-in capital	261	242	206
Retained earnings (deficit)	(12,458)	(6,280)	(213)
Accumulated other comprehensive income - unrealized appreciation (depreciation) on available-for-sale securities	970	482	(3)
Total shareholders’ equity	37,814	18,638	24,184
Total Liabilities and Shareholders’ Equity	$208,782	$193,106	$219,323

The accompanying notes are an integral part of these consolidated financial statements.

Mission Community Bancorp and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest Income
Interest and fees on loans	$1,930	$2,288	$3,988	$4,619
Interest on investment securities	304	329	613	588
Other interest income	10	18	17	111
Total interest income	2,244	2,635	4,618	5,318
Interest Expense
Interest on money market, NOW and savings deposits	117	128	236	281
Interest on time certificates of deposit	293	623	631	1,273
Other interest expense	86	346	185	745
Total interest expense	496	1,097	1,052	2,299
Net interest income	1,748	1,538	3,566	3,019
Provision for loan losses	5,250	381	5,450	681
Net interest income after provision for loan losses	(3,502)	1,157	(1,884)	2,338
Non-interest income
Service charges on deposit accounts	92	79	174	161
Gain on sale of loans	181	112	181	174
Loan servicing fees, net of amortization	39	23	73	48
Grants and awards	—	7	—	7
Gain on sale of available-for-sale securities	—	—	58	239
Other income and fees	47	42	86	70
Total non-interest income	359	263	572	699
Non-interest expense
Salaries and employee benefits	921	914	1,844	1,893
Occupancy expenses	315	160	615	332
Furniture and equipment	112	126	236	237
Data processing	176	193	364	379
Professional fees	184	170	318	265
Marketing and business development	26	36	55	70
Office supplies and expenses	61	66	118	136
Insurance and regulatory assessments	192	241	396	298
Loan and lease expenses	52	34	86	66
Loss or writedown of fixed assets or other real estate	344	—	450	—
Provision for unfunded commitments	—	—	—	35
Other expenses	139	192	257	313
Total non-interest expense	2,522	2,132	4,739	4,024
(Loss) before income taxes	(5,665)	(712)	(6,051)	(987)
Income tax expense (benefit)	—	—	—	—
Net (loss)	$(5,665)	$(712)	$(6,051)	$(987)
Net income (loss) applicable to common stock	$(5,460)	$(712)	$(5,873)	$(988)

Per Common Share Data:
Net Income (Loss) - Basic	$(1.67)	$(0.53)	$(2.52)	$(0.73)
Net Income (Loss) - Diluted	$(1.67)	$(0.53)	$(2.52)	$(0.73)

Average common shares outstanding - basic	3,301,646	1,345,602	2,329,027	1,345,602
Average common shares outstanding - diluted	N/A	N/A	N/A	N/A

The accompanying notes are an integral part of these consolidated financial statements.

Mission Community Bancorp and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited - dollars in thousands)

							Accumulated
				Additional	Comprehensive	Retained	Other
	Preferred	Common Stock		Paid-In	Income	Earnings	Comprehensive
	Stock	Shares	Amount	Capital	(Loss)	(Deficit)	Income(Loss)	Total

Balance at January 1, 2009	$1,084	1,345,602	$18,042	$172		$864	$355	$20,517

Issuance of 5,116 shares of Series D preferred stock to U.S. Treasury Department, net of issuance costs of $48	5,068							5,068

Dividends declared and paid on Series D preferred stock						(90)		(90)

Stock-based compensation				34				34

Comprehensive income:
Net (loss)					$(987)	(987)		(987)
Less beginning of year unrealized gain on securities sold during the period, net of taxes of $-0-					(285)		(285)	(285)
Net unrealized gain on remaining available-for-sale securities, net of taxes of $2	—	—	—	—	(73)	—	(73)	(73)
Total comprehensive income (loss)					$(1,345)

Balance at June 30, 2009	$6,152	1,345,602	$18,042	$206		$(213)	$(3)	$24,184

Balance at January 1, 2010	$6,152	1,345,602	$18,042	$242		$(6,280)	$482	$18,638

Issuance of common stock in private placement, net of issuance costs of $153		5,000,000	24,847					24,847

Dividends declared and paid on Series D preferred stock						(127)		(127)

Stock-based compensation				19				19

Comprehensive income (loss):
Net (loss)					$(6,051)	(6,051)		(6,051)
Less beginning of year unrealized gain on securities sold during the period, net of taxes of $-0-					(22)		(22)	(22)
Net unrealized gain on remaining available-for-sale securities, net of taxes of $-0-	—	—	—	—	510	—	510	510
Total comprehensive income (loss)					$(5,563)

Balance at June 30, 2010	$6,152	6,345,602	$42,889	$261		$(12,458)	$970	$37,814

The accompanying notes are an integral part of these consolidated financial statements.

Mission Community Bancorp and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited - dollars in thousands)

	For the Six Months Ended
	June 30, 2010	June 30, 2009
Operating Activities
Net (loss)	$(6,051)	$(987)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation	259	211
Accretion of discount on securities and loans, net	(24)	(67)
Provision for credit losses	5,450	681
Provision for losses on unfunded loan commitments	—	35
Stock-based compensation	19	33
Gain on sale of securities	(58)	(239)
Gain on loan sales	(181)	(174)
Writedown of other real estate owned	450	—
Increase in company-owned life insurance	(47)	(48)
Other, net	304	(619)
Proceeds from loan sales	4,402	3,920
Loans originated for sale	(3,583)	(3,690)
Net cash provided by (used in) operating activities	940	(944)
Investing Activities
Net change in Federal Home Loan Bank and other stock	189	(92)
Net decrease in deposits in other banks	25	11,135
Purchase of available-for-sale securities	(23,160)	(30,007)
Proceeds from maturities, calls and paydowns of available-for-sale securities	10,660	3,258
Proceeds from sales of available-for-sale securities	5,622	7,726
Net decrease (increase) in loans	2,279	(602)
Purchases of premises and equipment	(340)	(419)
Proceeds from sale of other real estate owned	605	—
Net cash provided by (used in) investing activities	(4,120)	(9,001)
Financing Activities
Net (decrease) increase in demand deposits and savings accounts	(4,974)	7,455
Net increase in time deposits	2,330	8,426
Net (decrease) in other borrowings	(1,858)	(15,656)
Proceeds from issuance of common stock in private placement, net	24,847	—
Proceeds from issuance of preferred stock under TARP-CPP, net	—	5,068
Payment of TARP-CPP dividends	(128)	(90)
Net cash provided by financing activities	20,217	5,203
Net increase (decrease) in cash and cash equivalents	17,037	(4,742)
Cash and cash equivalents at beginning of year	8,595	17,724
Cash and cash equivalents at end of period	$25,632	$12,982

Non-cash changes:
Real estate acquired by foreclosure	$377	1,317
Loans reclassified to held for sale	16,689	—
Supplemental disclosures of cash flow information:
Interest paid	639	2,363
Taxes paid	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Mission Community Bancorp and Subsidiary

Notes to Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation and Management Representations

The unaudited consolidated financial statements include accounts of Mission Community Bancorp (“the Company”) and its subsidiaries, Mission Community Bank (“the Bank”) and Mission Asset Management, Inc. (“MAM”), and the Bank’s subsidiary, Mission Community Development Corporation.  All material inter-company balances and transactions have been eliminated.

These financial statements have been prepared in accordance with the Securities and Exchange Commission’s rules and regulations for quarterly reporting and, therefore, do not necessarily include all information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles.  These financial statements should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2009, which was filed on April 15, 2010.

Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.  In the opinion of management, the unaudited financial statements for the three-month and six-month periods ended June 30, 2010 and 2009 reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and results of operations.

Management has determined that because all of the commercial banking products and services offered by the Company are available in each branch of the Bank, all branches are located within the same economic environment and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Bank branches and report them as a single operating segment.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable legal limits. The Bank is participating in the FDIC’s Transaction Account Guarantee Program (“TAGP”). Under the TAGP, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the TAGP is in addition to and separate from the coverage under the FDIC’s general deposit insurance rules.  On July 1, 2010, President Barack Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which, in part, permanently raised the current standard maximum deposit insurance amount to $250,000.

Note 2 — Stock Based Compensation

The Company has a stock option plan, adopted in 1998, which is more fully described in Note I to the consolidated financial statements in the Company’s Annual Report on Form 10-K.  The 1998 Stock Option Plan has been terminated with respect to the granting of future options under the Plan.  In 2008 the Company adopted the Mission Community Bancorp 2008 Stock Incentive Plan, which has been approved by the Company’s shareholders.  The 2008 Plan provides for the grant of various equity awards, including stock options.

The Company accounts for equity-based compensation arrangements, including employee stock options, using the “modified prospective method,” where stock-based compensation expense is recognized using the fair value based method for all new awards granted after January 1, 2006.

During the six-month periods ended June 30, 2010 and 2009, the Bank recognized pre-tax stock-based compensation expense of $19,000 and $33,000, respectively.  As of June 30, 2010, the Company has unvested options outstanding with unrecognized compensation expense totaling $109,000, which is scheduled to be recognized as follows (in thousands):

July 1 through December 31, 2010	$19
2011	38
2012	38
2013	14
Total unrecognized compensation cost	$109

Note 3 — Investment Securities

Investment securities have been classified in the consolidated balance sheets according to management’s intent.  The amortized cost of securities and their approximate fair values as of the balance sheet dates were as follows:

(in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
June 30, 2010:
U.S. Government agencies	$14,169	$149	$—	$14,318
Mortgage-backed securities	27,625	705	(10)	28,320
Municipal securities	2,918	49	(6)	2,961
Corporate debt securities	2,916	83	—	2,999
Asset-backed securities	—	—	—	—
	$47,628	$986	$(16)	$48,598

December 31, 2009:
U.S. Government agencies	$15,442	$40	$(14)	$15,468
Mortgage-backed securities	16,631	244	(40)	16,835
Municipal securities	2,918	61	(6)	2,973
Corporate debt securities	2,841	147	—	2,988
Asset-backed securities	1,828	50	—	1,878
	$39,660	$542	$(60)	$40,142

The scheduled maturities of investment securities at June 30, 2010, were as follows.  Actual maturities may differ from contractual maturities because some investment securities may allow the right to call or prepay the obligation with or without call or prepayment penalties.

(in thousands)

	Available-for-Sale Securities
	Amortized	Fair
	Cost	Value
Within one year	$3,104	$3,187
Due in one year to five years	12,655	12,785
Due in five years to ten years	10,528	10,859
Due in greater than ten years	21,341	21,767
	$47,628	$48,598

Investment securities in a temporary unrealized loss position as of each balance sheet date are shown in the following table, based on the length of time they have been continuously in an unrealized loss position:

(in thousands)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
June 30, 2010:
U.S. Government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	2,179	10	—	—	2,179	10
Municipal securities	878	6	—	—	878	6
Corporate debt securities	—	—	—	—	—	—
Asset-backed securities	—	—	—	—	—	—
	$3,057	$16	$—	$—	$3,057	$16

December 31, 2009:
U.S. Government agencies	$4,421	$14	$—	$—	$4,421	$14
Mortgage-backed securities	5,712	40	—	—	5,712	40
Municipal securities	875	6	—	—	875	6
Corporate debt securities	—	—	—	—	—	—
Asset-backed securities	—	—	—	—	—	—
	$11,008	$60	$—	$—	$11,008	$60

As of June 30, 2010, five securities have been in an unrealized loss position for less than twelve months and none for more than twelve months.  The unrealized losses relate principally to changes in market interest rate conditions.  All of the securities continue to pay as scheduled.  When analyzing the issuer’s financial condition, management considers the length of time and extent to which the market value has been less than cost; the historical and implied volatility of the security; the financial condition of the issuer of the security; and the Bank’s intent and ability to hold the security to recovery.  As of June 30, 2010, management does not have the intent to sell these securities nor does it believe it is more likely than not that it will be required to sell these securities before maturity or the recovery of amortized cost basis.  Based on the Bank’s evaluation of the above and other relevant factors, the Bank does not believe the securities that are in an unrealized loss position as of June 30, 2010 are other than temporarily impaired.

During the first quarters of 2010 and 2009, the Bank sold $5,564,000 and $7,487,000 of investment securities for gross gains of $58,000 and $239,000, respectively.  No securities were sold at a loss in either the first quarter of 2010 or 2009 and no securities were sold in the second quarter of either 2010 or 2009.

As of June 30, 2010, investment securities carried at $11,824,000 and $12,130,000, respectively, were pledged to secure public deposits as required by law, and borrowings from the Federal Home Loan Bank of San Francisco.

Note 4 — Loans

The Bank’s loan portfolio consists primarily of loans to borrowers within the Central Coast area of California.  Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are concentrated in those industries and in that geographic area.

The following table shows the composition of the Bank’s and MAM’s loan portfolios by type of loan:

Loan Portfolio Composition

(Dollars in thousands)

	June 30, 2010		December 31, 2009		June 30, 2009
Type of Loan	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$18,725	14.9%	$19,633	14.4%	$23,811	15.7%
Agricultural	390	0.3%	750	0.5%	—	0.0%
Leases, net of unearned income	1,097	0.9%	1,335	1.0%	1,580	1.0%
Municipal loans	3,589	2.8%	3,476	2.5%	2,744	1.8%
Real estate	90,865	72.2%	96,956	71.1%	104,500	69.0%
Construction	9,659	7.7%	12,512	9.2%	15,396	10.2%
Consumer	1,571	1.2%	1,748	1.3%	3,412	2.3%
Total loans	$125,896	100.0%	$136,410	100.0%	$151,443	100.0%

As of June 30, 2010, and December 31, 2009, loans totaling $78,299,000 and $114,308,000, respectively, were pledged to secure borrowings and potential borrowings from the Federal Home Loan Bank of San Francisco.

Following is a summary of the investment in impaired loans as of the dates indicated, including the related allowance for loan losses and cash-basis income recognized.  Also shown are loans on non-accrual and those that are past due and still accruing interest:

	June 30, 2010	December 31, 2009	June 30, 2009
Impaired loans:
Impaired loans with a related allowance for loan losses	$1,951,166	$672,355	$4,080,327
Impaired loans with no related allowance for loan losses	7,642,263	5,721,257	1,057,846
Total impaired loans	$9,593,429	$6,393,612	$5,138,173
Related allowance for loan losses	$222,992	$66,821	$876,074
Average recorded investment in impaired loans	6,944,970	6,312,843	6,310,526
Interest income recognized for cash payments while impaired	120,901	184,492	148,177
Total loans on non-accrual	9,405,453	5,891,045	3,202,000
Total loans past due 90 days or more and still accruing	—	—	1,336,000

Following is a summary of the changes in the allowance for loan and lease losses for the six-month periods ended June 30:

	June 30, 2010	June 30, 2009
Balance at beginning of year	$5,536,929	$3,942,220
Additions to the allowance charged to expense	5,450,000	680,722
Less loans charged off	(7,287,500)	(1,173,019)
Plus recoveries on loans previously charged off	32,039	23,805
Balance at end of period	$3,731,468	$3,473,728

Note 5 — Common and Preferred Stock

On April 27, 2010, there was an initial closing (the “Initial Closing”) under the Securities Purchase Agreement dated December 22, 2009, as amended (the “Securities Purchase Agreement”), by and between the Company and Carpenter Fund Manager GP, LLC (the “Manager”) on behalf of and as General Partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund—CA, L.P.  (the “Investors”).   At the Initial Closing the Investors purchased an aggregate of 2,000,000 shares of the common stock of the Company paired with warrants to purchase 2,000,000 shares of the common stock of the Company for an aggregate purchase price of $10 million.  The warrants are exercisable for a term of five years from issuance at an exercise price of $5.00 per share and contain customary anti-dilution provisions.

On June 15, 2010, the Investors purchased an aggregate of 3,000,000 additional shares of common stock and warrants to purchase 3,000,000 shares of common stock at a purchase price of $5.00 per unit of one share of common stock and one warrant in the second closing under the Securities Purchase Agreement (the “Second Closing”), for an aggregate purchase price of $15 million.

The Company used a substantial majority of the proceeds from the Second Closing to enable a newly-formed wholly owned subsidiary of the Company, Mission Asset Management, Inc., to purchase from the Bank, certain non-performing loans and other real estate owned assets.

Prior to the Initial Closing, the Manager was the largest shareholder of the Company, beneficially owning 333,334 shares of the common stock of the Company or 24.7% of the issued and outstanding shares.  Following the Second Closing, the Manager is the beneficial owner of 5,333,334 shares of the common stock of the Company (not including warrants) or 84.0% of the issued and outstanding shares.

The Securities Purchase Agreement further provides that the Company will conduct a rights offering to its existing shareholders, pursuant to which each shareholder will be offered the right to purchase additional shares of common stock, paired with a warrant, at a price of $5.00 per unit of common stock and warrant.  The rights offering is currently anticipated in the fourth quarter of 2010.

On January 9, 2009, in exchange for aggregate consideration of $5,116,000, Mission Community Bancorp issued to the United States Department of the Treasury (“the Treasury”) a total of 5,116 shares of a new Series D Fixed Rate Cumulative Perpetual Preferred Stock (the “Series D Preferred”) having a liquidation preference of $1,000 per share.  This transaction is a part of the Capital Purchase Program of the Treasury’s Troubled Asset Relief Program (“TARP”).  The Series D Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year.  The Company may not redeem the Series D Preferred Stock during the first three years except with the proceeds from a “qualified equity offering.” After three years, the Company may, at its option, redeem the Series D Preferred Stock at par value plus accrued and unpaid dividends.  The Series D Preferred Stock is generally non-voting.  Prior to January 9, 2012, unless the Company has redeemed the Series D Preferred Stock or the Treasury Department has transferred the Series D Preferred Stock to a third party, the consent of the Treasury Department will be required for the Company to issue a common stock dividend or repurchase its common stock, or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances.  The $5.1 million in new capital was subsequently invested in Mission Community Bank as Tier 1 capital.

Note 6 —Income taxes

The Company recognized no income tax expense or benefit for the six months ended June 30, 2010, or 2009, due to a limitation on the Company’s ability to recognize deferred tax assets.

Note 7 — Fair Value Measurement

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of June 30, 2010 and December 31, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value:

•                  Level 1—Quoted prices in active markets for identical assets or liabilities

•                  Level 2—Estimates based on significant other observable inputs that market participants would use in pricing the asset or liability

•                  Level 3—Estimates based on significant unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

For some assets or liabilities, the inputs used to measure fair value may fall into more than one level of the fair value hierarchy.  In such cases, the asset or liability is identified based on the lowest level input that is significant to the fair value measurement.  The Bank’s assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the asset or liability.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

(in thousands)

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
June 30, 2010:
Available-for-sale securities	$—	$48,598	$—	$48,598
Loans held for sale	—	—	16,689	16,689
December 31, 2009:
Available-for-sale securities	—	40,133	9	40,142

The fair value of securities available for sale equals quoted market prices, if available.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.  The Bank has one security in its available-for-sale portfolio that has been assessed as “impaired” since 2004.  Due to the illiquidity in the secondary market for this security and lack of observable inputs to the estimation process, the fair value estimate cannot be corroborated by observable market data; therefore, management has concluded that Level 3 pricing was more appropriate for this security.  There were no changes in the valuation techniques used during 2010 or 2009 and there were no transfers into or out of Levels 1 and 2 of the fair value hierarchy during the six months ended June 30, 2010.

Loans held for sale that are carried at fair value on a recurring basis consist of all loans held by the company’s MAM subsidiary.  Those loans are valued by assessing the probability of borrower default using historical payment performance and available cash flows to the borrower, then projecting the amount and timing of cash flows to MAM, including collateral liquidation if repayment weaknesses exist.

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

(in thousands)

					Current
					Period
	Fair Value Measurements Using				Gains
	Level 1	Level 2	Level 3	Total	(Losses)
June 30, 2010:
Financial assets measured at fair value on a non-recurring basis:
Impaired loans, net of specific reserves	$—	$—	$1,728	$1,728	$(193)
Non-financial assets measured at fair value on a non-recurring basis:
Other real estate owned	$—	$—	1,528	$1,528	$(450)

					Full Year
	Fair Value Measurements Using				Gains
	Level 1	Level 2	Level 3	Total	(Losses)
December 31, 2009:
Financial assets measured at fair value on a non-recurring basis:
Impaired loans, net of specific reserves	$—	$—	$4,346	$4,346	$(1,302)
Non-financial assets measured at fair value on a non-recurring basis:
Other real estate owned	$—	$—	2,206	$2,206	$(472)

The following methods were used to estimate the fair value of each class of assets above.  The fair value of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less estimated costs to sell if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.  Impaired loans were remeasured and reported at fair value through specific valuation allocations of the allowance for loan losses and/or partial charge-offs of the impaired loans.

The fair value of other real estate is based on the values obtained through property appraisals, which can include observable and unobservable inputs.  Other real estate fair values are categorized as Level 3 due to ongoing real estate conditions resulting in inactive market data, which in turn, required the use of unobservable inputs and assumptions in fair value measurements.

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the first six months of 2010 and 2009:

(in thousands)

	Level 3 Securities Available for Sale and Loans Held for Sale
	Six Months Ended June 30
	2010	2009
Balance at beginning of year	$9	$32
Securities transfered into Level 3	—	92
Loans held for sale transfered into Level 3	16,689	—
Unrealized gains (losses) included in other comprehensive income (loss)	—	—
Purchases	—	—
Settlements	—	—
Securities valuation reserve	(9)	(104)
Balance at end of period	$16,689	$20

The following methods and assumptions were used to estimate the fair value of significant financial instruments that are not carried at fair value in the consolidated balance sheet:

Financial Assets.  The carrying amounts of cash and short-term investments are considered to approximate fair value.  Short-term investments include federal funds sold and interest bearing deposits with other banks.  For investment securities, fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of values provided by brokers.  The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.  The carrying value of accrued interest receivable approximates fair value and the fair value of Company owned life insurance policies are based on current cash surrender values at each reporting date provided by the insurers.

Financial Liabilities.  The carrying amounts of deposit liabilities payable on demand and short-term borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments.  The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair value of these financial instruments is not material.

The estimated fair value of financial instruments is summarized as follows:

(in thousands)

	June 30, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and due from banks	$25,632	$25,632	$8,595	$8,595
Interest-bearing deposits in other banks	400	400	425	425
Investment securities	48,598	48,598	40,142	40,142
Loans held for sale	16,976	16,976	904	904
Loans, net of allowance for loan and lease losses	105,189	106,652	129,969	131,859
Federal Home Loan Bank and other stocks	2,814	2,814	3,003	2,814
Company owned life insurance	2,932	2,932	2,886	2,932
Accrued interest receivable	876	876	824	876

Financial Liabilities:
Deposits	161,126	161,341	163,770	164,174
Other borrowings	4,142	4,427	6,000	6,259
Junior subordinated debt securities	3,093	2,537	3,093	3,090
Accrued interest and other liabilities	2,607	2,607	1,605	1,605

Note 8 — Recent Accounting Pronouncements

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued ASC Topic 860, “Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140.”  This standard amends the derecognition accounting and disclosure guidance included in previously issued standards.  This standard eliminates the exemption from consolidation for qualifying special-purpose entities (SPEs) and also requires a transferor to evaluate all existing qualifying SPEs to determine whether they must be consolidated in accordance with ASC Topic 810.  This standard also provides more stringent requirements for derecognition of a portion of a financial asset and establishes new conditions for reporting the transfer of a portion of a financial asset as a sale.  This standard is effective as of the beginning of the first annual reporting period that begins after November 5, 2009. Management adopted the provisions of this standard on January 1, 2010.

Terms of the Bank’s SBA loan sales typically provide for limited recourse if the borrower defaults on any of the first three payments after the sale.  The revised guidance does not permit a loan transfer to the buyer to be recognized as a sale until that recourse period has expired, which results in a delay of approximately three months in recognizing gains on most sales of SBA loans beginning January 1, 2010, the date the Company adopted the new guidance.  Therefore, no gains on the sale of SBA loans were recognized in the first three months of 2010.  Gains on the sale of SBA loans sold during the first quarter of 2010 were recognized in the second quarter of 2010 and, subject to the limited recourse mentioned above, gains on SBA loans sold during the second quarter will be recognized in the third quarter.

Transfers and Servicing

In December 2009, the FASB issued Accounting Standards Update (ASU) No. 009-16, Transfers and Servicing (ASC Topic 860): “Accounting for Transfers of Financial Assets,” which updates the derecognition guidance in ASC Topic 860 for previously issued SFAS No. 66.  This update reflects the Board’ response to issues entities have encountered when applying ASC 860, including: (1) requires that all arrangements made in connection with a transfer of financial assets be considered in the derecognition analysis, (2) clarifies when a transferred asset is considered legally isolated from the transferor, (3) modifies the requirements related to a transferee’ ability to freely pledge or exchange transferred financial assets, and (4) provides guidance on when a portion of a financial asset can be derecognized.  This update is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 5, 2009. Management adopted the provisions of this standard on January 1, 2010 without a material impact on the Company’s financial condition or results of operations.

Fair Value Measurements and Disclosures

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures Topic 820: “Improving Disclosures about Fair Value Measurements” (“ASU 10-06”).  ASU 10-06 revises two disclosure requirements concerning fair value measurements and clarifies two others.  It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers.  It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis.  The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements.  The Company’s disclosures about fair value measurements are presented in Note 7—Fair Value Measurement.  These new disclosure requirements were adopted by the Company during the current period, with the exception of the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 5, 2010.  With respect to the portions of this ASU that were adopted during the current period, the adoption of this standard did not have a material impacted on the Company’s financial position, results of operations, cash flows, or disclosures. Management does not believe that the adoption of the remaining portion of this ASU will have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures.

Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses

In July 2010, the FASB issued Accounting Standards Update 2010-20, “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  This standard will require the Company to expand disclosures about the credit quality of the Company’s loans and the related reserves against them.  The extra disclosures will include disaggregated matters related to our past due loans, credit quality indicators, and modifications of loans.  The Company will adopt the standard beginning with the December 1, 2010 financial statements.  This standard will not have an impact on the Company’s financial position or results of operations.

MISSION COMMUNITY BANCORP

SUBSCRIPTION RIGHTS TO PURCHASE

COMMON STOCK AND WARRANTS

Up to 15,184,020 Shares

Up to  15,184,020 Warrants

PROSPECTUS

October 8, 2010

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering, and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.